  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 27, 1997

                                                     REGISTRATION NO. 333-27293
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                               ----------------

                                 PRE-EFFECTIVE

                             AMENDMENT NO. 3
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                        TSI INTERNATIONAL SOFTWARE LTD.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     7372                    06-1132156

     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL             IDENTIFICATION NO.)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                               ----------------

                                45 DANBURY ROAD
                               WILTON, CT 06897
                                 (203)761-8600
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                              CONSTANCE F. GALLEY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        TSI INTERNATIONAL SOFTWARE LTD.
                                45 DANBURY ROAD
                               WILTON, CT 06897
                                 (203)761-8600
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:

         MARK C. STEVENS, ESQ.              LAWRENCE S. WITTENBERG, ESQ.
        JEFFREY R. VETTER, ESQ.                HEATHER M. STONE, ESQ.
          G. CHIN CHAO, ESQ.               TESTA, HURWITZ & THIBEAULT, LLP
          FENWICK & WEST LLP                      HIGH STREET TOWER
         TWO PALO ALTO SQUARE                      125 HIGH STREET
          PALO ALTO, CA 94306                     BOSTON, MA 02110
            (415) 494-0600                         (617) 248-7000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JUNE 27, 1997

                                4,000,000 SHARES

                               [LOGO OF TSI SOFT]

                                  COMMON STOCK

  Of the 4,000,000 shares of Common Stock offered hereby, 3,000,000 shares are being sold by TSI International Software Ltd. (the "Company") and 1,000,000 shares are being sold by the Selling Stockholders. See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $7.00 and $9.00 per share. See "Underwriting" for information relating to the method of determining the initial public offering price.

                                  -----------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                                  -----------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
        HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
           UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                          UNDERWRITING              PROCEEDS TO
                                PRICE TO  DISCOUNTS AND PROCEEDS TO   SELLING
                                 PUBLIC    COMMISSIONS  COMPANY(1)  STOCKHOLDERS
--------------------------------------------------------------------------------
Per Share.....................  $           $            $            $
--------------------------------------------------------------------------------
Total(2)......................  $           $            $            $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Before deducting expenses payable by the Company, estimated at $700,000.

(2) Certain of the Selling Stockholders have granted to the Underwriters a 30-day option to purchase an aggregate of up to an additional 600,000 shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Selling
    Stockholders will be $   , $   and $   , respectively.

                                  -----------

  The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the delivery of such shares will be made through the offices of Robertson, Stephens & Company LLC ("Robertson,
Stephens & Company"), San Francisco, California, on or about   , 1997.

ROBERTSON, STEPHENS & COMPANY

                         SOUNDVIEW FINANCIAL GROUP, INC.

                                                     WESSELS, ARNOLD & HENDERSON

                  The date of this Prospectus is      , 1997.

The inside front cover contains a picture with a title "Integrating Islands of Automation" at the bottom of the graphic. The graphic contains a compass in the upper right hand corner of the picture. The picture has the Company's Mercator product logo labeled as "Mercator" with dotted lines emanating in a spoke like pattern to pictures of islands, each with a graphic of a piece of computer hardware. These islands are labeled (clockwise from the upper left corner to the lower left corner) "Customers, Suppliers, Other Partners," "EDI," "Web Applications," "Legacy Systems," "SAP R/3," "Best of Breed Applications," and "Data Warehouses."



  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, BY ANY SELLING STOCKHOLDER OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO, OR THE SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

  UNTIL       , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
   Summary................................................................    4
   Risk Factors...........................................................    6
   Use of Proceeds........................................................   17
   Dividend Policy........................................................   17
   Capitalization.........................................................   18
   Dilution...............................................................   19
   Selected Financial Data................................................   20
   Management's Discussion and Analysis of Financial Condition and Results
    of Operations.........................................................   21
   Business...............................................................   31
   Management.............................................................   42
   Certain Transactions...................................................   50
   Principal and Selling Stockholders.....................................   51
   Description of Capital Stock...........................................   53
   Shares Eligible for Future Sale........................................   55
   Underwriting...........................................................   57
   Legal Matters..........................................................   58
   Experts................................................................   58
   Additional Information.................................................   59
   Index to Financial Statements..........................................  F-1

                               ----------------

  The Company was incorporated in Connecticut in 1985 and reincorporated in Delaware in September 1993. The Company's principal executive offices are located at 45 Danbury Road, Wilton, CT 06897 and its telephone number is (203) 761-8600. The Company has additional offices in Boca Raton, Florida, Bannockburn, Illinois and Cobham, England.

  The Company intends to furnish its stockholders with annual reports containing financial statements certified by an independent public accounting firm and, upon request, quarterly reports containing unaudited financial statements for the first three quarters of each year.

  TSI, the TSI logo, Mercator, Trading Partner, OnCall and KEY/MASTER are registered trademarks, and Mercator for R/3, Trading Partner EC, Trading Partner PC, Trading Partner PC/32 and OnCall*EDI are trademarks, of the Company. This Prospectus also contains trademarks and trade names of other companies.

                                    SUMMARY

  This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. The following summary is qualified in its entirety by the more detailed information, including "Risk Factors," and the Financial Statements and Notes thereto, appearing elsewhere in this Prospectus.

                                  THE COMPANY

  TSI International Software Ltd. ("TSI International" or the "Company") is a leading provider of software and related services that enable organizations to integrate their business applications both internally and with external business partners. The Company's flagship product, Mercator, is a data transformation engine which permits enterprises to exchange information between internal systems, to implement and integrate advanced client/server applications such as SAP's R/3 enterprise resource planning ("ERP") system and to integrate electronic data interchange ("EDI") data and Web-based applications with their core business systems. In addition to Mercator, the Company's Trading Partner products permit businesses to exchange information with business partners and to integrate EDI data with back office applications.

  The evolution of enterprise computing has resulted in a proliferation of business software applications across disparate and heterogeneous computing systems. To improve effectiveness, efficiency and competitive positioning, organizations are increasingly seeking to integrate and coordinate these applications, both within the enterprise and with a growing number of external business partners. The traditional approach to application integration -- in-house custom development of interfaces -- is limited in its effectiveness and is expensive, with integration costs for purchased business applications often exceeding the cost of the applications themselves. The requirement for integration, and the need for software tools which automate the integration process, is increased with each new client/server, electronic commerce or Web-based application added to the enterprise.

  The Company's products provide comprehensive off-the-shelf integration solutions that can be quickly implemented and easily maintained and that provide support for a broad range of applications, platforms, and data types. Mercator was the first product to be certified by SAP for use with its Application Link Enabling ("ALE") architecture, an inter-application messaging technology developed by SAP as a standard for interfacing with R/3. Mercator addresses the need of SAP customers to integrate R/3 with legacy and third-party applications in less time and at lower cost than developing in-house custom interfaces. Similarly, for external applications, the Company's Mercator and Trading Partner tools permit customers to integrate business processes across their supply and demand chains by leveraging the Internet and other transport mechanisms for EDI.

  The Company's strategy is to be the market leader in providing solutions that integrate business applications within the enterprise and between business partners. Specifically, the Company seeks to extend its technology leadership in application integration, particularly with respect to its Mercator product line, and intends to target the market for enterprise application integration with tools and solutions for the SAP R/3 and other enterprise applications markets. In addition to these market and product strategies, the Company intends to expand its existing channels of distribution, leverage its customer base by marketing additional products and services to existing customers, and to expand its professional services capability to augment its software offerings.

  The Company markets its products and services through its direct sales force and a network of value added resellers ("VARs"), independent software vendors ("ISVs"), systems integrators ("SIs") and distributors. The Company has directly licensed its products to over 6,000 customers worldwide, representing a broad range of industries. The Company's customers include Allegiance Corporation, American Express Travel Related Services, Inc., CIGNA Corporation, Citibank, N.A., Federal Express Corporation, Hewlett-Packard Company, Hoechst AG, International Business Machines Corporation, Lucent Technologies, Inc., NYNEX Corporation and Prudential Insurance Company of America.

                                  THE OFFERING

Common Stock offered by the Company...... 3,000,000 shares
Common Stock offered by the Selling
 Stockholders............................ 1,000,000 shares
Common Stock to be outstanding after the
 Offering................................ 9,045,942 shares(1)
Use of Proceeds.......................... Repayment of indebtedness and general corporate purposes, including working
                                          capital. See "Use of Proceeds."
Proposed Nasdaq National Market symbol... TSFW

                         SUMMARY FINANCIAL INFORMATION
                     (In thousands, except per share data)

                                                                         THREE MONTHS
                                   YEARS ENDED DECEMBER 31,             ENDED MARCH 31,
                          --------------------------------------------- ---------------
                             1992      1993     1994     1995    1996    1996    1997
                          ----------- -------  -------  ------- ------- ------- -------
                          (unaudited)                                     (unaudited)
STATEMENT OF OPERATIONS
 DATA:
Total revenues..........    $11,358   $12,843  $13,934  $16,061 $19,004 $ 4,089 $ 5,508
Operating income (loss).     (4,794)   (1,002)      95      907   1,414     162     352
Net income (loss).......     (4,864)   (1,228)    (113)     823   1,228     121     313
Net income (loss) per
 share(2)...............                                $  0.15 $  0.20 $  0.02 $  0.05
Weighted average number
 of common and common
 equivalent shares
 outstanding(2).........                                  5,654   5,984   5,695   6,426
SUPPLEMENTARY STATEMENT
 OF OPERATIONS DATA(3):
Supplementary net
 income.................                                        $ 1,452         $   360
Supplementary net income
 per share..............                                            .23             .05
Supplementary shares
 used to compute
 supplementary net
 income per share.......                                          6,308           6,750

                                                        MARCH 31, 1997
                                                --------------------------------
                                                           PRO     PRO FORMA AS
                                                ACTUAL   FORMA(4) ADJUSTED(4)(5)
                                                -------  -------- --------------
                                                          (unaudited)
BALANCE SHEET DATA:
Cash........................................... $    79   $   79     $19,109
Working capital................................    (158)    (158)     18,872
Total assets...................................   8,721    8,721      27,751
Total stockholders' equity (deficiency)........  (2,032)  (1,032)     20,588

--------
(1) Based on shares outstanding as of May 31, 1997. Excludes (i) an aggregate of 1,293,757 shares of Common Stock issuable upon the exercise of options outstanding as of May 31, 1997 under the Company's 1993 Stock Option Plan (the "1993 Plan") and the Company's 1997 Directors Stock Option Plan (the "Directors Plan") at a weighted average exercise price of $1.44 per share,
    (ii) 711,771 shares of Common Stock issuable upon exercise of outstanding warrants that will remain outstanding upon the completion of this offering ("Warrants") at an exercise price of $2.00 per share and (iii) an aggregate of 2,281,764 additional shares of Common Stock reserved for issuance under the Company's 1997 Equity Incentive Plan, the Directors Plan and 1997 Employee Stock Purchase Plan.
(2) For an explanation of the determination of the number of shares used in computing per share amounts, see Note 1 of Notes to Financial Statements.
(3) Supplementary net income per share includes the number of shares used in computing net income per share as well as the estimated number of shares that would be needed (based on assumed initial public offering price of $8.00 per share) to repay certain indebtedness to be repaid with the net proceeds from the sale of the shares of the Common Stock offered by the Company hereby. Supplementary net income also includes interest applicable to such borrowings. See "Use of Proceeds" and Note 1 of Notes to Financial Statements.
(4) Gives effect to the sale of 50,000 shares of Preferred Stock on May 15, 1997 and the application of the net proceeds therefrom, as if such transaction had occurred as of March 31, 1997.
(5) Adjusted to reflect the sale of the 3,000,000 shares offered by the Company hereby at an assumed initial public offering price per share of $8.00 and the application of the net proceeds therefrom, after deducting the estimated underwriting discounts and commissions and estimated offering expenses. See "Capitalization" and "Use of Proceeds."

  Unless otherwise indicated, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. See "Underwriting." Except as otherwise noted herein, all information in this Prospectus has been adjusted to give effect to the Company's reincorporation in Delaware in September 1993, and reflects (i) a 3-for-1 stock split to be effected immediately prior to the consummation of this offering, (ii) the conversion, upon completion of this offering, of all outstanding shares of Preferred Stock of the Company into an aggregate of 2,759,715 shares of Common Stock and (iii) the exercise of certain outstanding warrants on a net exercise basis into an aggregate of 286,227 shares of Common Stock upon completion of this offering.

                                 RISK FACTORS

  This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered by this Prospectus.

UNCERTAIN PROFITABILITY; ACCUMULATED DEFICIT

  Although the Company has been profitable since 1995, the Company incurred significant operating losses through 1993 and, at March 31, 1997, the Company's accumulated deficit was approximately $9.7 million. There can be no assurance that the Company's profitability will continue. The Company introduced its Mercator product line in December 1993 and released the latest version of this product in May 1996. The relatively recent introduction of the Mercator product line and the relative immaturity of its market, together with the factors described under "-- Potential Fluctuations in Quarterly Results; Seasonality," make the prediction of future operating results impossible. The Company's past financial performance should not be considered indicative of future results. Although the Company has experienced growth in revenues and net income in recent periods, there can be no assurance that revenues or net income will continue to increase or not decrease. Future operating results will depend on many factors, including the growth of the market for business application integration software and related services, demand for and market acceptance of the Company's products and related services, particularly its Mercator products and related services, demand for and market acceptance of the SAP R/3 system, the level of competition, the Company's success in expanding its direct sales force, indirect distribution channels and its professional services business, the ability of the Company to further develop and market its products, product enhancements and new products, general economic conditions and other factors. See "-- Potential Fluctuations in Operating Results; Seasonality" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

POTENTIAL FLUCTUATIONS IN OPERATING RESULTS; SEASONALITY

  The Company's quarterly and annual operating results have varied significantly in the past and are expected to do so in the future. Accordingly, the Company believes that period to period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. The Company's revenues and results of operations are difficult to forecast and could be adversely affected by many factors, including, among others: the size, timing and terms of individual license transactions; the sales cycle for the Company's products; demand for and market acceptance of the Company's products and related services (particularly its Mercator products); the number of businesses implementing the SAP R/3 system as well as the number of such businesses requiring third party business application integration software and related services; the Company's ability to expand, and market acceptance of, its professional services business; the timing of expenditures by the Company in anticipation of product releases or increased revenue; the timing of product enhancements and product introductions by the Company and its competitors; market acceptance of enhanced versions of the Company's existing products and of new products; changes in pricing policies of the Company and its competitors; variations in the mix of products and services sold by the Company; the mix of channels through which products and services are sold; the success of the Company in penetrating international markets; the buying patterns and budgeting cycles of customers; personnel changes, the Company's ability to attract and retain qualified sales, professional services and research and development personnel and the rate at which such personnel become productive; and general economic conditions. In particular, the ability of the Company to achieve growth in the future will depend on its success in adding a substantial number of sales, professional services and research and development personnel. Competition for such personnel is intense and there can be no assurance the Company will be able to attract and retain these personnel.

  Licensing of the Company's software products historically has accounted for a substantial portion of the Company's revenues, and the Company anticipates that this trend will continue for the foreseeable future. Software license revenues are difficult to forecast for a number of reasons. The Company typically does not have a material backlog of unfilled orders, and revenues in any quarter are substantially dependent on orders booked and shipped in that quarter. The length of the sales cycles for the Company's products can vary significantly from customer to customer and from product to product and, in certain instances, can be as long as nine months or more. Furthermore, the terms and conditions of individual license transactions, including prices and discounts, may be negotiated based on volumes and commitments, and may vary considerably from customer to customer. In addition, the Company has generally recognized a substantial portion of its quarterly software licensing revenues in the last month of each quarter. Accordingly, the cancellation or deferral of even a small number of purchases of the Company's products has in the past and could in the future have a material adverse effect on the Company's business, operating results and financial condition.

  The Company's future revenues will also be difficult to predict and the Company has, in the past, failed to achieve its revenue expectations for certain periods. The Company's expense levels are based, in part, on its expectation of future revenues, and expense levels are, to a large extent, fixed in the short term. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. If revenue levels are below expectations for any reason, operating results are likely to be materially and adversely affected. Net income may be disproportionately affected by a reduction in revenue because a large portion of the Company's expenses is related to headcount that cannot be easily reduced without adversely affecting the Company's business. In addition, the Company currently intends to increase its operating expenses by expanding its research and product development staff, particularly research and development personnel to be devoted to the Company's Mercator product line, increasing its professional services and sales and marketing operations, expanding distribution channels and hiring personnel in other operating areas. The Company expects to experience a significant time lag between the date professional services, sales and technical personnel are hired and the date such personnel become fully productive. The timing of such expansion and the rate at which new technical, professional services and sales personnel become productive as well as the timing of the introduction and success of new distribution channels could cause material fluctuations in quarterly results of operations. Furthermore, to the extent such increased operating expenses precede or are not subsequently followed by increased revenues, the Company's business, operating results and financial condition could be materially and adversely affected.

  Due to the foregoing factors, it is likely that in some future quarter the Company's revenue or operating results will not meet the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially and adversely affected.

  While the Company has not historically experienced any significant seasonal fluctuations in its revenues or results of operations, it is not uncommon for software companies to experience strong fourth quarters followed by weaker first quarters, in some cases with sequential declines in revenues or operating profit. The Company believes that many software companies exhibit this pattern in their sales cycles primarily due to customers' buying patterns and budget cycles. There can be no assurance that the Company will not display this pattern in future years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON MERCATOR PRODUCT LINE

  The Company introduced its Mercator products in 1993. In recent years, a significant portion of the Company's revenue has been attributable to licenses of its Mercator products and related services, and the Company expects that revenue attributable to its Mercator products and related services will represent an increasing portion of the Company's total revenue for the foreseeable future. The development and marketing of its Mercator product line has required the Company to, among other things, focus its attention and resources away from some of its traditional products, market its products to a different customer base and shift a large portion of its development efforts to the Mercator product line. Accordingly, the Company's future operating results are highly dependent on the market acceptance and growth of its Mercator product line and enhancements thereto. There can be no assurance that market acceptance of the Mercator product line will increase or remain at current levels or that the Company will be able to successfully market the Mercator product line and develop extensions and enhancements to this product line on a long-term basis. In the event the Company's current or future competitors release new products that provide, or are perceived as providing, more advanced features, greater functionality, better performance, better compatibility with other systems or lower prices than the Mercator product line, demand for the Company's products and services would likely decline. See "-- Risks Associated with Technological Change, Product Enhancements and New Product Development" and "-- Competition." A decline in demand for, or market acceptance of, the Mercator product line as a result of competition, technological change or other factors would have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Products and Services."

DEPENDENCE ON SAP R/3 SYSTEM IMPLEMENTATIONS

  A substantial portion of the Company's sales of its Mercator products and related services has been attributable to sales of Mercator for R/3 and related services. The Company believes that its future revenue growth, if any, will also depend in part upon continued sales of Mercator for R/3 and related services. The Company has devoted and must continue to devote substantial resources to identifying potential customers in the R/3 market, building relationships with strategic partners and attracting and retaining skilled technical, sales and professional services personnel with expertise in R/3 systems. Personnel with expertise in the R/3 system are in high demand and as such are typically difficult to hire and retain. Regardless of the investments the Company makes in pursuing this new market, there can be no assurance that the Company will be successful in implementing a sales and marketing strategy appropriate for this market or in attracting and retaining the necessary skilled personnel.

  Demand for and market acceptance of Mercator for R/3 and related services will be dependent on the continued market acceptance of the SAP R/3 system. As a result, any factor adversely affecting demand for or use of SAP's R/3 system could have a material adverse effect on the Company's business, operating results and financial condition. Implementation of the SAP R/3 system is a costly and time-consuming process and there can be no assurance that businesses will choose to purchase such systems. Furthermore, there can be no assurance that businesses which may implement such systems will wish to commit the additional resources required to implement Mercator for R/3. In addition, SAP could in the future introduce business application integration solutions competitive with Mercator for R/3 and related services. Moreover, any changes in or new versions of SAP's R/3 system could materially and adversely affect the Company's business, operating results and financial condition if the Company were not able to successfully develop or implement any related changes to Mercator for R/3 in a timely fashion. The Company will also be required to maintain ALE certification for Mercator for R/3. In order to maintain such certification, the Company's product must adhere to SAP's technical specifications which are updated by SAP from time to time, and the Company has no control over whether and when such specifications will be changed. Any material change by SAP in such specifications could require the Company to devote significant development resources to updating this product to comply with such specifications. In such event, there can be no assurance that the Company would be able to successfully modify Mercator for R/3 on a timely basis, if at all, and any failure to do so could materially and adversely affect the Company's business, operating results and financial condition.

RISKS ASSOCIATED WITH TECHNOLOGICAL CHANGE, PRODUCT ENHANCEMENTS AND NEW PRODUCT DEVELOPMENT

  The market for the Company's products and services is characterized by extremely rapid technological change, frequent new product introductions and enhancements, evolving industry standards, and rapidly changing customer requirements. The introduction of products incorporating new technologies and the emergence of new industry standards could render existing products obsolete and unmarketable. Accordingly, the life cycles of the Company's products are difficult to estimate. The Company's future success will depend in part upon its ability to anticipate changes and enhance its current products and develop and introduce new products that keep pace with technological advancements and address the increasingly sophisticated needs of its customers. The Company's products may be rendered obsolete if the Company fails to anticipate or react to change. Development of enhancements to existing products and new products depends, in part, on the timing of releases of new versions of applications systems by vendors, the introduction of new applications, systems or computing platforms, the timing of changes in platforms, the release of new standards or changes to existing standards, and changing customer requirements, among other factors. There can be no assurance that the Company will be successful in developing and marketing product enhancements or new products that respond to technological change, evolving industry standards and changing customer requirements, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products or product enhancements, or that its product enhancements or new products will adequately meet the requirements of the marketplace and achieve any significant degree of market acceptance. The Company has in the past experienced delays in the introduction of product enhancements and new products and may experience such delays in the future. Furthermore, as the number of applications, systems and platforms supported by the Company's products increases, the Company could experience difficulties in developing on a timely basis product enhancements which address the increased number of new versions of applications, systems or platforms served by its existing products. Failure of the Company, for technological or other reasons, to develop and introduce product enhancements or new products in a timely and cost-effective manner or to anticipate and respond adequately to changing market conditions, as well as any significant delay in product development or introduction, could cause customers to delay or decide against purchases of the Company's products, which could have a material adverse effect on the Company's business, operating results and financial condition.

  The Company may, in the future, seek to develop and market enhancements to existing products or new products which are targeted for applications, systems or platforms which the Company believes will achieve commercial acceptance. These efforts could require the Company to devote significant development and sales and marketing personnel as well as other resources to such efforts which would otherwise be available for other purposes. There can be no assurance that the Company will be able to successfully identify such applications, systems or platforms, or that such applications, systems or platforms will achieve commercial acceptance or that the Company will realize a sufficient return on its investment. Failure of these targeted applications, systems or platforms to achieve commercial acceptance or the failure of the Company to achieve a sufficient return on its investment could have a material adverse effect on the Company's business, operating results and financial condition.

  In addition, the introduction or announcement by the Company, or by one or more of its current or future competitors, of products embodying new technologies or features could render the Company's existing products obsolete or unmarketable. There can be no assurance that the introduction or announcement of enhanced or new product offerings by the Company or its current or future competitors will not cause customers to defer or cancel purchases of existing Company products. Such deferment or cancellation of purchases could have a material adverse effect on the Company's business, operating results and financial condition.

DEPENDENCE UPON DEVELOPMENT OF DISTRIBUTION CHANNELS

  An integral part of the Company's strategy is to expand both its direct sales force and its indirect sales channels such as VARs, ISVs, SIs and distributors. Although VARs, ISVs, SIs and distributors have not accounted for a substantial percentage of the Company's total revenues historically, the Company is increasing resources dedicated to developing and expanding its indirect distribution channels. There can be no assurance that the Company will be successful in expanding the number of indirect distribution channels for its products.

Furthermore, any new VARs, ISVs, SIs or distributors may offer competing products, or have no minimum purchase requirements of the Company's products. There can also be no assurance that such third parties will provide adequate levels of services and technical support. The inability of the Company to enter into additional indirect distribution arrangements, the failure of such third parties to perform under agreements with the Company and to penetrate their markets, or the inability of the Company to retain and manage VARs, ISVs, SIs and distributors with the technical and industry expertise required to market the Company's products successfully could have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the Company's planned efforts to expand its use of VARs, ISVs, SIs and distributors will be successful. To the extent that the Company is successful in increasing its sales through indirect sales channels, it expects that those sales will be at lower per unit prices than sales through direct channels, and revenue to the Company for each such sale will be less than if the Company had licensed the same product to the customer directly.

  Selling through indirect channels may limit the Company's contacts with its customers. As a result, the Company's ability to accurately forecast sales, evaluate customer satisfaction and recognize emerging customer requirements may be hindered. The Company's strategy of marketing its products directly to end-users and indirectly through VARs, ISVs, SIs and distributors may result in distribution channel conflicts. The Company's direct sales efforts may compete with those of its indirect channels and, to the extent different resellers target the same customers, resellers may also come into conflict with each other. Although the Company has attempted to manage its distribution channels to avoid potential conflicts, there can be no assurance that channel conflicts will not materially and adversely affect its relationships with existing VARs, ISVs, SIs or distributors or adversely affect its ability to attract new VARs, ISVs, SIs and distributors.

  The Company also plans to expand its direct sales force. The Company's future success will depend in part upon the ability of the Company to attract, integrate, train, motivate and retain new sales personnel. There can be no assurance that the Company's efforts to expand its direct sales force will be successful or that the cost of such efforts will not exceed the revenue generated. In addition, the Company expects to experience a significant time lag between the date sales personnel are hired and the date such personnel become fully productive. The Company's inability to manage its sales force expansion effectively could have a material adverse effect on the Company's business, operating results and financial condition.

DEPENDENCE ON KEY PERSONNEL; NEED TO ATTRACT AND RETAIN SALES, PROFESSIONAL SERVICES AND TECHNICAL PERSONNEL

  The Company's future success depends in large part on the continued service of its key technical, professional services and sales personnel, as well as senior management. The loss of the services of any of one or more of the Company's key employees could have a material adverse effect on the Company's business, operating results and financial condition. All employees are employed at-will and the Company has no fixed-term employment agreements with its employees. The Company's future success also depends on its ability to attract, train and retain highly qualified sales, technical, professional services and managerial personnel, particularly sales, professional services and technical personnel with expertise in the SAP R/3 system. An increase in the Company's sales staff is required to expand both the Company's direct and indirect sales activities and to achieve revenue growth. Competition for such personnel is intense, particularly for personnel with expertise in the SAP R/3 system, and there can be no assurance that the Company can attract, assimilate or retain such personnel. The Company has at times experienced and continues to experience difficulty in recruiting qualified technical and sales personnel, and anticipates such difficulties in the future. The Company has in the past experienced and in the future expects to continue to experience a significant time lag between the date technical, professional services and sales personnel are hired and the date such personnel become fully productive. If the Company is unable to hire and train on a timely basis and subsequently retain such personnel in the future, the Company's business, operating results and financial condition could be materially and adversely affected.

MANAGEMENT OF GROWTH

  The Company's business has grown in recent periods, with total revenues increasing from $13.9 million in 1994 to $16.1 million in 1995 and $19.0 million in 1996 and increasing from $4.1 million for the first quarter of 1996 to $5.5 million for the comparable period of 1997. The growth of the Company's business has placed, and is expected to continue to place, a strain on the Company's administrative, financial, sales and operational resources and increased demands on its systems and controls. In particular, the Company noted an increase in days sales outstanding from December 31, 1996 to March 31, 1997 from approximately 70 days to approximately 86 days, and an increase in total accounts receivable from $4.4 million to $5.3 million. The Company believes this increase resulted from difficulties in implementing a new financial accounting system which have since been resolved, and from a lack of sufficient collections resources in light of the Company's increased sales levels.

  To deal with these concerns, the Company has implemented or is in the process of implementing and will be required to implement in the future a variety of new and upgraded operational and financial systems, procedures and controls and to hire additional administrative personnel. There can be no assurance that the Company will be able to complete the implementation of these systems, procedures and controls or hire such personnel in a timely manner. The failure of the Company or its management to respond to, and manage, its growth and changing business conditions, or to adapt its operational, management and financial control systems to accommodate its growth could have a material adverse effect on the Company's business, operating results and financial condition. To promote growth in the Company's sales and operations, the Company will also have to expand its sales and marketing organizations, expand and develop its distribution channels, fund increasing levels of product development and increase the size of its training, professional services and customer support organization to accommodate expanded operations, and there can be no assurance that the Company will be successful in these endeavors. See "Business -- Employees" and "Management."

DEPENDENCE ON THE INTERNET AND INTRANETS

  The Company believes that demand for business application integration solutions such as those offered by the Company will depend in part upon the adoption by businesses and end-users of the Internet and intranets as a platform for electronic commerce and communications both within and outside the enterprise. The Internet and intranets are new and evolving, and there can be no assurance of their widespread adoption, particularly for electronic commerce and communications among businesses. Critical issues concerning the Internet and intranets, including security, reliability, cost, ease of use and access and quality of service, remain unresolved at this time, inhibiting adoption by many enterprises and end-users. If the Internet and intranets are not widely used by businesses and end-users, particularly for electronic commerce, this could have an adverse effect on the Company's business, operating results and financial condition.

COMPETITION

  The market for the Company's products and services is extremely competitive and subject to rapid change. Because there are relatively low barriers to entry in the software market, the Company expects additional competition from other established and emerging companies. The Company believes that the competitive factors affecting the market for the Company's products and services include product functionality and features; quality of professional services offerings; product quality, performance and price; ease of product implementation; quality of customer support services; customer training and documentation; and vendor and product reputation. The relative importance of each of these factors depends upon the specific customer environment. Although the Company believes that its products and services currently compete favorably with respect to such factors, there can be no assurance that the Company can maintain its competitive position against current and potential competitors.

  In the business application integration market, the Company's Mercator products and related services compete primarily against solutions developed internally by individual businesses to meet their specific business application integration needs. As a result, the Company must educate prospective customers as to the advantages of the Company's products and services as opposed to internally developed solutions and there can be no assurance that the Company will be able to adequately educate potential customers to the benefits provided by the Company's products and services. In the EDI market, the Company's Trading Partner products compete with products offered by companies offering proprietary Value-Added Network ("VAN") services as part of their EDI solution and the Company's PC-based Trading Partner products also compete with PC-based products offered by a number of other EDI software vendors.

  Many of the Company's current and potential competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition and larger customer bases than the Company. The Company's present or future competitors may be able to develop products comparable or superior to those offered by the Company, adapt more quickly than the Company to new technologies, evolving industry trends or customer requirements, or devote greater resources to the development, promotion and sale of their products than the Company. Accordingly, there can be no assurance that the Company will be able to compete effectively in its markets, that competition will not intensify or that future competition will not have a material adverse effect on the Company's business, operating results and financial condition.

  The Company expects that it will face increasing pricing pressures from its current competitors and new market entrants. The Company's competitors may engage in pricing practices that reduce the average selling prices of the Company's products and related services. To offset declining average selling prices, the Company believes that it must successfully introduce and sell enhancements to existing products and new products on a timely basis and develop enhancements to existing products and new products that incorporate features that can be sold at higher average selling prices. To the extent that enhancements to existing products and new products are not developed in a timely manner, do not achieve customer acceptance or do not generate higher average selling prices, the Company's gross margins may decline, and such decline could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Competition."

DEPENDENCE ON PROPRIETARY TECHNOLOGY

  The Company's success is dependent upon its proprietary software technology. The Company does not currently have any patents and relies principally on trade secret, copyright and trademark laws, nondisclosure and other contractual agreements and technical measures to protect its technology. The Company also believes that factors such as the technological and creative skills of its personnel, product enhancements and new product developments are essential to establishing and maintaining a technology leadership position. The Company enters into confidentiality and/or license agreements with its employees, distributors and customers, and limits access to and distribution of its software, documentation and other proprietary information. There can be no assurance that the steps taken by the Company will prevent misappropriation of its technology, and such protections do not preclude competitors from developing products with functionality or features similar to the Company's products. Furthermore, there can be no assurance that third parties will not independently develop competing technologies that are substantially equivalent or superior to the Company's technologies. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. Any failure by or inability of the Company to protect its proprietary technology could have a material adverse effect on the Company's business, operating results and financial condition.

  Although the Company does not believe its products infringe the proprietary rights of any third parties, there can be no assurance that infringement claims will not be asserted against the Company or its customers in the future. Furthermore, the Company may initiate claims or litigation against third parties for infringement of the Company's proprietary rights or to establish the validity of the Company's proprietary rights. Litigation, either as plaintiff or defendant, would cause the Company to incur substantial costs and divert management resources from productive tasks whether or not such litigation is resolved in the Company's favor, which could have a material adverse effect on the Company's business, operating results and financial condition. Parties making claims against the Company could secure substantial damages, as well as injunctive or other equitable relief which could effectively block the Company's ability to license its products in the United States or abroad. Such a judgment could have a material adverse effect on the Company's business, operating results and financial condition. If it appears necessary or desirable, the Company may seek licenses to intellectual property that it is allegedly infringing. There can be no assurance, however, that licenses could be obtained on commercially reasonable terms, if at all, or that the terms of any offered licensed will be acceptable to the Company. The failure to obtain the necessary licenses or other rights could have a material adverse effect on the Company's business, operating results and financial condition. As the number of software products in the industry increases and the functionality of these products further overlaps, the Company believes that software developers may become increasingly subject to infringement claims. Any such claims, with or without merit, can be time consuming and expensive to defend and could adversely affect the Company's business, operating results and financial condition. There are currently no pending claims that the Company's products, trademarks or other proprietary rights infringe upon the proprietary rights of third parties. See "Business -- Proprietary Technology."

RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION

  Although international revenues currently account for only approximately 10% of the Company's total revenues, the Company intends to expand its sales and marketing resources outside of the United States, which will require significant management attention and financial resources. The Company also expects to commit additional time and development resources to customizing its products for selected international markets and to developing international sales and support channels. None of the Company's products is currently a "double byte" product, which is required to localize these products in certain non-English character set markets such as Asia. The Company believes that it will be required to develop double byte versions of its products and engage in other localization activities. There can be no assurance that such efforts will be successful.

  International operations involve a number of additional risks, including the impact of possible recessionary environments in economies outside the United States, longer receivables collection periods and greater difficulty in accounts receivable collection, unexpected changes in regulatory requirements, dependence on independent resellers, reduced protection for intellectual property rights in some countries, tariffs and other trade barriers, foreign currency exchange rate fluctuations, difficulties in staffing and managing foreign operations, the burdens of complying with a variety of foreign laws, potentially adverse tax consequences and political and economic instability. To the extent the Company's international operations expand, the Company expects that an increasing portion of its international license and service and other revenues will be denominated in foreign currencies, subjecting the Company to fluctuations in foreign currency exchange rates. The Company does not currently engage in foreign currency hedging transactions. However, as the Company continues to expand its international operations, exposures to gains and losses on foreign currency transactions may increase. The Company may choose to limit such exposure by the purchase of forward foreign exchange contracts or similar hedging strategies. There can be no assurance that any currency exchange strategy would be successful in avoiding exchange-related losses. There can be no assurance that the foregoing factors will not have a material adverse effect on the Company's future international revenue and, consequently, on the Company's business, operating results and financial condition. The Company believes that its growth will require expansion of its sales in foreign markets and expects to rely principally on resellers in those markets, rather than substantially increase its direct sales force to serve those markets. There can be no assurance that the Company will be able to sustain or increase revenue derived from international sources.

RISK OF SOFTWARE DEFECTS; PRODUCT LIABILITY

  Software products as complex as those offered by the Company may contain defects or failures when introduced or when new versions are released. The Company has in the past discovered software defects in certain of its products and may experience delays or lost revenue to correct such defects in the future.

Although the Company has corrected known material defects in its current products and has not experienced material adverse effects resulting from any such defects to date, there can be no assurance that, despite testing by the Company, errors will not be found in new products or releases after commencement of commercial shipments, resulting in loss of market share or failure to achieve market acceptance. Any such occurrence could have a material adverse effect upon the Company's business, operating results and financial condition.

  The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in the Company's license agreements, especially unsigned "shrink-wrap" licenses, may not be effective under the laws of certain jurisdictions. Consequently, the sale and support of the Company's software entails the risk of such claims in the future. The Company currently has a standard business owner's insurance policy but does not have insurance specifically for software product liability risks or software errors and omissions. Any product liability claim brought against the Company could have a material adverse effect upon the Company's business, operating results and financial condition.

POTENTIAL ACQUISITIONS

  If appropriate opportunities present themselves, the Company intends to acquire businesses, products or technologies that the Company believes are strategic, although the Company currently has no understandings, commitments or agreements with respect to any material acquisition and no material acquisition is currently being pursued. There can be no assurance that the Company will be able to successfully identify, negotiate or finance such acquisitions, or to integrate such acquisitions with its current business. The process of integrating an acquired business, product or technology into the Company may result in unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for ongoing development of the Company's business. Moreover, there can be no assurance that the anticipated benefits of any acquisition will be realized. Acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities and/or amortization expenses related to goodwill and other intangible assets, which could materially adversely affect the Company's business, operating results and financial condition. Any such future acquisitions of other technologies, products or companies may require the Company to obtain additional equity or debt financing, which may not be available or may be dilutive.

NO PRIOR MARKET; VOLATILITY OF STOCK PRICE

  Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active public market will develop or be sustained after this offering. The initial public offering price will be determined by negotiations among the Company and the representatives of the Underwriters based on several factors and may not be indicative of the market price of the Common Stock after this offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The market price of the shares of Common Stock is likely to be highly volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of technological innovations or new products by the Company or its competitors, developments with respect to patents, copyrights or proprietary rights, conditions and trends in the software or other industries, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stocks of technology companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often resulted. There can be no assurance that such litigation will not occur in the future with respect to the Company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect upon the Company's business, operating results and financial condition.

CONTROL BY EXISTING STOCKHOLDERS; FACTORS INHIBITING TAKEOVER

  Upon completion of this offering, officers and directors of the Company and their affiliated entities will beneficially own approximately 48.6% of the outstanding Common Stock of the Company (47.7% if the Underwriters' over-allotment option is exercised in full). As a result, such persons and entities will be able to control the management and affairs of the Company and exercise significant influence over all matters requiring stockholder approval, including election of directors, any merger, consolidation or sale of all or substantially all of the Company's assets, and any other significant corporate transaction. The concentration of ownership could have the effect of delaying or preventing a change in control of the Company. See "Principal and Selling Stockholders." Immediately prior to the completion of this offering, the Company's Certificate of Incorporation will be amended and restated to include a provision that allows the Board of Directors to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges, and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. Preferred Stock could be issued, without stockholder approval, that could have voting, liquidation and dividend rights superior to that of existing stockholders. The issuance of Preferred Stock could adversely affect the voting powers of holders of Common Stock and the likelihood that such holders would receive dividend payments and payments on liquidation. The Company has no current plans to issue any Preferred Stock. In addition, Section 203 of the Delaware General Corporation Law ("Section 203") restricts certain business combinations with any "interested stockholder" as defined by such statute. The issuance of Preferred Stock as well as the provisions of Section 203 could also make it more difficult for a third party to acquire control of the outstanding voting stock of the Company and thereby have the effect of delaying or preventing a change in control of the Company. See "Description of Capital Stock--Delaware Anti-Takeover Law."

IMMEDIATE AND SUBSTANTIAL DILUTION

  The initial public offering price is substantially higher than the net tangible book value per share of Common Stock. Investors purchasing shares of Common Stock in this offering will therefore incur immediate and substantial dilution of $5.72 in the net tangible book value per share of the Common Stock (at an assumed initial public offering price of $8.00 per share and after deducting the estimated underwriting discount and estimated offering expenses). To the extent that options or Warrants to purchase the Company's Common Stock are exercised, there will be further dilution. See "Dilution."

UNCERTAINTY AS TO USE OF PROCEEDS

  Except for the repayment of amounts outstanding under its credit line, the Company has no specific plans as to the use of a significant portion of the net proceeds from this offering, other than general working capital purposes. Accordingly, the Company's management will retain broad discretion to allocate the net proceeds from this offering to uses that the stockholders may not deem desirable and there can be no assurance that the proceeds can or will yield a significant return. See "Use of Proceeds."

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of large amounts of the Company's Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through offerings of its equity securities. A substantial number of outstanding shares of Common Stock and shares of Common Stock issuable upon the exercise of outstanding stock options and Warrants will become available for resale in the public market at prescribed times. Upon completion of this offering, there will be 9,045,942 shares of Common Stock of the Company outstanding. The 4,000,000 shares offered hereby will be eligible for immediate sale in the public market without restriction. Taking into account certain shares subject to lock-up agreements and notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, the number of shares that will be available for sale in the public market will be as follows: (i) approximately 81,000 shares will be eligible for immediate sale on the effective date, (ii) approximately 3,555 shares will become eligible for sale 90 days after the effective date pursuant to the provisions of Rule 144 or

Rule 701, (iii) approximately 48,000 shares will be eligible for sale in December 1997 subject to certain volume and other resale restrictions under Rule 144, (iv) approximately 4,763,387 shares will become eligible for sale 180 days after the effective date upon the expiration of certain lock-up agreements and, as of that date, approximately 4,076,847 of such shares will be subject to certain volume and other resale restrictions pursuant to Rule 144, and (v) approximately 150,000 shares will become eligible for sale in May 1998, subject to certain volume and other resale restrictions pursuant to Rule
144. Within 90 days after this offering, the Company intends to register approximately 3,586,521 shares of the Company's Common Stock reserved for issuance upon exercise of outstanding options or for future grants or purchases under its stock option plans and stock purchase plan.

  In addition, upon completion of this offering, there will remain outstanding Warrants to purchase 711,771 shares of Common Stock at an exercise price of $2.00 per share. These Warrants are exercisable at any time on a net exercise basis. Accordingly, any shares of Common Stock issuable upon such net exercise would be available for resale in the public market, subject to public information, volume limitation or notice provisions of Rule 144, in the case of affiliates.

  Following this offering, the holders of 2,567,169 shares of the Company's Common Stock and holders of Warrants to purchase 711,771 shares of Common Stock will have certain rights to register those shares of Common Stock under the Securities Act. See "Shares Eligible for Future Sale."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 3,000,000 shares of Common Stock offered by the Company hereby are estimated to be approximately $21.6 million (at an assumed initial public offering price of $8.00 per share) after deducting the estimated underwriting discount and commissions and estimated offering expenses. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

  The Company expects to use a portion of such proceeds for the repayment of approximately $2.6 million of indebtedness under the Company's bank credit line. A portion of this indebtedness bears interest at the rate of the bank's prime lending rate plus 1.0% and the remainder bears interest at the rate of the applicable LIBOR rate plus 3.0% (for a weighted average interest rate of approximately 8.92% at March 31, 1997). The Company has no current specific plans for the remainder of the net proceeds of this offering, but the Company expects to use such net proceeds for general corporate purposes, including working capital. A portion of the proceeds may also be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. The Company presently has no commitments or understandings for any such acquisitions or investments, and is not presently engaged in any discussions or negotiations for any such acquisitions or investments. Pending use of the net proceeds for the above purposes, the Company intends to invest such funds in short-term, interest-bearing, investment-grade obligations.

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its Common Stock. The Company currently anticipates that it will retain all future earnings for use in its business and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The payment of any future dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, operations, capital requirements, the general financial condition of the Company, general business conditions and contractual restrictions on payment of dividends, if any. The Company's credit agreement with its bank prohibits the payment of dividends without the bank's written consent.

                                CAPITALIZATION

  The following table sets forth, as of March 31, 1997, (i) the actual capitalization of the Company, (ii) the capitalization of the Company on a pro forma basis to give retroactive effect to the items referred to in footnote
(1) below and (iii) such pro forma capitalization as adjusted to give effect to the sale of the 3,000,000 shares of Common Stock offered by the Company hereby at an assumed offering price of $8.00 per share and the application of the net proceeds therefrom.

                                       MARCH 31, 1997
                             -----------------------------------------
                                                           PRO FORMA
                             ACTUAL       PRO FORMA(1)    AS ADJUSTED
                             -----------  -------------   ------------
                             (In thousands, except share data)
Long-term debt:
  Notes payable--bank.......       3,590           2,590            --
  Equipment obligations.....          43              43             43
                             -----------     -----------    -----------
    Total long-term debt....       3,633           2,633             43
                             ===========     ===========    ===========
Stockholders' equity
 (deficiency)(2):
  Preferred stock, $0.01 par
   value per share;
   1,638,166 shares
   authorized, 860,969
   shares issued and
   outstanding, actual;
   5,000,000 shares
   authorized, no shares
   issued or outstanding,
   pro forma and pro forma
   as adjusted..............           9             --             --
  Common stock, $0.01 par
   value per share;
   3,888,166 shares
   authorized, 3,000,000
   shares issued and
   outstanding, actual;
   20,000,000 shares
   authorized, 6,045,942
   shares issued and
   outstanding, pro forma;
   20,000,000 shares
   authorized, 9,045,942
   shares issued and
   outstanding, pro forma as
   adjusted(3)..............          30              60             90
  Paid-in capital...........       7,888           8,867         30,457
  Accumulated deficit.......      (9,724)         (9,724)        (9,724)
  Cumulative foreign
   currency translation
   adjustment...............        (170)           (170)          (170)
  Treasury stock at cost....         (65)            (65)           (65)
                             -----------     -----------    -----------
   Total stockholders'
    equity (deficiency).....      (2,032)         (1,032)        20,588
                             -----------     -----------    -----------
    Total capitalization....       1,601           1,601         20,631
                             ===========     ===========    ===========

--------
(1) Gives effect to (i) the repayment of $1.0 million principal amount of indebtedness with the proceeds of the sale of Preferred Stock on May 15, 1997, (ii) the automatic conversion of all outstanding shares of Preferred Stock into an aggregate of 2,759,715 shares of Common Stock (including 150,000 shares of Common Stock issuable upon conversion of Preferred Stock sold on May 15, 1997) upon the closing of this offering, and (iii) the exercise of certain outstanding warrants, on a net exercise basis, into an aggregate of 286,227 shares of Common Stock (based upon an assumed initial public offering price of $8.00 per share) upon the closing of this offering.
(2) See Note 6 of Notes to Financial Statements.
(3) Excludes (i) 1,293,757 shares of Common Stock issuable upon exercise of stock options outstanding as of May 31, 1997 under the 1993 Plan and the Directors Plan and (ii) 711,771 shares of Common Stock issuable upon exercise of Warrants which will remain outstanding after the consummation of this offering.

                                   DILUTION

  The pro forma net tangible book value of the Company as of March 31, 1997, was $(1.0 million) or approximately $(0.17) per share of Common Stock. Pro forma net tangible book value per share represents total tangible assets of the Company (taking into effect the sale by the Company of Preferred Stock on May 15, 1997), less total liabilities (taking into effect the repayment of $1.0 million of indebtedness with the proceeds from the sale of Preferred Stock on May 15, 1997), divided by the number of shares of Common Stock outstanding, assuming conversion of all outstanding shares of Preferred Stock (including shares of Preferred Stock sold on May 15, 1997) into an aggregate of 2,759,715 shares of Common Stock and the exercise of certain outstanding warrants on a net exercise basis into an aggregate of 286,227 shares of Common Stock upon completion of this offering. Pro forma net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in the offering made hereby and the pro forma net tangible book value per share of Common Stock immediately after the offering.

  After giving effect to the sale of 3,000,000 shares of Common Stock offered by the Company hereby (at an assumed initial public offering price of $8.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses), the pro forma net tangible book value of the Company as of March 31, 1997 would have been $20.6 million or approximately $2.28 per share. This represents an immediate increase in pro forma net tangible book value of $2.45 per share to existing stockholders and an immediate dilution of $5.72 per share to purchasers of Common Stock in this offering, as illustrated in the following table:

   Assumed initial public offering price per share...............         $8.00
     Pro forma net tangible book value per share at March 31,
      1997....................................................... $(0.17)
     Increase per share attributable to new investors............   2.45
                                                                  ------
   Pro forma net tangible book value per share after the
    offering.....................................................          2.28
                                                                          -----
   Pro forma net tangible book value dilution per share to new
    investors....................................................         $5.72
                                                                          =====

  The following table sets forth on a pro forma basis as of March 31, 1997, the difference between the existing stockholders and the purchasers of shares in this offering (at an assumed initial public offering price of $8.00 per share) with respect to the number of shares purchased from the Company, the total consideration paid and the average price per share paid:

                                 SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                                 ----------------- -------------------   PRICE
                                 NUMBER(1) PERCENT   AMOUNT    PERCENT PER SHARE
                                 --------- ------- ----------- ------- ---------
Existing stockholders(1)(2)..... 6,045,942   66.8% $ 8,927,400   27.1%   $1.48
New investors................... 3,000,000   33.2   24,000,000   72.9     8.00
                                 ---------  -----  -----------  -----
  Totals........................ 9,045,942  100.0% $32,927,400  100.0%
                                 =========  =====  ===========  =====

--------
(1) Sales by the Selling Stockholders in this offering will reduce the number of shares of Common Stock held by existing stockholders to 5,045,942, or 55.8% (4,445,942, or 49.1% if the Underwriters' over-allotment option is exercised in full) of the total shares of Common Stock outstanding immediately after this offering, and will increase the number of shares of Common Stock held by new investors to 4,000,000, or 44.2% (4,600,000, or 50.9% if the Underwriters' over-allotment option is exercised in full) of the total number of shares of Common Stock outstanding immediately after this offering. See "Principal and Selling Stockholders."
(2) Includes 2,759,715 shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock (including 150,000 shares of Common Stock issuable upon conversion of Preferred Stock sold on May 15, 1997) upon the closing of this offering and an aggregate of 286,227 shares of Common Stock issuable upon the exercise of warrants on a net exercise basis upon completion of this offering.

  As of May 31, 1997, there were options outstanding to purchase a total of 1,293,757 shares of Common Stock at a weighted average exercise price of $1.44 per share and Warrants outstanding to purchase a total of 711,771 shares of Common Stock at an exercise price of $2.00 per share, which Warrants will remain outstanding after the consummation of this offering. To the extent that any of these options or Warrants are exercised, there will be further dilution to new investors. See "Capitalization," "Management -- Employee Benefit Plans," "Description of Capital Stock" and Note 6 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

  The following selected financial data are qualified by reference to and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in this Prospectus. The statements of operations data presented below for each of the years in the three year period ended December 31, 1996 and the balance sheet data as of December 31, 1995 and 1996 are derived from the financial statements of the Company, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants, and are included elsewhere herein. The statements of operations data presented below for the year ended December 31, 1993, and the balance sheet data as of December 31, 1992, 1993, and 1994 are derived from audited financial statements not included in this Prospectus. The statements of operations data for the year ended December 31, 1992 is unaudited. The statements of operations data presented below for the three months ended March 31, 1996 and 1997 and the balance sheet data as of March 31, 1997 are derived from unaudited financial statements included elsewhere herein. The unaudited financial statements include all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of its financial position and results of operations for these periods. The results of operations for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997 or any other future period.

                                                                                                              THREE MONTHS
                                                                      YEARS ENDED DECEMBER 31,               ENDED MARCH 31,
                                                             ----------------------------------------------  ----------------
                                                                1992      1993     1994     1995     1996     1996     1997
                                                             ----------- -------  -------  -------  -------  -------  -------
                                                             (unaudited)                                       (unaudited)
                                                                           (In thousands, except per share data)
STATEMENTS OF OPERATIONS DATA:
Revenues:
 Software licensing......................................      $ 4,292   $ 5,242  $ 6,275  $ 7,553  $ 9,310  $ 1,783  $ 2,731
 Service, maintenance and other..........................        7,066     7,601    7,659    8,508    9,694    2,306    2,777
                                                               -------   -------  -------  -------  -------  -------  -------
  Total revenues.........................................       11,358    12,843   13,934   16,061   19,004    4,089    5,508
                                                               -------   -------  -------  -------  -------  -------  -------
Cost of revenues:
 Software licensing......................................        1,080       934    1,035      725      495       93      174
 Service, maintenance and other..........................        2,418     2,276    2,522    2,200    2,006      432      548
                                                               -------   -------  -------  -------  -------  -------  -------
  Total cost of revenues.................................        3,498     3,210    3,557    2,925    2,501      525      722
                                                               -------   -------  -------  -------  -------  -------  -------
Gross profit.............................................        7,860     9,633   10,377   13,136   16,503    3,564    4,786
                                                               -------   -------  -------  -------  -------  -------  -------
Operating expenses:
 Product development.....................................        3,807     2,498    2,231    3,068    3,452      779    1,073
 Selling and marketing...................................        6,598     6,218    6,124    7,160    8,715    1,894    2,584
 General and administrative..............................        2,249     1,919    1,927    2,001    2,922      729      777
                                                               -------   -------  -------  -------  -------  -------  -------
  Total operating expenses...............................       12,654    10,635   10,282   12,229   15,089    3,402    4,434
                                                               -------   -------  -------  -------  -------  -------  -------
Operating income (loss)..................................       (4,794)   (1,002)      95      907    1,414      162      352
Other income (expense), net..............................          (70)     (226)    (208)     (84)    (186)     (41)     (39)
                                                               -------   -------  -------  -------  -------  -------  -------
Net income (loss)........................................      $(4,864)  $(1,228) $  (113) $   823  $ 1,228  $   121  $   313
                                                               =======   =======  =======  =======  =======  =======  =======
Net income (loss) per share(1)...........................                                  $  0.15  $  0.20  $  0.02  $  0.05
                                                                                           =======  =======  =======  =======
Weighted average number of common and common
  equivalent shares outstanding(1).......................                                   5,654    5,984    5,695    6,426
                                                                                           =======  =======  =======  =======
SUPPLEMENTARY STATEMENT OF OPERATIONS DATA (2):
Supplementary net income.................................                                           $ 1,452           $   360
                                                                                                    =======           =======
Supplementary net income  per share......................                                           $   .23           $   .05
                                                                                                    =======           =======
Supplementary shares used to compute supplementary
  net income per share...................................                                             6,308             6,750
                                                                                                    =======           =======

                                                                                    DECEMBER 31,
                                                                         ---------------------------------------   MARCH 31,
                                                                          1992    1993    1994    1995    1996       1997
                                                                         ------  ------  ------  ------  -------  -----------
                                                                                                                  (unaudited)
                                                                                           (In thousands)
BALANCE SHEET DATA:
Cash...................................................................  $   39  $  178  $  450  $  143  $    41    $    79
Working capital........................................................  (1,664) (2,195) (2,630) (2,128)  (1,220)      (158)
Total assets...........................................................   8,869   7,218   6,387   6,237    7,521      8,721
Total stockholders' (deficiency).......................................  (3,679) (4,306) (4,393) (3,570)  (2,294)    (2,032)

-------
(1) For an explanation of the determination of the number of shares used in computing per share amounts, see Note 1 of Notes to Financial Statements.
(2) Supplementary net income per share includes the number of shares used in computing net income per share as well as the estimated number of shares that would be needed (based on an assumed initial public offering price of $8.00 per share) to repay certain indebtedness to be repaid with the net proceeds from the sale of the shares of the Common Stock offered by the Company hereby. Supplementary net income also includes interest applicable to such borrowings. See "Use of Proceeds" and Note 1 of Notes to Financial Statements.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. The following discussion should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this Prospectus.

OVERVIEW

  The Company was incorporated in Connecticut in 1985 and reincorporated in Delaware in September 1993. In June 1991, the Company began developing its Mercator product and in December 1993 released Version 1.0 of Mercator. The Company released the latest version of Mercator in May 1996 and released its Mercator for R/3 product in June 1996.

  Historically, the Company has derived a majority of its revenues from products other than Mercator, primarily its Trading Partner family of products and its KEY/MASTER product. However, revenue related to Mercator has grown significantly in each of the last three years and has increased as a percentage of total revenues. The Company believes that future growth in revenues, if any, will be mainly attributable to its Mercator product line. In view of the relatively recent introduction of Mercator, the Company believes it cannot accurately predict the amount of revenues that will be attributable to such products or the life of such products. To the extent the Company's Mercator products do not achieve market acceptance, the Company's business, operating results and financial condition will be materially and adversely affected.

  The Company's revenues are derived principally from two sources: (i) license fees for the use of the Company's software products and (ii) service fees for maintenance, consulting services and training related to the Company's software products. The Company generally recognizes revenue from software license fees upon shipment, unless the Company has significant post-delivery obligations, in which case revenues are recognized when such obligations are satisfied. The Company's KEY/MASTER product is licensed under term-use contracts rather than for a one-time license fee, and the Company recognizes revenue from such arrangements on a present-value basis at the inception of the contract. Revenues from consulting and training are recognized as services are performed, and maintenance revenues are recognized ratably over the maintenance period, typically one year. The Company does not actively market new term-use contracts for KEY/MASTER but continues to receive KEY/MASTER revenues, principally maintenance revenues. As a result, KEY/MASTER accounts for a larger proportion of maintenance revenue than license revenues and increases the percentage of the Company's total revenues represented by services, maintenance and other revenues. The Company intends to increase the scope of its service offerings with the goal of increasing license revenues from sales of its products. The Company does not believe that the mix of software licensing and service, maintenance and other revenues will change substantially in the future.


  Mercator can be used by IT professionals as well as VARs, ISVs, SIs or other third parties who resell, embed or otherwise bundle Mercator with their products. To date, license fee revenues have been derived principally from direct sales of software products through the Company's direct sales force. Although the Company believes that such direct sales will continue to account for a significant portion of software licensing revenues, the Company intends to increase its use of distributors and resellers. Furthermore, the Company's planned expansion of its sales organization is expected to cause sales and marketing expenses to increase.

  The Company markets its products in North America primarily through its direct sales and telesales organizations. Throughout the rest of the world, the Company markets its products through distributors, resellers and direct sales. International revenue accounted for 10.4% and 9.4% of total revenues for 1996 and the first three months of 1997, respectively. The Company maintains an international sales and support office in the United Kingdom. The Company intends to increase its international direct sales force and focus on establishing additional international distributor and reseller relationships. See "Risk Factors -- Risks Associated with International Expansion."

  The size of the Company's orders can range from a few thousand dollars to over $100,000 per order. The loss or delay of large individual orders, therefore, can have a significant impact on the revenues and other quarterly results of the Company. In addition, the Company has generally recognized a substantial portion of its quarterly software licensing revenues in the last month of each quarter, and as a result, revenue for any particular quarter may be difficult to predict in advance. Because the Company's operating expenses are relatively fixed, a delay in the recognitions of revenue from a limited number of license transactions could cause significant variations in operating results from quarter to quarter and could result in significant losses. To the extent such expenses precede, or are not subsequently followed by, increased revenue, the Company's operating results would be materially and adversely affected. As a result of these and other factors, operating results for any quarter are subject to variation, and the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.

  In accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, software development costs are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release to customers. To date, the establishment of technological feasibility of the Company's products and general release of such software have substantially coincided. As a result, software development costs qualifying for capitalization have been insignificant, and therefore, the Company has not capitalized any software development costs.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, the percentage of total revenues represented by certain items from the Company's Statements of Operations.

                                                               THREE MONTHS
                                YEARS ENDED DECEMBER 31,      ENDED MARCH 31,
                               -----------------------------  ----------------
                                 1994       1995      1996     1996     1997
                               --------   --------  --------  -------  -------
Revenues:
  Software licensing..........     45.0%      47.0%     49.0%    43.6%    49.6%
  Service, maintenance and
   other......................     55.0       53.0      51.0     56.4     50.4
                               --------   --------  --------  -------  -------
    Total revenues............    100.0      100.0     100.0    100.0    100.0
                               --------   --------  --------  -------  -------
Cost of revenues:
  Software licensing..........      7.4        4.5       2.6      2.3      3.2
  Service, maintenance and
   other......................     18.1       13.7      10.6     10.5      9.9
                               --------   --------  --------  -------  -------
    Total cost of revenues....     25.5       18.2      13.2     12.8     13.1
                               --------   --------  --------  -------  -------
Gross profit..................     74.5       81.8      86.8     87.2     86.9
                               --------   --------  --------  -------  -------
Operating expenses:
  Product development.........     16.0       19.1      18.2     19.1     19.5
  Selling and marketing.......     44.0       44.6      45.9     46.3     46.9
  General and administrative..     13.8       12.5      15.3     17.8     14.1
                               --------   --------  --------  -------  -------
    Total operating expenses..     73.8       76.2      79.4     83.2     80.5
                               --------   --------  --------  -------  -------
Operating income (loss).......      0.7        5.6       7.4      4.0      6.4
Other income (expense), net...     (1.5)      (0.5)     (0.9)    (1.0)    (0.7)
                               --------   --------  --------  -------  -------
Net income (loss).............     (0.8)%      5.1%      6.5%     3.0%     5.7%
                               ========   ========  ========  =======  =======
Gross profit:
  Software licensing..........     83.5%      90.4%     94.7%    94.8%    93.6%
  Service, maintenance and
   other......................     67.1       74.1      79.3     81.3     80.3

THREE MONTHS ENDED MARCH 31, 1997 COMPARED WITH THREE MONTHS ENDED MARCH 31,
1996

 Revenues

  Total Revenues. The Company's total revenues increased 35% from $4.1 million in the first three months of 1996 to $5.5 million in the comparable period of 1997.

  Software Licensing. Software licensing revenues increased 53% from $1.8 million in the first three months of 1996 to $2.7 million in the comparable period of 1997, primarily as a result of a 96% increase in Mercator license revenues.

  Service, Maintenance and Other. Service, maintenance and other revenues increased 20% from $2.3 million in the first three months of 1996 to $2.8 million in the comparable period of 1997, primarily as a result of a 136% increase in professional services revenues primarily associated with sales of Mercator and, to a lesser extent, an increase in Mercator maintenance revenue, partially offset by a slight decrease in KEY/MASTER maintenance revenues. Maintenance revenues attributable to KEY/MASTER were $1.2 million and $1.1 million for the first three months of 1996 and 1997, respectively.

 Cost of Revenues

  Cost of software licensing revenues consists primarily of media, manuals, distribution costs and the cost of third party software that the Company resells. Cost of service, maintenance and other revenues consists primarily of personnel-related costs in providing maintenance, technical support, consulting and training to customers. Gross margin on software licensing revenues is higher than gross margin on service, maintenance and other revenues, reflecting the low materials, packaging and other costs of software products compared with the relatively high personnel costs associated with providing maintenance, technical support, consulting and training services. Cost of service, maintenance and other revenues also varies based upon the mix of maintenance, technical support, consulting and training services.

  Cost of Software Licensing. Cost of software licensing revenues increased 87% from $93,000 in the first three months of 1996 to $174,000 in the comparable period of 1997, primarily due to increased sales of software licenses. Software licensing gross margin remained relatively constant at 95% and 94% in the first three months of 1996 and 1997, respectively.

  Cost of Service, Maintenance and Other. Cost of service, maintenance and other revenues increased 27% from $432,000 in the first three months of 1996 to $548,000 in the comparable period of 1997, primarily due to increased professional services rendered, particularly Mercator-related services. Service, maintenance and other gross margin remained relatively constant at 81% and 80% in the first three months of 1996 and 1997, respectively.

 Operating Expenses

  Product Development. Product development expenses include expenses associated with the development of new products and enhancements to existing products and consist primarily of salaries, recruiting and other personnel-related expenses, depreciation of development equipment, supplies, travel and allocated facilities and communications costs. Product development expenses increased 38% from $779,000 in the first three months of 1996 to $1.1 million in the comparable period of 1997, primarily due to increased product development activities relating to the Company's Mercator product line. Product development expenses as a percentage of total revenue did not change significantly in the first three months of 1997 as compared to the first three months of 1996. The Company believes that a significant level of research and development expenditures is required to remain competitive. Accordingly, the Company anticipates that it will continue to devote substantial resources to research and development. The Company expects that the dollar amount of research and development expenses will increase through at least the remainder of 1997. To date, all research and development expenditures have been expensed as incurred.

  Selling and Marketing. Selling and marketing expenses consist of sales and marketing personnel costs, including sales commissions, recruiting, travel, advertising, public relations, seminars, trade shows, product descriptive literature and allocated facilities and communications costs. Selling and marketing expenses increased 36% from $1.9 million in the first three months of 1996 to $2.6 million in the comparable period of 1997, primarily due to the increased number of sales and marketing personnel to address Mercator marketing opportunities and increased expenditures for Mercator-related marketing programs. Selling and marketing expenses as a percentage of total revenues did not change significantly in the first three months of 1997 as compared to the first three months of 1996. The Company expects to continue hiring additional sales and marketing personnel and to increase promotional expenses through at least the remainder of 1997 to address Mercator marketing opportunities and anticipates that sales and marketing expenses will increase in absolute dollar amount.

  General and Administrative. General and administrative expenses consist primarily of salaries, recruiting and other personnel-related expenses for the Company's administrative, executive and finance personnel as well as outside legal and audit costs. General and administrative expenses increased 7% from $729,000 in the first three months of 1996 to $777,000 in the comparable period of 1997, primarily due to increased administrative expenses to support the Company's growth. General and administrative expenses as a percentage of total revenue decreased to 14% in the first three months of 1997 from 18% for the comparable period of 1996, primarily due to increased revenues during the first three months of 1997. The Company believes that the dollar amount of its general and administrative expenses will increase as the Company expands its administrative staff and incurs additional costs (including directors' and officers' liability insurance, investor relations programs and increased professional fees) related to being a public company.

 Other Income (Expense), Net

  Other income represents interest income earned on the Company's term-use contracts and was negligible in the first three months of 1996 and 1997. Other expense represents the Company's borrowing expenses and its provision for income taxes. Borrowing expenses were $63,000 in the first three months of 1997 as compared to $79,000 for the first three months of 1996. Due to the utilization of net operating loss carryforwards, the provisions for income taxes for the quarters ended March 31, 1997 and 1996 were not significant.

YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

 Revenues

  Total Revenues. Total revenues increased 18% from $16.1 million in 1995 to $19.0 million in 1996.

  Software Licensing. Software licensing revenues increased 23% from $7.6 million in 1995 to $9.3 million in 1996, primarily due to a 74% increase in Mercator license revenues, partially offset by a decrease in licenses of the Company's mainframe-based Trading Partner and KEY/MASTER products.

  Service, Maintenance and Other. Service, maintenance and other revenues increased 14% from $8.5 million in 1995 to $9.7 million in 1996, primarily due to a 53% increase in professional services revenues, particularly professional services associated with Mercator and, to a lesser extent, an increase in Mercator maintenance revenue, offset by a slight decrease in maintenance revenue related to the Company's mainframe-based Trading Partner and KEY/MASTER products. Maintenance revenues attributable to KEY/MASTER were $4.9 million and $4.6 million for 1995 and 1996, respectively.

 Cost of Revenues

  Cost of Software Licensing. Cost of software licensing revenues decreased 32% from $725,000 in 1995 to $495,000 in 1996, primarily due to termination of amortization relating to the Company's acquisition of Foretell Corp. Software licensing gross margin increased from 90% in 1995 to 95% in 1996, primarily due to termination of such amortization.

  Cost of Service, Maintenance and Other. Cost of service, maintenance and other revenues decreased 9% from $2.2 million in 1995 to $2.0 million in 1996. The decrease was primarily due to a decrease in the number of support personnel related to the Company's mainframe-based Trading Partner and KEY/MASTER products. Service, maintenance and other gross margin increased from 74% in 1995 to 79% in 1996, primarily due to the decrease in such support personnel.

 Operating Expenses

  Product Development. Product development expenses increased 13% from $3.1 million in 1995 to $3.5 million in 1996, primarily due to increased headcount associated with the development of Mercator. Product development expenses represented 19% and 18% of total revenues for 1995 and 1996, respectively.

  Selling and Marketing. Selling and marketing expenses increased 22% from $7.2 million in 1995 to $8.7 million in 1996. This increase was primarily due to the increased number of sales and marketing personnel required to address Mercator marketing opportunities and increased spending on Mercator-related marketing programs. Selling and marketing expenses represented 44% and 46% of total revenues for 1995 and 1996, respectively.

  General and Administrative. General and administrative expenses increased 46% from $2.0 million in 1995 to $2.9 million in 1996. The increase was primarily due to increased management and MIS staff, increased provision for bad debts and increased depreciation. General and administrative expenses represented 13% and 15% of total revenues for 1995 and 1996, respectively.

 Other Income (Expense), Net

  Other income decreased from $370,000 in 1995 to $135,000 in 1996 due to a one-time benefit in 1995 of $177,000 from the settlement of a lawsuit in the Company's favor and a decrease in the amount of interest earned on term license contracts. Borrowing expenses decreased from $420,000 in 1995 to $286,000 in 1996 due to reduced borrowing levels. Due to the utilization of net operating loss carryforwards, the provisions for income taxes for 1996 and 1995 were not significant.

 Taxes

  At December 31, 1996, the Company had federal net operating loss carryforwards of $8.6 million, all of which expire through 2009. Due to the "change in ownership" provisions of the Internal Revenue Code of 1986, the availability of net operating loss carryforwards and research tax credits to offset federal taxable income in future periods could be subject to an annual limitation if a change in ownership for income tax purposes should occur. See
Note 8 of Notes to Financial Statements.

YEAR ENDED DECEMBER 31, 1995 COMPARED WITH YEAR ENDED DECEMBER 31, 1994

 Revenues

  Total Revenues. Total revenues increased 15% from $13.9 million in 1994 to $16.1 million in 1995.

  Software Licensing. Software licensing revenues increased 20% from $6.3 million in 1994 to $7.6 million in 1995. The increase in software licensing revenues was primarily due to a 125% increase in Mercator license revenues, partially offset by a decrease in licenses of the Company's mainframe-based Trading Partner and KEY/MASTER products.

  Service, Maintenance and Other. Service, maintenance and other revenues increased 11% from $7.7 million in 1994 to $8.5 million in 1995. The increase in service, maintenance and other revenues was primarily due to increases in revenues for annual maintenance and professional services relating to the Company's Mercator and Trading Partner products.

 Cost of Revenues

  Cost of Software Licensing. Cost of software licensing revenues decreased 30% from $1.0 million in 1994 to $725,000 in 1995. The decrease was primarily due to lower costs related to the roll-out of the Company's OnCall*EDI product that occurred in 1994, for which the Company accrued $400,000 in 1994. Software licensing gross margin increased from 84% in 1994 to 90% in 1995, primarily due to lower costs related to the roll-out of the Company's OnCall*EDI product.

  Cost of Service, Maintenance and Other. Cost of service, maintenance and other revenues decreased 13% from $2.5 million in 1994 to $2.2 million in 1995. The decrease was primarily due to a reduction of staff supporting the Company's mainframe-based Trading Partner and KEY/MASTER products. Service, maintenance and other gross margin increased from 67% in 1994 to 74% in 1995, primarily due to such staff reduction.

 Operating Expenses

  Product Development. Product development expenses increased 38% from $2.2 million in 1994 to $3.1 million in 1995, primarily due to expenses related to the development of Mercator, particularly increased headcount devoted to product development activities. Product development expenses represented 16% and 19% of total revenues in 1994 and 1995, respectively.

  Selling and Marketing. Selling and marketing expenses increased 17% from $6.1 million in 1994 to $7.2 million in 1995. This increase was primarily due to an increase in sales commissions associated with increased revenues, increased marketing activities and the establishment of a dedicated business development group. Selling and marketing expenses represented 44% and 45% of total revenues for 1994 and 1995, respectively.

  General and Administrative. General and administrative expenses increased 4% from $1.9 million in 1994 to $2.0 million in 1995. This increase was primarily due to increased personnel and expenses relating to the Company's internal systems. General and administrative expenses represented 14% and 13% of total revenues for 1994 and 1995, respectively.

 Other Income (Expense), Net

  Other income increased from $268,000 in 1994 to $370,000 in 1995 due to a one-time benefit in 1995 of $177,000 from the settlement of a lawsuit in the Company's favor offset by a decrease in the amount of interest earned on term-use contracts. Borrowing expenses decreased from $467,000 in 1994 to $420,000 in 1995 due to lower borrowing levels and lower interest rates due to its new credit agreement. Due to the utilization of net operating loss carryforwards, the provisions for income taxes for 1996 and 1995 were not significant.

SELECTED QUARTERLY RESULTS OF OPERATIONS

  The following tables set forth certain unaudited quarterly statement of operations data for each of the nine quarters in the period ended March 31, 1997, as well as such data expressed as a percentage of the Company's total revenues for the periods indicated. This data has been derived from unaudited financial statements that have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the information. The Company's quarterly results have in the past been and may in the future be subject to significant fluctuations. As a result, the Company believes that results of operations for interim periods should not be relied upon as any indication of the results to be expected in any future period. See "Risk Factors -- Potential Fluctuations in Operating Results; Seasonality."

                                                            QUARTERS ENDED
                          ----------------------------------------------------------------------------------
                          MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31,
                            1995     1995     1995      1995     1996     1996     1996      1996     1997
                          -------- -------- --------- -------- -------- -------- --------- -------- --------
Revenues:
 Software licensing.....   $1,733   $1,961   $1,921    $1,938   $1,783   $1,878   $2,597    $3,052   $2,731
 Service, maintenance
  and other.............    2,164    2,066    2,149     2,129    2,306    2,358    2,449     2,581    2,777
                           ------   ------   ------    ------   ------   ------   ------    ------   ------
 Total revenues.........    3,897    4,027    4,070     4,067    4,089    4,236    5,046     5,633    5,508
                           ------   ------   ------    ------   ------   ------   ------    ------   ------
Cost of revenues:
 Software licensing.....      197      201      143       184       93       88      128       186      174
 Service, maintenance
  and other.............      707      665      389       439      432      467      505       602      548
                           ------   ------   ------    ------   ------   ------   ------    ------   ------
 Total cost of revenues.      904      866      532       623      525      555      633       788      722
                           ------   ------   ------    ------   ------   ------   ------    ------   ------
Gross profit............    2,993    3,161    3,538     3,444    3,564    3,681    4,413     4,845    4,786
                           ------   ------   ------    ------   ------   ------   ------    ------   ------
Operating expenses:
 Product development....      680      852      788       748      779      831      882       960    1,073
 Selling and marketing..    1,681    2,033    1,611     1,835    1,894    2,001    2,194     2,626    2,584
 General and administra-
  tive..................      481      402      514       604      729      628      761       804      777
                           ------   ------   ------    ------   ------   ------   ------    ------   ------
 Total operating ex-
  penses................    2,842    3,287    2,913     3,187    3,402    3,460    3,837     4,390    4,434
                           ------   ------   ------    ------   ------   ------   ------    ------   ------
Operating income (loss).      151     (126)     625       257      162      221      576       455      352
Other income (expense),
 net....................      (59)     129      (57)      (97)     (41)     (35)     (58)      (52)     (39)
                           ------   ------   ------    ------   ------   ------   ------    ------   ------
Net income (loss).......   $   92   $    3   $  568    $  160   $  121   $  186   $  518    $  403   $  313
                           ======   ======   ======    ======   ======   ======   ======    ======   ======

                                                  AS A PERCENTAGE OF TOTAL REVENUES
                          ----------------------------------------------------------------------------------
                          MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31,
                            1995     1995     1995      1995     1996     1996     1996      1996     1997
                          -------- -------- --------- -------- -------- -------- --------- -------- --------
Revenues:
 Software licensing.....    44.5%    48.7%     47.2%    47.7%    43.6%    44.3%     51.5%    54.2%    49.6%
 Service, maintenance
  and other.............    55.5     51.3      52.8     52.3     56.4     55.7      48.5     45.8     50.4
                           -----    -----     -----    -----    -----    -----     -----    -----    -----
 Total revenues.........   100.0    100.0     100.0    100.0    100.0    100.0     100.0    100.0    100.0
                           -----    -----     -----    -----    -----    -----     -----    -----    -----
Cost of revenues:
 Software licensing.....     5.1      5.0       3.5      4.5      2.3      2.1       2.5      3.3      3.2
 Service, maintenance
  and other.............    18.1     16.5       9.6     10.8     10.5     11.0      10.0     10.7      9.9
                           -----    -----     -----    -----    -----    -----     -----    -----    -----
 Total cost of revenues.    23.2     21.5      13.1     15.3     12.8     13.1      12.5     14.0     13.1
                           -----    -----     -----    -----    -----    -----     -----    -----    -----
Gross profit............    76.8     78.5      86.9     84.7     87.2     86.9      87.5     86.0     86.9
                           -----    -----     -----    -----    -----    -----     -----    -----    -----
Operating expenses:
 Product development....    17.4     21.2      19.4     18.4     19.1     19.6      17.5     17.0     19.5
 Selling and marketing..    43.1     50.5      39.6     45.1     46.3     47.2      43.5     46.6     46.9
 General and administra-
  tive..................    12.4      9.9      12.5     14.9     17.8     14.9      15.1     14.3     14.1
                           -----    -----     -----    -----    -----    -----     -----    -----    -----
 Total operating ex-
  penses................    72.9     81.6      71.5     78.4     83.2     81.7      76.1     77.9     80.5
                           -----    -----     -----    -----    -----    -----     -----    -----    -----
Operating income (loss).     3.9     (3.1)     15.4      6.3      4.0      5.2      11.4      8.1      6.4
Other income (expense),
 net....................    (1.3)     3.2      (1.4)    (2.4)    (1.0)   (0.8)      (1.1)    (0.9)    (0.7)
                           -----    -----     -----    -----    -----    -----     -----    -----    -----
Net income (loss).......     2.4%     0.1%     14.0%     3.9%     3.0%     4.4%     10.3%     7.2%     5.7%
                           =====    =====     =====    =====    =====    =====     =====    =====    =====
Gross profit:
 Software licensing.....    88.6%    89.8%     92.6%    90.5%    94.8%    95.3%     95.1%    93.9%    93.6%
 Service, maintenance
  and other.............    67.3     67.8      81.9     79.4     81.3     80.2      79.4     76.7     80.3

  The Company's revenues and operating expenses increased sequentially in each quarter of 1996 and software licensing revenues decreased in the first quarter of 1997. The Company believes the decrease in software licensing revenues was primarily due to the buying patterns and budgeting cycles of its customers. The increases in revenues and operating expenses during 1996 were primarily attributable to the increase in Mercator-related revenues as well as Mercator-related product development and sales and marketing expenses. While the Company has not historically experienced any significant seasonal fluctuations in its revenues or results of operations, it is not uncommon for software companies to experience strong fourth quarters followed by weaker first quarters, in some cases with sequential declines in revenues or operating profit. The Company believes that many software companies exhibit this pattern in their sales cycles primarily due to customers' buying patterns and budget cycles. There can be no assurance that the Company will not display this pattern in future years.

  The Company's quarterly and annual operating results have varied significantly in the past and are expected to do so in the future. Accordingly, the Company believes that period to period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. The Company's revenues and results of operations are difficult to forecast and could be adversely affected by many factors, including, among others: the size, timing and terms of individual license transactions; the sales cycle for the Company's products; demand for and market acceptance of the Company's products and related services, particularly its Mercator products; the number of businesses implementing the SAP R/3 system as well as the number of such businesses requiring third party business application integration software and related services; the Company's ability to expand, and market acceptance of, its professional services business; the timing of expenditures by the Company in anticipation of product releases or increased revenues; the timing of product enhancements and product introductions by the Company and its competitors; market acceptance of enhanced versions of the Company's existing products and of new products; changes in pricing policies of the Company and its competitors; variations in the mix of products and services sold by the Company; the mix of channels through which products and services are sold;

the success of the Company in penetrating international markets; the buying patterns and budgeting cycles of customers; personnel changes, difficulty in attracting and retaining qualified sales, professional services and research and development personnel and the rate at which such personnel become productive; and general economic conditions. In particular, the ability of the Company to achieve growth in the future will depend on its success in adding a substantial number of sales, professional services and research and development personnel. Competition for such personnel is intense and there can be no assurance the Company will be able to attract and retain these personnel.

  The Company's future revenues will also be difficult to predict and the Company has, in the past, failed to achieve its revenue expectations for certain periods. The Company's expense levels are based, in part, on its expectation of future revenues, and expense levels are, to a large extent, fixed in the short term. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. If revenue levels are below expectations for any reason, operating results are likely to be materially and adversely affected. Net income may be disproportionately affected by a reduction in revenues because a large portion of the Company's expenses is related to headcount that cannot be easily reduced without adversely affecting the Company's business. In addition, the Company currently intends to increase its operating expenses by expanding its research and product development staff, particularly research and development personnel to be devoted to the Company's Mercator product line, increasing its professional services and sales and marketing operations, expanding distribution channels and hiring personnel in other operating areas. The Company expects to experience a significant time lag between the date professional services, sales and technical personnel are hired and the date such personnel become fully productive. The timing of such expansion and the rate at which new technical, professional services and sales personnel become productive as well as the timing of the introduction and success of new distribution channels could cause material fluctuations in quarterly results of operations. Furthermore, to the extent such increased operating expenses precede or are not subsequently followed by increased revenues, the Company's business, operating results and financial condition could be materially and adversely affected.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has funded its operations to date primarily through private sales of equity securities, totaling approximately $8.1 million (as of March 31, 1997), and its $4.0 million bank line of credit and cash generated from operations. On May 15, 1997, the Company raised an additional $1.0 million through the sale of Preferred Stock to Mitsui & Co., Ltd. and two other foreign investors. Operating activities provided (used) net cash of $1.3 million, $1.3 million, $730,000 and $(546,000) during 1994, 1995, 1996 and the first quarter of 1997, respectively. The Company generated net cash from 1994 through 1996 primarily as a result of its improved profitability during these periods.

  Investing activities (used) net cash of $(237,000), $(354,000), $(828,000)
and $(198,000) during 1994, 1995, 1996 and the first quarter of 1997, respectively, primarily to fund capital expenditures needed to support expansion of the Company's business. Financing activities generated (used) net cash of $(818,000), $(1.3 million), $(102,000) and $787,000, for 1994, 1995,
1996 and the first quarter of 1997, respectively, from (repayments) borrowings of debt. Since December 31, 1996, the Company has experienced an increase in accounts receivable. In March 1997, additional borrowings were required to fund higher levels of receivables. As of March 31, 1997, the Company had outstanding borrowings of $3.6 million under its $4.0 million bank line of credit. See "Risk Factors--Management of Growth."

  As of March 31, 1997, the Company had debt obligations consisting of $3.6 million in borrowings outstanding under its bank line of credit and $115,000 of capital lease obligations. The Company repaid $1.0 million of outstanding indebtedness under its bank line of credit in May 1997 with the proceeds from the sale of Preferred Stock in May 1997. At December 31, 1996, the Company also had commitments under operating lease agreements totalling $4.8 million through 2012, including $787,000 for 1997. See Note 10 of Notes to Financial Statements.

  Capital expenditures have been, and future capital expenditures are anticipated to be, primarily for facilities, equipment and computer software to support expansion of the Company's operations. As of March 31, 1997, the Company had no material commitments for capital expenditures. The Company's bank line of credit generally limits capital expenditures to $400,000 per quarter.

  At March 31, 1997, the Company had $79,000 in cash. The Company typically operates with a relatively small amount of cash at the end of any quarter and meets any of its additional cash needs with its bank line of credit that expires in November 1998. The maximum amount that can be borrowed under the bank line of credit is $4.0 million, with borrowings limited to a percentage of eligible accounts receivable and term contracts, plus the amount of the bank line of credit guaranteed by the Connecticut Development Authority ($600,000 as of March 31, 1997). Borrowings may take the form of prime rate loans (which bear interest at the bank's prime rate plus 1.0%) or LIBOR rate loans (which bear interest at the applicable LIBOR rate plus 3.0%) and, at March 31, 1997, the weighted average interest rate on amounts outstanding under this credit line was 8.92%. The Company's obligations under this credit line are secured by substantially all of the Company's assets. The bank line of credit contains certain financial covenants and also prohibits cash dividends, mergers and acquisitions. The Company is currently in compliance with these covenants. See Note 5 of Notes to Financial Statements.

  The Company believes that the net proceeds from this offering, together with its current cash and cash equivalent balances, its line of credit and net cash generated by operations, will be sufficient to meet its anticipated cash needs for working capital, capital expenditures and business expansion for at least the next 12 months. Thereafter, if cash generated by operations is insufficient to satisfy the Company's operating requirements, the Company may seek additional debt or equity financing. There can be no assurance that such financing will be available on terms acceptable to the Company. The sale of additional equity or debt securities could result in dilution to the Company's stockholders.

                                   BUSINESS

INTRODUCTION

  The Company is a leading provider of software and related services that enable organizations to integrate their business applications both internally and with external business partners. The Company's flagship product, Mercator, is a data transformation engine which permits enterprises to exchange information between internal systems, implement and integrate advanced client/server applications such as SAP's R/3 ERP system and to integrate EDI data and Web-based applications with their core business systems. To date, the Company has directly licensed its products to over 6,000 customers worldwide, representing a broad range of industries. The Company's customers include Allegiance Corporation, American Express Travel Related Services, Inc., CIGNA Corporation, Citibank, N.A., Federal Express Corporation, Hewlett-Packard Company, Hoechst AG, International Business Machines Corporation, Lucent Technologies, Inc., NYNEX Corporation and Prudential Insurance Company of America.

INDUSTRY BACKGROUND

  As enterprise computing has evolved, corporations have deployed systems and software in an effort to improve business processes, reduce costs and increase organizational effectiveness. Organizations are now faced with a proliferation of software applications and an increasingly heterogeneous and disparate computing environment across the enterprise. At the same time, organizations are increasingly seeking to integrate their various business processes and the applications that support them through such initiatives as business process reengineering, supply chain management projects and Web-based electronic commerce. For many organizations, these factors have made it increasingly critical yet substantially more difficult to provide application-to-application interoperability and to share information within and beyond the enterprise.

  The number of applications deployed throughout the enterprise has increased dramatically, now including both enterprise-wide systems such as SAP's R/3 and function-specific applications such as sales force automation or customer support. In addition to purchasing applications from independent software vendors, most organizations continue to run customized, internally developed solutions for specific applications. The proliferation of both internally developed and third party applications has both increased the need to integrate applications and has greatly complicated the integration process.

  As the number of applications has increased, the number and variety of the computing platforms and systems on which they run has also grown significantly. The evolution of computing from mainframes to client/server and then to the Internet and corporate intranets has not led to the emergence of a single preferred platform, but rather has resulted in a coexistence among new and legacy architectures. The number of technology architectures being supported is, in fact, increasing. According to Sentry Market Research, the typical large organization has an average of 13 different operating systems and 10 different Database Management Systems ("DBMSs") today, as compared with 6 different operating systems and 5 different DBMSs in 1993. This diversity compounds the difficulty faced by organizations in providing application-to-application integration.

  In addition to these technological trends within the enterprise, the number of externally linked business partners is increasing. Many corporations, seeking to improve their market responsiveness, competitive position and internal efficiency are creating extended "virtual" organizations among suppliers and customers using electronic commerce technology. Electronic commerce, which combines standards for exchanging data such as EDI with low-cost methods for data transport such as the Internet, now accounts for a wide variety of business transactions including, among others, electronic payments, purchase orders, invoices, health claims and mortgage applications. The proliferation of partners, each with its own internal systems and applications, and the increased demand for creating electronic information flows across both the supply and demand chains, have exacerbated the difficulty in integrating applications between business partners.

  Historical approaches to integrating applications have been expensive, difficult to implement and maintain, and limited in their effectiveness. For example, the costs of integrating R/3 with existing systems often equals or exceeds the cost of the R/3 application software itself. Similarly, the cost of integrating EDI with an organization's business applications often can be the largest single cost component of implementing EDI solutions. Traditionally, organizations have approached the integration problem on a case-specific basis, writing individual programs to allow applications to share information for a specific task or use. Such custom coding is time consuming, prone to error, inflexible and difficult to maintain over time. In addition, an individual solution coded for one specific application generally cannot be used for other integration needs. As the number of potential interfaces grows with each new application, the inability to leverage these home-grown solutions becomes increasingly problematic. Although some software tools are available to assist developers with the integration task, most are "point" solutions designed for specific platforms, applications, DBMSs or data formats and typically require custom coding to create complete solutions.

  As a result, organizations require a new approach to integrating business applications, both within the enterprise and with external business partners. A comprehensive, off-the-shelf solution is needed that can be rapidly implemented and easily maintained, does not require custom interface programs, and supports a heterogenous mix of platforms, architectures, databases and third-party applications.

TSI INTERNATIONAL'S SOLUTION

  TSI International develops and markets software products and related services that allow organizations to facilitate the exchange of information between enterprise applications as well as with external business partners. Key benefits of the TSI International solution include:

  Comprehensive Internal and External Solution. TSI International delivers comprehensive solutions for integrating business applications both within the enterprise and between business partners. Mercator achieves this by transforming the business data from any application so that it can be used by other applications without modifying the applications, without regard to the number of applications involved, and despite differing data structures, syntax or business rules. In addition, Mercator is scaleable to support mission-critical enterprise integration requirements. The Company's EDI solutions permit its customers to exchange information with business partners and to integrate EDI data with back office applications. The Company provides external integration solutions which leverage the Internet as a transport mechanism for EDI and allow enterprises to integrate Web-based applications and transactions with existing enterprise systems.

  Broad Application, Platform and Data Type Support. To satisfy the wide-ranging needs of large organizations, TSI International's solutions provide comprehensive application, platform and data type support. Mercator can be used to integrate internally developed as well as third party systems regardless of the vendor of an application, the tools or programming language in which the application is written or the standards on which the application is based. Mercator links applications running on a wide variety of operating systems running on popular PC and UNIX systems, such as HP, Sun Solaris and RS/6000, as well as IBM mainframes and Digital, AS/400 and Stratus hardware. Mercator transforms data in any format, including user defined, proprietary formats, industry standard formats such as EDI, IDocs (SAP applications) and HL7 (healthcare standard for clinical information), and the Company's EDI solutions support the full range of EDI standards, both national and international.

  Pre-Packaged R/3 Solution. The Company's Mercator for R/3 product is an off-the-shelf solution enabling customers of SAP's R/3 to more easily integrate R/3 modules with legacy and third-party applications. Mercator for R/3 was the first product to be certified by SAP for use with its ALE architecture, the standard SAP has developed for interfacing with R/3. Mercator for R/3 extends the Company's core Mercator product by providing tools to automatically capture R/3 data definitions and adapters for integrating with R/3's inter-application messaging system. Mercator for R/3 allows enterprises to preserve the value of legacy data, utilize best-of-breed software applications and reduce the cost of implementing R/3 in distributed computing environments.

  Ease of Implementation. The Company's Mercator and Trading Partner products are off-the-shelf products which install easily and are designed to provide a rapid return on investment. With Mercator, information technology ("IT") professionals use a graphical user environment to create complete data transformation solutions without the need to write custom interfaces or tailor individual modules of code. Mercator provides a set of pre-built "plug-ins," including adapters for specific applications, transactions, DBMSs, and messaging systems, in order to simplify development of business application integration solutions. The Company's EDI products enable users to be "commerce-ready" with little or no customization required.

STRATEGY

  The Company's strategy is to be the leading supplier of software solutions and related services for integrating business applications within the enterprise and between business partners. Key elements of the Company's strategy include:

  Leverage and Extend Technology Leadership. The Company intends to continue to extend its leading application integration technologies. Mercator for R/3 was the first product certified by SAP for ALE. The Company continually seeks to leverage its core Mercator technology by developing pre-packaged solutions for additional third party applications, data formats, DBMSs, messaging systems and computing platforms. The Company is the leading provider of Windows-based EDI software and has recently introduced Trading Partner PC/32, the first EDI product designed for Windows 95 and Windows NT.

  Target the Enterprise Application Market. The Company believes that significant opportunity exists for software solutions which enable enterprise wide ERP systems to be integrated with other applications throughout the organization. In addition to its core Mercator products, the Company currently markets Mercator for R/3 for users of SAP's R/3 and intends to develop and market additional pre-packaged versions of Mercator with functionality targeted specifically at other popular enterprise application suites.

  Expand Distribution Channels. In addition to its direct sales force, the Company is creating marketing programs to focus on third-party vendors of application software, connectivity tools, systems integration services and other products and services which complement the Company's core capabilities. The Company believes that such relationships can provide market visibility for the Company's products, additional sales opportunities, and an additional source of services and technical support for the Company's customers. The Company intends to expand these third-party channels in both domestic and international markets in addition to continuing to expand its direct sales force.

  Leverage Customer Base. The Company intends to market its products and services in order to expand their use within existing customer accounts. The Company believes significant opportunity exists to increase the number of Mercator licenses sold to its existing Mercator and Trading Partner customers. In addition, the Company believes that its customers are increasingly pursuing emerging applications such as Web-based electronic commerce and data warehousing initiatives and that this provides an opportunity to use Mercator to integrate these new applications with existing enterprise systems.

  Expand Professional Services Capability. As the Company's solutions have become more central to mission critical applications, there has been an increased demand for comprehensive service offerings to complement the Company's products. The Company intends to increase the number of its service professionals and the scope of its service offerings with the goal of maximizing license revenues from sales of its products. The Company expects its service offerings to be focused on opportunities and projects which the Company believes can lead to widespread deployments of Mercator within an enterprise. The Company intends to augment its own service offerings by seeking strategic relationships with major system integrators and other service providers.

PRODUCTS AND SERVICES

  The Company's business application integration products include two software product lines, the Mercator family and the Trading Partner family. The following table depicts the Company's current business application integration product offerings and suggested list prices:

                                         ORIGINAL        MOST
             PRODUCT NAME              RELEASE DATE RECENT RELEASE US SUGGESTED LIST PRICE (1)
 ------------------------------------- ------------ -------------- ---------------------------
 MERCATOR PRODUCTS:
 Mercator:
    Authoring System..................    12/93        5/96          $3,000/seat
    Execution Engines.................    12/93        5/96          from $600 Windows/DOS to
                                                                     $50,000 mainframe
 Mercator for R/3.....................    6/96         6/96          from $37,500/system
 TRADING PARTNER PRODUCTS:
 Trading Partner PC...................    6/88         2/97          $1,495
 Trading Partner PC/32................    10/96        10/96         $1,995
 Trading Partner Kits.................    10/92        various       from $295
 Trading Partner EC...................    11/90        10/95         $75,000

--------
(1) The terms and conditions, including sales prices and discounts from list prices, of individual license transactions may be negotiated based on volumes and commitments and may vary considerably from customer to customer.

 Mercator Products

  The Company's flagship Mercator family of products is an integrated set of tools used by IT professionals to integrate data between different business applications. Mercator was initially released in December 1993 and, as of March 31, 1997, had been licensed to more than 870 customers worldwide.

  Mercator. Mercator enables application integration by transforming or mapping data between and among the unique data formats of business applications. It provides a Windows-based Authoring System which is used to define data formats and mapping solutions, and separate run-time Execution Engines for map execution. Complete data transformations can be created without writing custom interface programs. Mercator requires no pre-processing of data prior to mapping, can transform data between multiple sources and destinations in a single process, and supports map execution on a wide range of platforms. Customers who deploy a map to run on multiple platforms also license an Execution Engine for each platform. The Company currently offers Execution Engines for Window 3.1, Windows 95, Windows NT, PC DOS, SCO UNIX, HP-UX, Sun Solaris/OS, AIX, Alpha NT, Digital UNIX, VAX VMS, Open VMS, OS/400, Stratus FTX, VOS and Continuum, MVS, and MVS/CICS.

  Mercator for R/3. Initially released in June 1996, Mercator for R/3 is a version of Mercator that includes specific extensions to meet the needs of R/3 integration. Mercator for R/3 was the first software product to be certified by SAP for use with its ALE architecture. Mercator for R/3 extends the core Mercator product by providing tools to automatically capture R/3 data definitions, and adapters for integrating with R/3's inter-application messaging system. In addition, Mercator for R/3 provides data transformation support for other R/3 data conversion and interfacing requirements including the initial conversion of data to R/3 from existing systems and interfaces with data warehouses.

 Trading Partner Products

  The Company's Trading Partner products consist of a set of EDI management software products and include Trading Partner PC, a Windows-based product, and Trading Partner EC, a mainframe-based product.

The Trading Partner products can be sold as stand-alone EDI products, but are often sold in conjunction with Mercator products to enable businesses to both manage their EDI relationships and to integrate their EDI data into enterprise applications. Trading Partner products allow customers to communicate with their partners through direct connections, VANs or the Internet.

  Trading Partner PC. Introduced in 1989, Trading Partner PC was the first Windows-based EDI translator in the United States and has been licensed to more than 5,000 businesses worldwide. In October 1996, TSI introduced Trading Partner PC/32, the first Windows 95 desktop solution in the market. The Company has developed more than 100 "kits" which support a particular trading partner's EDI specifications and provide "plug and play" solutions for EDI trading. The Company markets kits for many major EDI trading partners including Compaq Computer Corporation, International Business Machines Corporation, J.C. Penney Company, Inc., Sears, Roebuck and Company, Target Stores and Wal-Mart Stores, Inc. The Company's OnCall*EDI products are a series of EDI kits for electronic purchasing for the health care provider market and has been licensed to more than 1,100 hospitals.

  Trading Partner EC. Trading Partner EC is a mainframe-based EDI translation product which provides EDI management capability for companies with large EDI programs. It includes Mercator as its core data transformation engine and offers the user the means to integrate EDI data directly into applications without the need to write custom interface programs commonly required by other translator products. Using Mercator, customers who plan to migrate their EDI program from the mainframe can do so without incurring additional cost and effort for recreating their EDI interfaces. Trading Partner EC and its predecessor product have been licensed to more than 200 businesses worldwide.

 KEY/MASTER

  In addition to the Company's applications integration products described above, the Company licenses and supports KEY/MASTER, a legacy data entry product which is used on mainframe terminals or PCs on local area networks, and is the leading software product for automating the key entry of high volume, repetitive data from business documents. KEY/MASTER has been licensed to more than 900 customers worldwide. Because KEY/MASTER is a mature product, revenues derived from KEY/MASTER are primarily maintenance-related and the Company expects in the future to make only minor investments in KEY/MASTER to meet the needs of its current installed base.

 Services

  Professional Services. TSI offers consulting and professional services to customers who wish to have the Company's professionals plan, design or implement their application integration projects. The Company intends to expand the number of service professionals and the scope of the services offered as it continues to address the enterprise application integration needs of large organizations. The Company believes that enterprises implementing the R/3 system in particular represent a significant opportunity for the Company to market its professional services in support of Mercator for R/3.

  Training. In order to assure that its customers are successful in using its products, TSI provides training in its four training centers or at customer locations. The Company offers a number of courses ranging from two to five days in length with educational content including basic product functionality and hands-on use of the product. The Company recommends that its Mercator customers attend a basic three-day training course and believes that a majority of its Mercator customers elect to participate in such training.

CUSTOMERS

  As of March 31, 1997, TSI had directly licensed its software to more than 6,000 customers worldwide. Numerous others have licensed the Company's products through VARs, ISVs, SIs or other third parties who distribute its products to business partners to facilitate the integration of their respective business applications.

  The Company's customer base includes businesses from many industries, including finance, banking, healthcare, technology, government, retail, manufacturing, automotive, oil and gas, utilities, communications, insurance and transportation. The following is a partial list of the Company's end user and third party Mercator customers:


         END USER CUSTOMERS                                VARS, ISVS AND SIS
  _________________________________                        _________________________________
  Blue Cross Blue Shield of Massachusetts                  Actra Business Systems LLC
  Canadian National Railway Company                        Allegiance Corporation
  CIGNA Corporation                                        American Express Travel Related Services, Inc.
  Deere & Company                                          American Software, Inc.
  Dun & Bradstreet                                         ARI Services Network, Inc.
  Eastman Kodak Company                                    Axolotl Corp.
  First Chicago NBD Corporation                            CEBRA Inc.
  General Mills, Inc.                                      Citibank, N.A.
  Georgia-Pacific Corporation                              Compaq Computer Corporation
  Hoechst AG                                               Connect, Inc.
  Home Savings of America                                  Federal Express Corporation
  LitleNet, Inc.                                           GTE Data Services Incorporated
  Lucent Technologies Inc.                                 HBO & Company
  Nestle Canada, Inc.                                      Hewlett-Packard Company
  NYNEX Corporation                                        International Business Machines Corporation
  Petroleos de Venezuela, S.A.                             Pivotpoint, Inc.
  Prudential Insurance Company of America                  RS Information Systems, Inc.
  Royal Canadian Mounted Police                            S2 Systems, Inc.
  Sara Lee Hosiery, Inc.                                   Software Consulting Partners, Inc.
  The Toronto Dominion Bank

SALES AND MARKETING

 Sales

  The Company markets its products and services through both direct and third party channels. The Company's goal is to achieve broad market penetration by pursuing multiple channels of distribution.

  As of March 31, 1997, the Company's sales organization consisted of 49 employees. The Company's direct field sales force focuses on sales of Mercator and Trading Partner products to Fortune 1000 companies. The Company also maintains a telesales organization as part of its direct sales force which generally targets smaller businesses. The field sales force also includes alternate channel managers who are responsible for sales through third parties. The sales organization includes systems engineers who assist with both pre- and post-sales activities.

  An important part of the Company's sales strategy is to continue to develop its indirect distribution channels such as VARs, ISVs, SIs and distributors. As of March 31, 1997, approximately 45 third parties had agreements with the Company to resell, embed or otherwise bundle the Company's products with their offerings in the United States. See "Risk Factors -- Dependence Upon Development of Distribution Channels."

  The Company markets its products and services outside of North America through a sales office located in the United Kingdom and through indirect channels. Although revenues from international customers were approximately 10% of the Company's total revenues during 1996 and the first quarter of 1997, the international market is important to the Company, and it intends to expand its sales and marketing efforts outside North America by adding distributors and additional sales staff. See "Risk Factors--Risks Associated with International Expansion."

 Marketing

  The Company utilizes a wide variety of marketing programs which are intended to attract potential customers and to promote the Company and its brand names. The Company uses a mix of market research, analyst updates, seminars, direct mail, print advertising, tradeshows, speaking engagements, public relations, customer newsletters, and Web site marketing in order to achieve these goals. The marketing department also produces collateral material for distribution to prospects including demonstrations, presentation materials, white papers, brochures, fact sheets, and materials that are specific to the area of interest. The Company also hosts an annual user conference for its customers and maintains an Alliance Program designed to support its channel partners with a variety of programs, incentives, support plans and an annual conference. As of March 31, 1997, there were 10 employees in the Company's marketing organization.

TECHNOLOGY

  The Company's core Mercator technology provides a platform for creating data transformation solutions which satisfy application integration requirements across a variety of computing environments. The architecture of the Mercator platform is based on object concepts, providing reusability, interoperability and scaleability during the design process and in the resulting solutions. The Mercator platform permits the Company to efficiently construct and deliver integration solutions for specific markets and also allows ISVs and SIs to embed Mercator functionality within their own offerings.

  The central components of the Mercator platform are a Windows-based Authoring System for creating data transformation "maps" and one or more run-time Execution Engines for map execution. A map is an executable module that describes the required transformation and re-ordering of data between source and destination objects such as files, databases, applications and messages. The Authoring System provides an intuitive drag-and-drop environment for defining the source and destination data objects, defining the rules for mapping the sources to the destinations, and building the resulting map object. Map objects built using Mercator can be ported automatically to any of 19 different execution environments.

[Set forth on this page is an oval shaped graphic. Within the oval are two rectangular boxes each with a caption heading, top to bottom, "Authoring System" and "Execution Engine." Also within the oval is an oval with a caption "Map Object" with a line from each of the boxes. The oval has an additional oval, labeled "Transaction Workflow Management *" surrounding it and three additional ovals below the oval, connected by lines, labeled "Adapters," "Importers" and "Application Solutions," from left to right, respectively.]


               [FLOWCHART OF THE MERCATOR PLATFORM APPEARS HERE]

      * Available in the second half of 1997

  Descriptions of source and destination objects are entered by the user through Mercator's graphical interface. To simplify data definition, the Company provides pre-packaged objects for a number of commonly used data standards and the Company also provides importers for creating objects from higher level (meta) data definitions. Data object definitions within Mercator include information regarding their format, structure and business rules, which eliminates the need to explicitly identify the context of a data object during map construction and maintains the logical integrity of the resulting mapping solution.

  Once the source and destination objects have been defined, the user creates maps by specifying the rules for transforming data from the sources to the destinations. For many mapping tasks, the user need only "drag" a source object and "drop" it on the destination object. Multiple data sources can be transformed to multiple destinations in a single mapping operation. The user has point-and-click access to a variety of pre-built functions to enhance the mapping rules including support for selection, extraction, computation, logical operations, parsing, substitution, re-ordering, validation and conversion.

  Using Mercator's Authoring System, map objects are built and tested in the Windows environment. The resulting Mercator map can be implemented using a Mercator Execution Engine appropriate to the target platform. Target platforms currently supported include Windows 3.1, Windows 95, Windows NT, PC DOS, SCO UNIX, HP-UX, Sun Solaris/OS, AIX, Alpha NT, Digital UNIX, VAX VMS, Open VMS, OS/400, Stratus FTX and VOS, MVS, and MVS/CICS.

  The Company provides adapters and importers which interface to and from specific databases, messaging systems, and applications enabling connectivity to a specific source or destination that can be defined directly within a mapping operation. Adapters are currently available for ODBC-compliant databases, Oracle7 databases, and SAP's ALE. The Company is developing adapters for additional databases and messaging systems including MQSeries, IBM's enterprise messaging software. Importers are currently available for COBOL copybooks, database tables for ODBC-compliant and Oracle7 databases, and R/3 IDocs. In addition, the Company provides pre-packaged data objects for national and international standards for EDI and data definitions for specific industries such as healthcare and transportation.

  Mercator was architected so that adapters and importers can be added without modifying the core Mercator technology. Mercator for R/3, for example, is a packaged offering which leverages the core Mercator Authoring System and Execution Engines by providing adapters for communicating with SAP's ALE architecture and importers for R/3 data definitions ("IDocs"). The Company's other products also leverage Mercator's core technology. The underlying EDI translation support for OnCall*EDI is provided by Mercator and Trading Partner EC incorporates Mercator as the data integration component for integrating EDI data with existing applications. In addition, the Company's customers can use Mercator to create their own applications where embedded data transformation is a requirement.

PRODUCT DEVELOPMENT

  Since inception, TSI has made substantial investments in research and development through both internal development and technology acquisition. The Company expects that most of its enhancements to existing products and new products will be developed internally. However, the Company will evaluate on an ongoing basis externally developed technologies for integration into its product lines.

  The Company expects that a substantial majority of its research and development activities will be related to developing enhancements and extensions to its Mercator and Trading Partner product lines. Following Mercator's introduction, product development was initially driven by demand for additional mapping functionality and support for additional execution platforms. Later, development focus shifted to automating Mercator support for specific sources and destinations through an expanded set of adapters and importers, and development of additional pre-packaged integration solutions for specific markets.

  During the second half of 1997, the Company intends to add a graphical transaction workflow management tool to the core set of Mercator capabilities. This tool is designed to support graphical design and specification of transaction workflows, sources and destinations for maps, triggering events, and options for map execution. In addition, the Company is currently beta testing a scaleable client/server offering for electronic commerce which is based on Mercator technology. The Company intends to release this product in the second half of 1997. Shipment of the product for selected hardware and software platforms is expected to occur during the fourth quarter of 1997.

  As of March 31, 1997, there were 40 employees in the Company's research and development organization, more than half of which was dedicated to Mercator. The Company's product development expenditures for 1994, 1995, 1996 and the first quarter of 1997 were $2.2 million, $3.1 million, $3.4 million and $1.1 million, respectively. The Company expects that it will continue to commit significant resources to product development in the future. To date, all product development expenses have been expensed as incurred.

  The market for the Company's products and services is characterized by extremely rapid technological change, frequent new product introductions and enhancements, evolving industry standards, and rapidly changing customer requirements. The introduction of products incorporating new technologies and the emergence of new industry standards could render existing products obsolete and unmarketable. The Company's future success will depend in part upon its ability to anticipate changes and enhance its current products and develop and introduce new products that keep pace with technological advancements and address the increasingly sophisticated needs of its customers. See "Risk Factors -- Risks Associated with Technological Change, Product Enhancements and New Product Development."

CUSTOMER SUPPORT

  The Company believes that a high level of customer service and support is important to its success, and the Company provides a range of support services to its customers. The Company maintains product and technology experts on call at all times and has support call centers located at its offices in Wilton, Connecticut; Bannockburn, Illinois; and Boca Raton, Florida in the United States and in its United Kingdom office. The Company is currently installing an automated Company-wide help desk system to augment its customer support efforts. This system is currently expected to be implemented during the third quarter of 1997.

COMPETITION

  The market for the Company's products and services is extremely competitive and subject to rapid change. Because there are relatively low barriers to entry in the software market, the Company expects additional competition from other established and emerging companies. The Company believes that the competitive factors affecting the market for the Company's products and services include product functionality and features; quality of professional services offerings; product quality, performance and price; ease of product implementation; quality of customer support services; customer training and documentation; and vendor and product reputation. The relative importance of each of these factors depends upon the specific customer environment. Although the Company believes that its products and services currently compete favorably with respect to such factors, there can be no assurance that the Company can maintain its competitive position against current and potential competitors.

  In the business application integration market, the Company's Mercator products and related services compete primarily against solutions developed internally by individual businesses to meet their specific business application integration needs. As a result, the Company must educate prospective customers as to the advantages of the Company's products and services as opposed to internally developed solutions and there can be no assurance that the Company will be able to adequately educate potential customers to the benefits provided by the Company's products and services. In the EDI market, the Company's Trading Partner products compete with products offered by companies offering proprietary VAN services as part of their EDI solution and the Company's PC-based Trading Partner products also compete with PC-based products offered by a number of other EDI software vendors.

  Many of the Company's current and potential competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition and larger customer bases than the Company. The Company's present or future competitors may be able to develop products comparable or superior to those offered by the Company, adapt more quickly than the Company to new technologies, evolving industry trends or customer requirements, or devote greater resources to the development, promotion and sale of their products than the Company. Accordingly, there can be no assurance that the Company will be able to compete effectively in its markets, that competition will not intensify or that future competition will not have a material adverse effect on the Company's business, operating results and financial condition.

  The Company expects that it will face increasing pricing pressures from its current competitors and new market entrants. The Company's competitors may engage in pricing practices that reduce the average selling prices of the Company's products and related services. To offset declining average selling prices, the Company believes that it must successfully introduce and sell enhancements to existing products and new products on a timely basis and develop enhancements to existing products and new products that incorporate features that can be sold at higher average selling prices. To the extent that enhancements to existing products and new products are not developed in a timely manner, do not achieve customer acceptance or do not generate higher average selling prices, the Company's gross margins may decline, and such decline could have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors--Competition."

PROPRIETARY TECHNOLOGY

  The Company's success is dependent upon its proprietary software technology. The Company does not currently have any patents and relies principally on trade secret, copyright and trademark laws, nondisclosure and other contractual agreements and technical measures to protect its technology. The Company also believes that factors such as the technological and creative skills of its personnel, product enhancements and new product developments are essential to establishing and maintaining a technology leadership position. The Company enters into confidentiality and/or license agreements with its employees, distributors and customers, and limits access to and distribution of its software, documentation and other proprietary information. There can be no assurance that the steps taken by the Company will prevent misappropriation of its technology, and such protections do not preclude competitors from developing products with functionality or features similar to the Company's products. Furthermore, there can be no assurance that third parties will not independently develop competing technologies that are substantially equivalent or superior to the Company's technologies. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. Any failure by or inability of the Company to protect its proprietary technology could have a material adverse effect on the Company's business, operating results and financial condition.

  Although the Company does not believe its products infringe the proprietary rights of any third parties, there can be no assurance that infringement claims will not be asserted against the Company or its customers in the future. Furthermore, the Company may initiate claims or litigation against third parties for infringement of the Company's proprietary rights or to establish the validity of the Company's proprietary rights. Litigation, either as plaintiff or defendant, would cause the Company to incur substantial costs and divert management resources from productive tasks whether or not such litigation is resolved in the Company's favor, which could have a material adverse effect on the Company's business, operating results and financial condition. Parties making claims against the Company could secure substantial damages, as well as injunctive or other equitable relief which could effectively block the Company's ability to license its products in the United States or abroad. Such a judgment could have a material adverse effect on the Company's business, operating results and financial condition. If it appears necessary or desirable, the Company may seek licenses to intellectual property that it is allegedly infringing. There can be no assurance, however, that licenses could be obtained on commercially reasonable terms, if at all, or that the terms of any offered licensed will be acceptable to the Company. The failure to obtain the necessary licenses or other rights could have a material adverse effect on the Company's business, operating results and financial condition. As the number of software products in the industry increases and the functionality of these products further overlaps, the Company believes that software developers may become increasingly subject to infringement claims. Any such claims, with or without merit, can be time consuming and expensive to defend and could adversely affect the Company's business, operating results and financial condition. There are currently no pending claims that the Company's products, trademarks or other proprietary rights infringe upon the proprietary rights of third parties. See "Risk Factors -- Dependence on Proprietary Technology."

EMPLOYEES

  As of March 31, 1997, the Company had 151 full-time employees, including 40 in research and development, 34 in professional services and customer support, 59 in sales and marketing and 18 in finance and administration. The Company's employees are not represented by any union and the Company believes that its relations with employees are good. See "Risk Factors -- Dependence on Key Personnel; Need to Attract and Retain Sales, Professional Services and Technical Personnel."

FACILITIES

  The Company's principal executive offices are located in Wilton, Connecticut and consist of approximately 19,000 square feet under a lease expiring in 2001. The Company also leases approximately 12,000 square feet of office space in Bannockburn, Illinois which is used primarily for its telesales operations, approximately 8,500 square feet of office space in Boca Raton, Florida, which is used primarily for research and development activities and approximately 3,200 square feet of office space in the United Kingdom. All of the Company's offices have fully-equipped training centers. The Company believes that its existing facilities are adequate to support its current needs and that, if needed, suitable additional facilities will be available on commercially reasonable terms.

                                  MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

  The executive officers, key employees and directors of the Company are as follows:

                 NAME               AGE         POSITION WITH THE COMPANY
   -------------------------------- --- ----------------------------------------
   Constance F. Galley(1)..........  55 President and Chief Executive Officer
                                         and Director
   Eric A. Amster..................  43 Vice President, Sales
   Robert Bouton...................  56 Vice President, Marketing
   Ira A. Gerard...................  49 Vice President, Finance and
                                         Administration, Chief Financial Officer
                                         and Secretary
   Paul Lemme......................  62 Vice President, Professional Services
   James Monks.....................  41 Vice President, International Operations
   David Raye......................  36 Vice President, Operations
   Edward J. Watson................  59 Executive Vice President, Business
                                         Development
   Saydean Zeldin..................  56 Vice President, Research and Development
   Stewart K.P. Gross(1)(2)........  37 Director
   Ernest E. Keet(1)(2)............  56 Director
   John J. Pendray(1)(2)...........  57 Director
   Dennis G. Sisco(1)(2)...........  50 Director

--------
(1) Member of the Audit Committee
(2) Member of the Compensation Committee

  Constance F. Galley has been President, Chief Executive Officer and a director of the Company since 1985, when the Company commenced operating as an independent entity. Prior to 1985, Ms. Galley directed the Company's Marketing and Development Operations when the Company was part of the Dun & Bradstreet Corporation. Ms. Galley is a member of the Board of Directors of the software division of ITAA and is the Chairperson of SACIA, the Business Council of Southwestern Connecticut. Ms. Galley holds a Bachelor of Arts degree in Chemistry from Duke University.

  Eric A. Amster has been Vice President, Sales since joining the Company in December 1995. From February 1992 until December 1995, Mr. Amster was employed by General DataComm Industries, Inc., a data communications company, where he served most recently as Vice President of U.S. Federal and Commercial Sales. Mr. Amster holds a Bachelor of Science degree in Computer Science from the University of Maryland.

  Robert Bouton has been Vice President, Marketing since joining the Company in March 1992. Prior to March 1992, Mr. Bouton served in various sales and marketing capacities in the software industry, including Vice President, Marketing for CGI Systems. Mr. Bouton holds a Bachelor of Science degree in Electrical Engineering from Cornell University.

  Ira A. Gerard has been Vice President, Finance and Administration, Chief Financial Officer and Secretary since joining the Company in October 1995. From March 1994 to October 1995, Mr. Gerard served as Vice President and Chief Financial Officer of Adage Systems International, Inc., an ERP software company. From July 1993 to March 1994, Mr. Gerard was an independent consultant. From December 1989 until July 1993, Mr. Gerard was employed by Gestetner PLC, a photocopier and photographic equipment company, where he served most recently as Vice President, Finance and Operations. Mr. Gerard holds a Bachelor of Arts degree in Economics from Union College and a Master of Business Administration from Harvard University.

  Paul Lemme has been the Vice President, Professional Services since joining the Company in April 1990. Prior to 1990, Mr. Lemme was President of P. Lemme & Associates, an EDI implementation consulting company. Mr. Lemme is the author of the book "EDI Success." Mr. Lemme attended The State University of Iowa.

  James Monks has been Vice President, International Operations of the Company since May 1997 and was Director, International Operations of the Company from May 1992 until May 1997. From May 1989 until May 1992, Mr. Monks served as the Company's Director of European Operations and from April 1985 until May 1989, Mr. Monks served as the Company's U.K. Manager. Prior to April 1985, Mr. Monks held various technical support and management positions with the Company when the Company was a part of the Dun & Bradstreet Corporation. Mr. Monks holds an Honours Degree in Sports Science and Geography from the University of Loughborough, U.K.

  David Raye has been the Vice President, Operations of the Company since June 1994. From August 1992 until May 1994, Mr. Raye served as Vice President, KEY/MASTER Operations. From August 1991 until July 1992, Mr. Raye served as the Company's Director of Operations. Prior to August 1991, Mr. Raye served in various management capacities in the software industry including Director of Marketing for Information Sciences and Senior Product Marketing Manager for On-Line Software, International. Mr. Raye holds a Bachelor of Science degree in Marketing from Rutgers University and a Master of Business Administration from St. John's University, New York.

  Edward J. Watson has been Executive Vice President, Business Development of the Company since June 1994. From January 1994 until June 1994, Mr. Watson managed the Company's PC Division. From November 1990 until January 1994, Mr. Watson was a consultant to the Company and a General Partner of DownEast Partners, a consulting company. Prior to 1990, Mr. Watson served in various management capacities in the software industry, including President of TSI International (the predecessor of the Company) and Higher Order Software. Mr. Watson is married to Ms. Saydean Zeldin, the Vice President, Research and Development of the Company. Mr. Watson attended Oxford University.

  Saydean Zeldin has been Vice President, Research and Development of the Company since October 1994. From November 1990 to October 1994, Ms. Zeldin was a consultant to the Company and a general partner at DownEast Partners, a consulting company. Prior to 1990, Ms. Zeldin served in several senior engineering positions in the software industry, including serving as Founder and President of Touchstone Engineering, a software company that developed a management planning system using artificial intelligence technology, and Founder and Executive Vice President of Higher Order Software. Ms. Zeldin was also responsible for the re-entry guidance development of the Apollo flight software at the Instrumentation Laboratory, a laboratory of MIT. Ms. Zeldin is married to Mr. Watson, the Executive Vice President, Business Development of the Company. Ms. Zeldin holds a Bachelor of Arts degree in Physics from Temple University.

  Stewart K.P. Gross has served as a director of the Company since April 1993. Mr. Gross is a Managing Director of E.M. Warburg Pincus & Co., LLC and has been employed by E.M. Warburg Pincus & Co., LLC since 1987. Prior to 1987, Mr. Gross was employed at Morgan Stanley & Co. Mr. Gross is a director of Vanstar Corporation, BEA Systems and several privately-held companies.

  Ernest E. Keet has served as a director of the Company since April 1985. Mr. Keet is the Chief Executive Officer and a director of Axolotl Corp. and from May 1995 until December 1996, was the President of Axolotl Corp. Mr. Keet has been the President and a member of the Board of Directors of Vanguard Atlantic Ltd. since April 1984. Mr. Keet also served as the Chairman and Chief Executive Officer of ECsoft Ltd. from November 1989 to April 1994.

  John J. Pendray has served as a director of the Company since April 1985. Mr. Pendray has been an Executive in Residence at George Mason University since November 1996. Prior to joining George Mason University, Mr. Pendray was the President of the International Group at Cincinnati Bell Information Systems from March 1993 to August 1996. From July 1992 to March 1993, Mr. Pendray was an independent consultant. From 1985 until July 1992, Mr. Pendray was a senior partner at Vanguard Atlantic, Ltd.

  Dennis G. Sisco has served as a director of the Company since January 1990. From December 1988 until February 1997, Mr. Sisco was the President of D&B Enterprises, Inc. (now Cognizant Enterprises, Inc.). From December 1988 until February 1997, Mr. Sisco had also been employed by Cognizant Corporation and its predecessor The Dun & Bradstreet Corporation, most recently as an Executive Vice President. Mr. Sisco is also a director of the Gartner Group, Inc., Oacis Healthcare Holdings Corporation and Aspect Development, Inc.

  Directors are elected by the stockholders at each annual meeting of stockholders to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. Executive officers are chosen by, and serve at the discretion of, the Board of Directors. The current directors were elected pursuant to a stockholders' agreement pursuant to which certain stockholders agreed to vote their shares to elect Messrs. Gross, Keet, Pendray and Sisco and Ms. Galley to the Board of Directors. This agreement will be terminated upon the closing of this offering. Except for Mr. Watson and Ms. Zeldin, there are no family relationships among any of the Company's directors or executive officers.

DIRECTOR COMPENSATION

  The Company reimburses the members of its Board for expenses associated with their attendance at Board meetings and at Board Committee meetings. None of the members of the Board is entitled to receive fees for attendance at Board meetings or at Board Committee meetings.

  In May 1997, the Company adopted and the Company's stockholders approved the 1997 Directors Stock Option Plan (the "Directors Plan") and reserved a total of 225,000 shares of the Company's Common Stock for issuance thereunder. Members of the Board who are not employees of the Company, or any parent or subsidiary of the Company are eligible to receive stock options under the Directors Plan. Each eligible director who is or becomes a member of the Board on or after May 10, 1997 will automatically be granted an option for 15,000 shares. Accordingly, each of Messrs. Gross, Keet, Pendray and Sisco received options to purchase 15,000 shares of Common Stock in May 1997. Upon each one-year anniversary of the date such director is granted the 15,000 share option, he or she will receive an additional option grant for 3,750 shares, provided such director has served continuously as a member of the Board. Each 15,000 share option granted under the Directors Plan will vest over four years as to 25% of the shares on the last day of each twelve-month period following the date such 15,000 share option was granted. Each 3,750 share option granted under the Directors Plan will vest as to 100% of the shares on the last day of the twelve month period following the date such 3,750 share option was granted. Each option granted under the Directors Plan prior to the effective date of this offering will be granted at a per share exercise price equal to the fair market value of a share of the Company's Common Stock as determined by the Board. Each option granted after the effective date of this offering will be granted at a per share exercise price equal to the closing price of a share of the Company's Common Stock on the Nasdaq National Market on the date of grant. Options granted under the 1997 Plan generally expire three months after the termination of the optionee's service to the Company or a parent or subsidiary of the Company, except in the case of death or disability, in which case the options may be exercised up to 12 months following the date of death or termination of service. In the event of a merger, consolidation or certain other change of control transactions, the vesting of all outstanding options granted pursuant to the Directors Plan will accelerate and become exercisable in full prior to the close of such corporate transaction. The Directors Plan will terminate in May 2007, unless terminated earlier in accordance with the provisions of the Directors Plan.

EXECUTIVE COMPENSATION

  The following table sets forth all compensation awarded to, earned by, or paid for services rendered to the Company in all capacities during 1996 by (i) the Company's chief executive officer and (ii) the Company's four other most highly compensated executive officers whose salary exceeded $100,000 and who were serving as executive officers at the end of that year (together, the "Named Officers").

                          SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                                                   COMPENSATION
                                                                   ------------
                                                                      AWARDS
                                                                   ------------
                                                                    SECURITIES
                                                     OTHER ANNUAL   UNDERLYING
NAME AND PRINCIPAL POSITION       SALARY(1) BONUS(2) COMPENSATION    OPTIONS
---------------------------       --------- -------- ------------  ------------
Constance F. Galley
 President, Chief Executive
 Officer and Director............ $165,000  $50,000    $ 5,031(3)        --
Edward J. Watson
 Executive Vice President,
 Business Development............ $150,000  $20,000    $ 2,922(3)        --
Ira A. Gerard
 Vice President, Finance and
 Administration, Chief Financial
 Officer and Secretary........... $146,000  $20,000    $ 6,516(3)        --
Saydean Zeldin
 Vice President, Research and
 Development..................... $130,000  $20,000    $ 2,922(3)     36,000
Eric A. Amster
 Vice President, Sales........... $125,000      --     $85,951(4)     36,000

--------
(1) See "-- Compensation Agreements."
(2) Bonus amounts are reported in the year paid.
(3) Represents the portion of health, life and disability insurance premiums paid by the Company.
(4) Includes sales commissions paid to Mr. Amster by the Company in the amount of $80,982 in 1996 and $4,918 for the portion of health, life and disability insurance premiums paid by the Company.

  The following table sets forth information regarding option grants pursuant to the 1993 Plan during 1996 to each of the Named Officers.

                             OPTION GRANTS IN 1996

                                                                            POTENTIAL REALIZABLE
                                                                              VALUE AT ASSUMED
                         NUMBER OF  PERCENTAGE OF                           ANNUAL RATES OF STOCK
                         SECURITIES TOTAL OPTIONS                            PRICE APPRECIATION
                         UNDERLYING  GRANTED TO                              FOR OPTION TERM(4)
                          OPTIONS   EMPLOYEES IN  EXERCISE PRICE EXPIRATION ---------------------
NAME                     GRANTED(1)    1996(2)     PER SHARE(3)     DATE        5%        10%
----                     ---------- ------------- -------------- ---------- ---------- ----------
Constance F. Galley(5)..      --         --             --             --          --         --
Edward J. Watson........      --         --             --             --          --         --
Ira A. Gerard...........      --         --             --             --          --         --
Saydean Zeldin..........   36,000         24%         $1.67       11/25/06    $409,122   $686,998
Eric A. Amster..........   36,000         24%         $1.67       11/25/06     409,122    686,998

--------
(1) Options granted in 1996 vest as to twenty-five percent (25%) of the shares covered by such option each year following the date of grant, subject to acceleration under certain circumstances. Under the 1993 Plan, the Board or a committee of the Board retains discretion, subject to 1993 Plan limits, to modify the terms of outstanding options. The options have a term of ten years if the grantee is based in the United States and a term of seven years if the grantee is based in the United Kingdom subject to earlier termination in certain situations related to termination of employment. See "-- Employee Benefit Plans."

(2) Based on a total of 150,000 options granted to all employees during 1996.
(3) All options were granted at an exercise price equal to the fair market value of the Company's Common Stock as determined by the Board on the date of the grant. The Company's Common Stock was not publicly traded at the time of the option grants.
(4) Potential realizable values are calculated based on the fair market value of the Common Stock at the date of grant (which is assumed to be the assumed initial public offering price of $8.00 per share) and minus the exercise price. The 5% and 10% assumed annual rates of compounded stock appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock price. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.
(5) On May 8, 1997, Ms. Galley was granted an option under the 1993 Plan to purchase 112,500 shares of Common Stock at an exercise price of $6.67 per share. This option expires on May 8, 2007.

  The following table sets forth information concerning unexercised options held at December 31, 1996 with respect to each of the Named Officers. No options were exercised by the Named Officers during 1996.

            AGGREGATE OPTION EXERCISES IN 1996 AND YEAR-END VALUES

                               NUMBER OF SECURITIES
                              UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                              OPTIONS AT FISCAL YEAR-    IN-THE-MONEY OPTIONS
                                        END            AT FISCAL YEAR-END ($)(1)
                             ------------------------- -------------------------
   NAME                      EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
   ----                      ----------- ------------- ----------- -------------
   Constance F. Galley......   142,461       28,500     $189,948     $ 38,000
   Edward J. Watson.........   120,000       36,000     $160,000     $ 48,000
   Ira A. Gerard............    36,000      108,000     $ 48,000     $144,000
   Saydean Zeldin...........    45,375       79,125     $ 60,500     $ 57,500
   Eric A. Amster...........    18,000       90,000     $ 24,000     $ 72,000

--------
(1) Based on the fair market value of the option shares at December 31, 1996 ($1.67 as determined by the Board of Directors) less the exercise price.

COMPENSATION AGREEMENTS

  The Company has entered into agreements with the following executive officers of the Company: Constance Galley, the Company's President and Chief Executive Officer; Ira Gerard, the Company's Vice President, Finance and Administration and Chief Financial Officer; Eric Amster, the Company's Vice President, Sales; Edward Watson, the Company's Executive Vice President, New Business Development; and Saydean Zeldin, the Company's Vice President, Research and Development.

  Ms. Galley's agreement provides for an annual base salary of $225,000. Ms. Galley is also eligible to receive an annual bonus based upon the Company achieving certain financial objectives for such year. This agreement may be terminated by the Company at any time for any reason. If Ms. Galley is terminated without cause, she will continue to receive her base salary for a one-year period following such termination. In the event that the Company is acquired by a company that does not continue to employ Ms. Galley, she will continue to receive her base salary for a one-year period following such termination.

  Mr. Gerard's agreement provides for an initial annual base salary of $146,000 and a grant of an option to purchase an aggregate of 144,000 shares of Common Stock. Mr. Gerard currently receives a base salary of $160,000. Mr. Gerard is eligible to receive a bonus of up to $25,000 per year for meeting corporate objectives for such year. This agreement may be terminated by the Company at any time for any reason. If Mr. Gerard is terminated without cause, he will continue to receive his base salary for a six-month period following such termination. In the event that the Company is acquired by a company that does not continue to employ Mr. Gerard, he will continue to receive his base salary for a six-month period following such termination.

  Mr. Amster's agreement provides for an annual base salary of $125,000 and a grant of an option to purchase an aggregate of 72,000 shares of Common Stock. Mr. Amster is eligible to receive a bonus and commissions of up to $145,000 per year upon meeting revenue related goals for such year. This agreement may be terminated by the Company at any time for any reason. If Mr. Amster is terminated without cause, he will continue to receive his base salary for a six-month period following such termination.

  Mr. Watson's agreement provides for an initial annual base salary of $150,000. Mr. Watson currently receives a base salary of $160,000. This agreement may be terminated by the Company at any time for any reason. If Mr. Watson is terminated without cause, he will continue to receive his base salary for a six-month period following such termination. In the event that the Company is acquired by a company that does not continue to employ Mr. Watson, he will continue to receive his base salary for a one-year period following such termination.

  Ms. Zeldin's agreement provides for an initial annual base salary of $130,000. Ms. Zeldin currently receives a base salary of $155,000. This agreement may be terminated by the Company at any time for any reason. If Ms. Zeldin is terminated without cause, she will continue to receive her base salary for a six-month period following such termination. In the event that the Company is acquired by a company that does not continue to employ Ms. Zeldin, she will continue to receive her base salary for a one-year period following such termination.

EMPLOYEE BENEFIT PLANS

  1997 Equity Incentive Plan. In May 1997, the Board adopted and the Company's stockholders approved the 1997 Equity Incentive Plan (the "1997 Plan"), under which 1,125,000 shares of the Company's Common Stock are reserved for issuance. In addition to the 1,125,000 shares reserved for issuance thereunder, shares that are reserved for issuance but that are not subject to options under the 1993 Plan and shares that are subject to outstanding options which either terminate without being exercised or that are repurchased by the Company at the original issue price will be available for issuance under the 1997 Plan. No options have been issued under the 1997 Plan. The 1997 Plan will become effective on the effective date of the Registration Statement of which this Prospectus is a part and will terminate in May 2007, unless terminated earlier in accordance with the provisions of the 1997 Plan. The 1997 Plan authorizes the award of options, opportunities to purchase restricted stock and stock bonuses (an "Award"). The 1997 Plan is administered by a committee appointed by the Board, currently the Compensation Committee, consisting of Messrs. Keet, Sisco, Pendray and Gross, all of whom are non-employee directors under applicable federal securities laws and "outside directors" as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Compensation Committee has the authority to construe and interpret the 1997 Plan and any agreement made thereunder, grant Awards and make all other determinations necessary or advisable for the administration of the 1997 Plan.

  The 1997 Plan provides for the grant of both incentive stock options ("ISOs") that qualify under Section 422 of the Code and nonqualified stock options ("NQSOs"). ISOs may be granted only to employees of the Company or of a parent or subsidiary of the Company. NQSOs may be granted to employees, officers, directors, consultants, independent contractors and advisors of the Company or any parent or subsidiary of the Company, provided such consultants, independent contractors, and advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction ("Eligible Service Providers"). The per share exercise price of ISOs must be at least equal to the fair market value of a share of the Company's Common Stock on the date of grant unless the option is an ISO granted to a stockholder owning 10% or more of the Company's capital stock in which case the exercise price must be at least 110% of the fair market value of the Company's Common Stock. The per share exercise price of NQSOs must be at least 85% of the fair market value of the Company's Common Stock. The maximum term of options granted under the 1997 Plan is ten years if the grantee is based in the United States and a maximum term of seven years if the grantee is based in the United Kingdom, unless the option is an ISO granted to a stockholder owning 10% or more of the Company's stock in which case the maximum term is five years. Options granted under the 1997 Plan may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of the optionee only by the optionee. Options granted under the 1997

Plan generally expire three months after the termination of the optionee's service to the Company or a parent or subsidiary of the Company, except in the case of death or disability, in which case the options may be exercised up to 12 months following the date of death or termination of service. No person may receive more than 300,000 shares in any calendar year pursuant to the grant of Awards under the 1997 Plan. New employees, however, are eligible to receive Awards up to a total of 450,000 shares in the calendar year in which they are hired.

  Opportunities to purchase shares of the Company's Common Stock ("Restricted Stock Awards"), and awards of shares of the Company's Common Stock ("Stock Bonuses"), either of which may be subject to a right of repurchase in favor of the Company or other restrictions on ownership or transfer, may be given to Eligible Service Providers. The Compensation Committee which is the administrator of the 1997 Plan has the authority to determine the restrictions applicable to the stock. The purchase price of Common Stock sold pursuant to a Restricted Stock Award must be at least 85% of the fair market value of the shares on the date of grant. Awards that are granted below 100% of fair market value are limited under the 1997 Plan. No Eligible Service Provider may receive more than 150,000 shares pursuant to such Awards under the 1997 Plan and no more than 300,000 shares may be issued pursuant to such Awards for the term of the 1997 Plan.

  In the event of a merger, consolidation or certain other changes of control transactions, any outstanding Awards will accelerate by one-year's vesting or such additional acceleration of vesting as the Compensation Committee in its discretion may decide, and may be assumed or replaced by the successor corporation. In lieu of such assumption or replacement, but in addition to the one-year's additional vesting or such additional acceleration of vesting, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Eligible Service Providers as is provided to stockholders.

  1993 Stock Option Plan. Under the 1993 Plan, 1,558,431 shares of Common Stock are or have been reserved for issuance under currently outstanding options. In May 1997 when the 1997 Plan was adopted, the Board resolved that no further options shall be granted under the 1993 Plan following the closing of this offering. However, all outstanding options will remain outstanding until exercised or until they terminate or expire in accordance with their terms. The terms of options granted under the 1993 Plan and the administration of the plan are substantially the same as those that pertain to the 1997 Plan.

  Profit Participation Plan. The Board maintains the TSI International Software Ltd. Profit Participation Plan (the "Profit Plan") which allows the Board at the end of the Company's year-end audit to vote to contribute a portion of the Company's profits to a profit participation pool which does not include executive officers or directors of the Company. Distributions from the pool are usually made to eligible employees in two equal installments, one distribution upon completion of the fiscal year-end audit and the second distribution at the end of the next fiscal year. All employees who are employed by the Company at the end of the fiscal year and who are employed at the time of the distributions are eligible to receive such a distribution. Employees who are not employed by the Company for the full fiscal year are eligible to receive pro-rated distributions based upon the number of months worked in such fiscal year. Payments under the profit participation pool amounted to $35,000, $100,000 and $150,000 in 1994, 1995 and 1996,
respectively.

  1997 Employee Stock Purchase Plan. In May 1997, the Board adopted and the Company's stockholders approved the 1997 Employee Stock Purchase Plan (the "Purchase Plan") and reserved a total of 750,000 shares of the Company's Common Stock for issuance thereunder. The Purchase Plan will become effective upon the effective date of the Registration Statement of which this Prospectus is a part and will permit eligible employees to acquire shares of the Company's Common Stock through payroll deductions. Eligible employees may select a rate of payroll deduction between 2% and 15% of their compensation and are subject to certain maximum purchase limitations described in the Purchase Plan. Each offering under the Purchase Plan will be for a period of 12 months (the "Offering Period") and will consist of two six-month purchase periods (each a "Purchase Period"). The purchase price for the Company's Common Stock purchased under the Purchase Plan is 85% of the lesser of the closing price of the Company's Common Stock on the first day of the applicable Offering Period and the last day of the applicable Purchase Period. For the purposes of the first

Offering Period, eligible employees will be able to acquire shares at 85% of the lesser of the price at which the shares are offered to the public in this offering or the closing price of the shares on the last day of the applicable purchase period in the first Offering Period. The first Offering Period is expected to begin on the first business day following the effective date of this Registration Statement and to end on July 31, 1998. The Board of Directors has the power to set the beginning of any Offering Period and to change the duration of Offering and Purchase Periods. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

  During 1996, the Company had no separate compensation or stock option committee or other board committee performing equivalent functions, and these functions were performed by the Company's Board of Directors of which Constance F. Galley, President and Chief Executive Officer of the Company, was and is a member. In May 1997, the Company's Board of Directors appointed a Compensation Committee which currently consists of Stewart K.P. Gross, Ernest
E. Keet, John J. Pendray and Dennis G. Sisco, each a non-employee director of the Company.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF
LIABILITY

  As permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Company provide that (i) the Company is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, (ii) to the fullest extent permitted by the Delaware General Corporation Law, the Company is required to advance all expenses, as incurred, to its directors and executive officers in connection with a legal proceeding (subject to certain exceptions), (iii) the rights conferred in the Bylaws are not exclusive, (iv) the Company may, in its discretion indemnify or advance expenses to persons whom the Company is not obligated to indemnify or advance expenses; (v) the Company is authorized to enter into indemnification agreements with its directors, officers, employees and agents or any person serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans and (vi) the Company may not retroactively amend the Bylaw provisions relating to indemnification.

  The Company intends to enter into Indemnification Agreements with each of its current directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Company's Bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Company regarding which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.

  As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law.

  As authorized by the Company's Bylaws, the Company, with approval of the Board, is seeking, and expects to obtain, directors' and officers' liability insurance.

  In so far as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             CERTAIN TRANSACTIONS

  Since January 1, 1994, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of any class of voting securities of the Company or members of such person's immediate family had or will have a direct or indirect material interest other than (i) the compensation agreements which are described in "Management," and (ii) the transactions described below.

  From November 1990 until October 1994, Saydean Zeldin, the Company's Vice President, Research and Development, was a consultant to the Company and a General Partner at DownEast Partners, a consulting company. Payments to DownEast Partners for the year ended December 31, 1994 were $122,000.
Edward Watson, the Company's Executive Vice President, Business Development, was a General Partner of DownEast Partners until January 1994.

  From August 1992 to April 1994, the Company subleased its Bannockburn, Illinois office facility from a subsidiary of The Dun & Bradstreet Corporation (predecessor to Cognizant Corporation), a holder of more than 5% of the Company's outstanding capital stock. Payments under the sub-lease were $66,100 for the year ended December 31, 1994. The Company also subleased $130,000 of furniture and fixtures from the same subsidiary of The Dun & Bradstreet Corporation (predecessor to Cognizant Corporation). The transaction was accounted for as a capital lease and bore interest at 9% and required monthly payments of $4,100 through August 1995.

  The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the Company and its officers, directors and principal stockholders and their affiliates will be approved by a majority of the Board, including a majority of the independent and disinterested directors of the Board, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information known to the Company regarding beneficial ownership of the Company's Common Stock as of May 31, 1997, and as adjusted to reflect the sale of shares offered hereby, by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each of the Company's directors, (iii) each Named Officer (see "Management-- Executive Compensation"), (iv) all executive officers and directors as a group and (v) each Selling Stockholder.

                                                           SHARES                                 SHARES
                                                     BENEFICIALLY OWNED                     BENEFICIALLY OWNED
                                                    PRIOR TO OFFERING(1)                   AFTER OFFERING(1) (2)
EXECUTIVE OFFICERS, DIRECTORS                       -----------------------   NUMBER OF    -------------------------
      AND 5% STOCKHOLDERS                             NUMBER      PERCENT   SHARES OFFERED   NUMBER       PERCENT
-----------------------------                       ------------ ---------- -------------- ------------- -----------
Stewart K.P. Gross ..............................   2,284,905     35.5 %        --          2,284,905      24.2%
 Warburg, Pincus Capital Company, L.P. (3)
Ernest E. Keet ..................................   1,979,970      32.7     178,189         1,801,781      19.9
 Vanguard Atlantic,  Limited (4)
Cognizant Corporation (5)........................   1,280,229      20.4     651,653           628,576       6.8
Constance F. Galley (6)..........................     411,207       6.6         --            411,207       4.5
Ira A. Gerard (7)................................      36,000         *         --             36,000         *
Eric A. Amster (8)...............................      18,000         *         --             18,000         *
Edward J. Watson (9).............................     136,500       2.2         --            136,500       1.5
Saydean Zeldin (10)..............................      56,625         *         --             56,625         *
John J. Pendray (11).............................     198,057       3.3      46,875           151,182       1.7
Dennis G. Sisco..................................         --          *         --                --          *
All executive officers and directors as a
  group (9 persons) (12).........................   5,121,264      72.3     225,064         4,896,200      48.6

OTHER SELLING STOCKHOLDERS
--------------------------
Richard Bankosky (13)............................      72,705       1.2      22,499            50,206         *
David Raye (14)..................................      46,776         *         407            46,369         *
Information Partners Capital Fund, L.P. (15).....     167,616       2.8     100,377            67,239         *

--------
  *  Less than 1%.
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days of May 31, 1997, upon exercise of options or warrants and such securities are reflected in the above table. Shares of Common Stock subject to options and warrants that are exercisable within 60 days of May 31, 1997 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
 (2) Assumes that the Underwriters' over-allotment option to purchase up to 600,000 shares from certain Selling Stockholders is not exercised. If the Underwriters' over-allotment options is exercised in full, the Selling Stockholders will sell an additional 600,000 shares.
 (3) Includes 382,281 shares of Common Stock issuable to Warburg, Pincus Capital Company, L.P. ("Warburg") upon exercise of Warrants. Warburg, Pincus & Co. is the sole General Partner of Warburg and has a 20% interest in the profits of Warburg. E.M. Warburg, Pincus & Co., LLC, a
     New York limited liability company, manages Warburg. Lionel I. Pincus is the managing partner of Warburg, Pincus & Co. and the managing member of
     E. M. Warburg, Pincus & Co., LLC and may be deemed to control both such entities. The members of E.M. Warburg, Pincus & Co., LLC are substantially the same as the partners of Warburg, Pincus & Co. Mr. Gross, a director of the Company, is a Managing Director and member of E.M. Warburg, Pincus & Co., LLC and a general partner of Warburg, Pincus & Co. As such, Mr. Gross may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the shares beneficially owned by Warburg. Mr. Gross disclaims beneficial ownership of these shares within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934. The address of Mr. Gross and Warburg is 466 Lexington Avenue, New York, N.Y. 10017.
 (4) Includes 1,559,325 shares of Common Stock held of record by Vanguard Atlantic, Ltd. ("Vanguard") and 135,543 shares of Common Stock held of record by Mr. Keet. Also includes shares of Common Stock issuable to Vanguard upon exercise of a warrant which will be exercised on a net exercise basis into 285,102 shares of Common Stock. Mr. Keet, a director of the Company, is the President of Vanguard and may be deemed to beneficially own the shares owned by such entity. Mr. Keet disclaims beneficial ownership of such shares except to the extent of his indirect pecuniary interest therein. The address of Vanguard is 304 Main Avenue, Suite 290, Norwalk, Connecticut 06851 and the address of Mr. Keet is 619 Marina Boulevard, San Francisco, CA 94123.
 (5) Includes 237,585 shares of Common Stock issuable upon exercise of Warrants. Cognizant Corporation's address is 200 Nyala Farms, Westport, Connecticut 06880.
 (6) Includes 146,961 shares of Common Stock subject to options and 25,005 shares of Common Stock issuable upon exercise of Warrants.
 (7) Represents 36,000 shares of Common Stock subject to options.
 (8) Represents 18,000 shares of Common Stock subject to options.
 (9) Includes 124,500 shares of Common Stock subject to options and 6,000 shares of Common Stock issuable upon exercise of Warrants.
(10) Represents 56,625 shares of Common Stock subject to options.
(11) Includes 1,200 shares of Common Stock subject to options, 30,000 shares of Common Stock held of record by his wife Linda L. Pendray, 6,000 shares of Common Stock held of record by each of his children Michael D.
     Pendray, Andrew S. Pendray and Stephen L. Pendray. Mr. Pendray disclaims beneficial ownership of the shares held by his wife and children.
(12) Includes an aggregate of 380,286 shares of Common Stock subject to options and 650,871 shares of Common Stock issuable upon exercise of Warrants and 285,102 shares of Common Stock issuable upon the exercise of a warrant on a net exercise basis.
(13) Includes shares of Common Stock issuable upon exercise of a warrant which will be exercised, on a net exercise basis, into 1,125 shares of Common Stock.
(14) Includes 46,125 shares of Common Stock subject to options.
(15) The address of Information Partners Capital Fund, L.P. is Two Copley Place, Boston, Massachusetts 02116.

                         DESCRIPTION OF CAPITAL STOCK

  Upon the closing of this offering, the authorized capital stock of the Company will consist of 20,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share. Upon the consummation of this offering, and assuming the conversion of each outstanding share of Preferred Stock into Common Stock, there will be outstanding 9,045,942 shares of Common Stock and Warrants to purchase 711,771 shares of Common Stock.

COMMON STOCK

  Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board may from time to time determine. Each stockholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in the Company's Certificate of Incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding-up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock and any participating Preferred Stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding Preferred Stock and payment of other claims of creditors. Each outstanding share of Common Stock is, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

  Upon the closing of this offering, all outstanding shares of Preferred Stock (the "Convertible Preferred"), will be converted into shares of Common Stock. See Note 6 of Notes to Financial Statements for a description of the Convertible Preferred. The Board is authorized, subject to any limitations prescribed by Delaware law, to provide for the issuance of additional shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding), without any further vote or action by the stockholders. The Board may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. Thus, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no current plan to issue any shares of Preferred Stock.

WARRANTS

  As of March 31, 1997, the Company had outstanding nine Warrants to purchase shares of the Company's reserved, but unissued shares of Series D Convertible Preferred Stock. These Warrants, seven of which will survive the closing of this offering, will become exercisable into an aggregate of 711,771 shares of Common Stock. These Warrants have an exercise price of $2.00 per share of Common Stock and expire in June and August, 2002. These Warrants are also exerciseable on a net exercise basis.

REGISTRATION RIGHTS

  Certain investors holding an aggregate of 2,567,169 shares of Common Stock and Warrants to purchase 711,771 shares of Common Stock of the Company have certain "demand" rights to register the shares of Common Stock issuable upon conversion of the Convertible Preferred and upon exercise of such Warrants to the extent any of such shares are not included in this offering (the "Registrable Securities") under the Securities Act. If requested by holders of more than 50% of the Registrable Securities then outstanding, the Company must file a registration statement under the Securities Act covering all Registrable Securities requested to be registered. The Company is required to effect two such "demand" registrations pursuant to these registration rights. The "demand" rights of any particular holder of Registrable Securities will expire three years after the consummation of the Company's initial public offering.

  In addition, holders of Registrable Securities have certain "piggyback" registration rights. If the Company proposes to register any of its securities under the Securities Act other than in connection with the Company's employee benefit plans or a corporate reorganization, the holders of Registrable Securities may require the Company to include all or a portion of their shares in such registration, although the managing underwriter, if any, of any such offering has certain rights to limit the number of Registrable Securities proposed to be included in such registration.

  Further, if requested by holders of more than 50% of the then outstanding Registrable Securities (assuming there is a reasonably anticipated aggregate offering price to the public of at least $500,000), the Company must file a registration statement on Form S-3 with respect to the resale of such Registrable Securities when such form becomes available to the Company, subject to certain conditions.

  All expenses incurred in connection with the above registrations (other than the underwriters' and brokers' discounts and commissions) will be borne by the Company.

  The Company's obligation to register the Registrable Securities will terminate when all such Registrable Securities have been registered and sold or are no longer outstanding.

DELAWARE ANTI-TAKEOVER LAW

  The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "Anti-Takeover Law") regulating corporate takeovers. The Anti-Takeover Law prevents certain Delaware corporations, including those whose securities are listed on the Nasdaq National Market, from engaging, under certain circumstances, in a "business combination" (which includes a merger or sale of more than 10% of the corporation's assets) with any "interested stockholder" (a stockholder who owns 15% or more of the corporation's outstanding voting stock) for three years following the date that such stockholder became an "interested stockholder." A Delaware corporation may "opt out" of the Anti-Takeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. The Company has not "opted out" of the provisions of the Anti-Takeover Law.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Company's Common Stock is The Bank of New York.

LISTING

  The Company has applied to list its Common Stock on the Nasdaq National Market under the trading symbol "TSFW."

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. Sales of substantial amounts of Common Stock of the Company in the public market after the lapse of existing resale restrictions could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

  In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner except an affiliate of the Company) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of shares of Common Stock then outstanding (which will equal approximately 90,459 shares immediately after this offering); or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate of the Company), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Unless otherwise restricted, "144(k) shares" may therefore be sold immediately upon the completion of this offering.

  Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. In both cases, a holder of Rule 701 shares is required to wait until 90 days after the date of this Prospectus before selling such shares.

  Upon completion of this offering, the Company will have outstanding approximately 9,045,942 shares of Common Stock. In addition to the 4,000,000 shares of Common Stock offered hereby, as of the effective date of the Registration Statement of which this Prospectus forms a part (the "Effective Date"), there will be an additional 5,045,942 shares of Common Stock outstanding, all of which are "restricted" shares (the "Restricted Shares") under the Securities Act. Certain stockholders of the Company are subject to lock-up agreements providing that they will not directly or indirectly offer, sell, pledge, contract to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Robertson, Stephens & Company LLC. Taking into account the lock-up agreements and notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, the numbers of shares that will be available for sale in the public market will be as follows: (i) 81,000 Restricted Shares will be eligible for sale as of the Effective Date, (ii) approximately 3,555 Restricted Shares will become eligible for sale 90 days after the Effective Date pursuant to the provisions of Rule 144 or Rule 701, (iii) approximately 48,000 Restricted Shares will be eligible for sale in December 1997 subject to certain volume and other resale restrictions under Rule 144, (iv) approximately 4,763,387 Restricted Shares will become eligible for sale 180 days after the Effective Date upon expiration of certain lock-up agreements and, as of that date, approximately 4,076,847 of such shares will be subject to certain volume and other resale restrictions pursuant to Rule 144, and (v) approximately 150,000 Restricted Shares will become eligible for sale in May 1998, subject to certain volume and other resale restrictions pursuant to Rule
144. In addition, upon completion of this offering, there will remain outstanding Warrants to purchase 711,771 shares of Common Stock at an exercise price of $2.00 per share. These Warrants are exercisable at any time on a net exercise basis. Accordingly, any shares of Common Stock issuable upon such net exercise would be available for resale in the public market, subject to public information, volume limitation or notice provisions of Rule 144, in the case of affiliates.

  At May 31, 1997, options to purchase 1,293,757 shares of Common Stock were outstanding, of which options approximately 612,057 shares were then exercisable. Immediately after this offering, the Company intends to file a registration statement on Form S-8 under the Securities Act covering an aggregate of 3,586,521 shares of Common Stock reserved for issuance pursuant to outstanding options under the 1993 Plan, and outstanding options or shares reserved for issuance under the 1997 Plan, Directors Plan and Purchase Plan. As a result of such registration, shares of Common Stock issuable upon exercise of options and pursuant to the Purchase Plan will be available for sale in the public market, subject to Rule 144 volume limitations applicable to affiliates and subject to lock-up agreements. Beginning 180 days after the Effective Date, 708,882 shares issuable upon the exercise of vested options will be eligible for sale in the public market, if such options are exercised.

                                 UNDERWRITING

  The Underwriters named below, acting through their representatives, Robertson, Stephens & Company LLC, SoundView Financial Group, Inc. and Wessels, Arnold & Henderson, L.L.C. (the "Representatives"), have severally agreed with the Company and the Selling Stockholders, subject to the terms and conditions of the Underwriting Agreement, to purchase the number of shares of Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all such shares if any are purchased.

                                                                              NUMBER
             UNDERWRITER                                                     OF SHARES
             -----------                                                     ---------
   Robertson, Stephens & Company LLC........................................
   SoundView Financial Group, Inc...........................................
   Wessels, Arnold & Henderson, L.L.C.......................................
                                                                             ---------
     Total.................................................................. 4,000,000
                                                                             =========

  The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain
dealers at such price less a concession of not in excess of $   per share, of
which $   may be reallowed to other dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

  Certain of the Selling Stockholders have granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus for this offering, to purchase up to 600,000 additional shares of Common Stock, at the same price per share as the Company and the Selling Stockholders will receive for the 4,000,000 shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 4,000,000 shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 4,000,000 shares are being sold.

  The Underwriting Agreement contains covenants of indemnity among the Underwriters, the Company and the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act.

  Pursuant to the terms of lock-up agreements, all officers, directors and certain security holders of the Company have agreed with the Representatives for a period of 180 days after the effective date of this Prospectus that they will not, subject to certain exceptions, directly or indirectly offer to sell, contract to sell, or otherwise sell, dispose of, pledge, grant any rights with respect to, any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock, now owned or hereafter acquired directly by such holders or with respect to which they have the power of disposition, without the prior written consent of Robertson, Stephens & Company, which may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. See "Shares Eligible for Future Sale." In addition, the Company also has agreed that during the 180 days following the effective date of this Prospectus the Company will not, without the prior written consent of Robertson, Stephens & Company, subject to certain exceptions, offer, issue, sell, contract to sell, or otherwise dispose of any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into, exercisable for or exchangeable for shares of Common Stock other than the Company's sales of shares in this offering, the issuance of Common Stock upon the exercise of outstanding options and the Company's issuance of options under existing employee and director stock option plans.

  Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock was determined through negotiations among the Company and the Representatives. Among the factors considered in such negotiations were prevailing market conditions, certain financial information of the Company, market valuations of other companies that the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

  The Underwriters do not intend to confirm sales of the Common Stock offered hereby to any accounts over which they exercise discretionary authority.

  The Underwriters have reserved approximately 190,000 shares of Common Stock for sale, at the initial public offering price, to directors, officers and employees of the Company, their business affiliates and related parties, in each case as such persons have expressed an interest in purchasing such shares in the offering. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares of Common Stock. Any reserved shares of Common Stock not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares of Common Stock offered pursuant to the offering.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company and the Selling Stockholders by Fenwick & West LLP, Palo Alto, California. Certain legal matters will be passed upon for the Underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

  The financial statements and schedule of the Company as of December 31, 1995 and 1996, and for each of the years in the three year period ended December 31, 1996 included in this Prospectus and elsewhere in the registration statement, have been included in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission, a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedule thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedule thereto. Statements contained in this Prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement and the exhibits and schedule thereto may be inspected without charge at the offices of the Commission at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 upon the payment of the fees prescribed by the Commission.

                        TSI INTERNATIONAL SOFTWARE LTD.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Independent Auditors' Report..............................................  F-2
Balance Sheets as of December 31, 1995 and 1996 and (unaudited) March 31,
 1997.....................................................................  F-3
Statements of Operations for the years ended December 31, 1994, 1995 and
 1996 and (unaudited) for the three months ended March 31, 1996 and 1997..  F-4
Statements of Stockholders' (Deficiency) as of December 31, 1994, 1995 and
 1996 and (unaudited) as of March 31, 1997................................  F-5
Statements of Cash Flows for the years ended December 31, 1994, 1995 and
 1996 and (unaudited) for the three months ended March 31, 1996 and 1997..  F-6
Notes to Financial Statements.............................................  F-7

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
TSI International Software Ltd.:

  We have audited the accompanying balance sheets of TSI International Software Ltd. (the "Company") as of December 31, 1996 and 1995, and the related statements of operations, stockholders' (deficiency) and cash flows for each of the years in the three year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TSI International Software Ltd. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick llp
Stamford, Connecticut
April 14, 1997,
except for note 6,
which is as of May 15, 1997

                        TSI INTERNATIONAL SOFTWARE LTD.

                                 BALANCE SHEETS

                                  DECEMBER 31,                        PRO FORMA
                            --------------------------   MARCH 31,    MARCH 31,
                                1995          1996         1997          1997
                            ------------  ------------  -----------  ------------
                                                        (UNAUDITED)  (unaudited--
                                                                       note 6)
                       ASSETS
Current assets:
  Cash....................  $    142,500  $     41,300  $   79,400   $    79,400
  Accounts receivable,
   less allowances of
   $158,100, $319,900 and
   (unaudited) $288,800...     2,932,400     4,380,900   5,296,500     5,296,500
  Current portion of
   investment in licensing
   contracts receivable,
   net of unearned finance
   income of $126,100,
   $84,200 and (unaudited)
   $72,100 (note 3).......       982,500       742,000     773,800       773,800
  Prepaid expenses and
   other current assets...       300,800       388,000     499,200       499,200
                            ------------  ------------  ----------   -----------
    Total current assets..     4,358,200     5,552,200   6,648,900     6,648,900
Furniture, fixtures and
 equipment, net (note 4)..       913,000     1,304,400   1,351,300     1,351,300
Investment in licensing
 contracts receivable, net
 of unearned finance
 income of $91,900,
 $50,100 and (unaudited)
 $51,000, less current
 portion (note 3).........       896,400       551,600     600,200       600,200
Other assets..............        69,600       113,100     120,500       120,500
                            ------------  ------------  ----------   -----------
                            $  6,237,200  $  7,521,300  $8,720,900   $ 8,720,900
                            ============  ============  ==========   ===========
     LIABILITIES AND STOCKHOLDERS' (DEFICIENCY)
Current liabilities:
  Accounts payable........  $    439,100  $    694,800  $  611,000   $   611,000
  Accrued expenses (note
   9).....................     1,266,500     1,486,500   1,610,200     1,610,200
  Current portion of
   deferred maintenance
   revenue................     4,780,200     4,591,200   4,585,400     4,585,400
                            ------------  ------------  ----------   -----------
    Total current
     liabilities..........     6,485,800     6,772,500   6,806,600     6,806,600
Long-term debt (note 5)...     2,840,100     2,790,100   3,590,100     2,590,100
Other long-term
 liabilities..............        79,300        27,400      42,600        42,600
Deferred maintenance
 revenue, less current
 portion..................       401,600       225,000     313,400       313,400
                            ------------  ------------  ----------   -----------
    Total liabilities.....     9,806,800     9,815,000  10,752,700     9,752,700
                            ------------  ------------  ----------   -----------
Stockholders' (deficiency)
 (note 6):
  Convertible preferred
   stock ($8,219,000
   aggregate liquidation
   preference)............         8,600         8,600       8,600           --
  Common stock (3,888,166
   shares authorized, par
   value $.01)............        30,000        30,000      30,000        60,500
  Additional paid-in
   capital................     7,888,800     7,888,800   7,888,800     8,866,900
  Accumulated deficit.....   (11,264,500)  (10,036,600) (9,723,900)   (9,723,900)
  Cumulative foreign
   currency translation
   adjustment.............      (167,500)     (119,500)   (170,300)     (170,300)
  Treasury stock, at cost.       (65,000)      (65,000)    (65,000)      (65,000)
                            ------------  ------------  ----------   -----------
    Total stockholders'
     (deficiency).........    (3,569,600)   (2,293,700) (2,031,800)   (1,031,800)
                            ------------  ------------  ----------   -----------
                            $  6,237,200  $  7,521,300  $8,720,900   $ 8,720,900
                            ============  ============  ==========   ===========

                See accompanying notes to financial statements.

                        TSI INTERNATIONAL SOFTWARE LTD.

                            STATEMENTS OF OPERATIONS

                                                                     THREE MONTHS
                               YEARS ENDED DECEMBER 31,             ENDED MARCH 31,
                          -------------------------------------  ----------------------
                             1994         1995         1996         1996        1997
                          -----------  -----------  -----------  ----------  ----------
                                                                      (unaudited)
Revenues:
  Software licensing....  $ 6,275,500  $ 7,552,900  $ 9,309,500  $1,782,500  $2,731,100
  Service, maintenance
   and other............    7,658,500    8,508,500    9,694,400   2,306,000   2,776,800
                          -----------  -----------  -----------  ----------  ----------
    Total revenues......   13,934,000   16,061,400   19,003,900   4,088,500   5,507,900
                          -----------  -----------  -----------  ----------  ----------
Cost of revenues:
  Software licensing....    1,034,700      724,900      494,800      93,300     173,500
  Service, maintenance
   and other............    2,522,000    2,200,800    2,005,700     431,400     548,200
                          -----------  -----------  -----------  ----------  ----------
    Total cost of reve-
     nues...............    3,556,700    2,925,700    2,500,500     524,700     721,700
                          -----------  -----------  -----------  ----------  ----------
Gross profit............   10,377,300   13,135,700   16,503,400   3,563,800   4,786,200
                          -----------  -----------  -----------  ----------  ----------
Operating expenses:
  Product development...    2,231,400    3,067,600    3,452,300     779,300   1,073,400
  Selling and marketing.    6,123,800    7,159,800    8,715,200   1,893,800   2,583,700
  General and adminis-
   trative..............    1,926,900    2,001,200    2,921,500     728,300     777,200
                          -----------  -----------  -----------  ----------  ----------
    Total operating ex-
     penses.............   10,282,100   12,228,600   15,089,000   3,401,400   4,434,300
                          -----------  -----------  -----------  ----------  ----------
    Operating income....       95,200      907,100    1,414,400     162,400     351,900
Borrowing expenses (note
 5).....................     (467,200)    (419,800)    (285,500)    (78,500)    (63,100)
Interest income.........      268,100      193,200      135,200      40,200      30,500
Other income (note 11)..          --       176,900          --          --          --
                          -----------  -----------  -----------  ----------  ----------
    Income (loss) before
     income taxes.......     (103,900)     857,400    1,264,100     124,100     319,300
Provision for income
 taxes (note 8).........        8,800       34,600       36,200       3,000       6,600
                          -----------  -----------  -----------  ----------  ----------
    Net income (loss)...  $  (112,700) $   822,800  $ 1,227,900  $  121,100  $  312,700
                          ===========  ===========  ===========  ==========  ==========
Net income (loss) per
 share..................  $      (.02) $       .15  $       .20  $      .02  $      .05
                          ===========  ===========  ===========  ==========  ==========
Weighted average number
 of common and common
 equivalent shares out-
 standing...............    5,623,608    5,653,795    5,984,375   5,694,987   6,426,073
                          ===========  ===========  ===========  ==========  ==========

                See accompanying notes to financial statements.

                        TSI INTERNATIONAL SOFTWARE LTD.

                    STATEMENTS OF STOCKHOLDERS' (DEFICIENCY)

                  SERIES A, B, C
                       AND E
                    CONVERTIBLE                                                 CUMULATIVE
                  PREFERRED STOCK     COMMON STOCK                                FOREIGN     TREASURY STOCK
                  ----------------  ----------------- ADDITIONAL                 CURRENCY   -------------------
                             PAR                PAR    PAID-IN    ACCUMULATED   TRANSLATION
                   SHARES   VALUE    SHARES    VALUE   CAPITAL      DEFICIT     ADJUSTMENT   SHARES     VALUE       TOTAL
                  --------  ------  --------- ------- ----------  ------------  ----------- --------  ---------  -----------
Balance at
 December 31,
 1993...........   860,969  $8,600  3,000,000 $30,000 $8,025,500  $(11,974,600)  $(169,300) (185,388) $(225,700) $(4,305,500)
Stock options
 exercised......       --      --         --      --      (1,700)          --          --        750      2,000          300
Net loss........       --      --         --      --         --       (112,700)        --        --         --      (112,700)
Change in
 foreign
 currency
 adjustment.....       --      --         --      --         --            --       24,900       --         --        24,900
                  --------  ------  --------- ------- ----------  ------------   ---------  --------  ---------  -----------
Balance at
 December 31,
 1994...........   860,969   8,600  3,000,000  30,000  8,023,800   (12,087,300)   (144,400) (184,638)  (223,700)  (4,393,000)
Stock options
 exercised......       --      --         --      --    (135,000)          --          --     71,160    158,700       23,700
Net income......       --      --         --      --         --        822,800         --        --         --       822,800
Change in
 foreign
 currency
 adjustment.....       --      --         --      --         --            --      (23,100)      --         --       (23,100)
                  --------  ------  --------- ------- ----------  ------------   ---------  --------  ---------  -----------
Balance at
 December 31,
 1995...........   860,969   8,600  3,000,000  30,000  7,888,800   (11,264,500)   (167,500) (113,478)   (65,000)  (3,569,600)
Net income......       --      --         --      --         --      1,227,900         --        --         --     1,227,900
Change in
 foreign
 currency
 adjustment.....       --      --         --      --         --            --       48,000       --         --        48,000
                  --------  ------  --------- ------- ----------  ------------   ---------  --------  ---------  -----------
Balance at
 December 31,
 1996...........   860,969   8,600  3,000,000  30,000  7,888,800   (10,036,600)   (119,500) (113'478)   (65,000)  (2,293,700)
Net income
 (unaudited)....       --      --         --      --         --        312,700         --        --         --       312,700
Change in
 foreign
 currency
 adjustment
 (unaudited)....       --      --         --      --         --            --      (50,800)      --         --       (50,800)
                  --------  ------  --------- ------- ----------  ------------   ---------  --------  ---------  -----------
Balance at March
 31, 1997
 (unaudited)....   860,969  $8,600  3,000,000 $30,000 $7,888,800  $ (9,723,900)  $(170,300) (113,478) $ (65,000) $(2,031,800)
Pro forma
 adjustments:
Issuance of
 Series E
 Preferred Stock
 (unaudited)....    50,000     500        --      --     999,500           --          --        --         --     1,000,000
Conversion of
 Preferred Stock
 (unaudited)....  (910,969) (9,100) 2,759,715 $27,600    (18,500)          --          --        --         --           --
Exercise of
 Warrants on a
 net exercise
 basis
 (unaudited)....       --      --     286,227   2,900     (2,900)          --          --        --         --           --
                  --------  ------  --------- ------- ----------  ------------   ---------  --------  ---------  -----------
Pro forma
 balance as of
 March 31, 1997
 (unaudited)....       --      --   6,045,942 $60,500 $8,866,900  $ (9,723,900)  $(170,300) (113,478) $ (65,000) $(1,031,800)
                  ========  ======  ========= ======= ==========  ============   =========  ========  =========  ===========


                See accompanying notes to financial statements.

                        TSI INTERNATIONAL SOFTWARE LTD.

                            STATEMENTS OF CASH FLOWS
                   REPRESENTING INCREASES (DECREASES) IN CASH

                                                                   THREE MONTHS
                               YEARS ENDED DECEMBER 31,           ENDED MARCH 31,
                          ------------------------------------  --------------------
                             1994        1995         1996        1996       1997
                          ----------  -----------  -----------  ---------  ---------
                                                                    (unaudited)
Cash flows from operat-
 ing activities:
 Net income (loss)......  $ (112,700) $   822,800  $ 1,227,900  $ 121,100  $ 312,700
 Adjustments to recon-
  cile net income (loss)
  to net cash provided
  by operating activi-
  ties:
 Depreciation and amor-
  tization of fixed as-
  sets..................     309,900      351,000      436,100     86,500    150,900
 Amortization of li-
  censes and purchased
  software (note 4).....     291,000      291,300          --         --         --
 Provision for losses
  on accounts receiv-
  able..................      99,000       65,000      431,700     17,500     19,900
 Changes in operating
  assets and liabili-
  ties:
  Accounts receivable...    (203,700)    (977,200)  (1,930,500)   303,300   (981,600)
  Investment in licens-
   ing contracts re-
   ceivable.............   1,004,500      502,900      585,300    228,600    (80,400)
  Prepaid expenses and
   other current as-
   sets.................     (25,400)      69,800      (87,200)    40,200   (111,200)
  Other assets..........     (21,600)     (18,400)     (43,500)    (7,700)    (7,400)
  Accounts payable......     (79,600)     133,500      255,700     33,100    (83,800)
  Accrued expenses......    (112,100)     155,000      220,000     39,600    123,700
  Other long-term lia-
   bilities.............     (45,800)     (57,400)         --         --      28,200
  Deferred maintenance
   revenue..............     224,500      (16,100)    (365,600)  (232,400)    82,600
                          ----------  -----------  -----------  ---------  ---------
   Net cash provided
    (used) by operating
    activities..........   1,328,000    1,322,200      729,900    629,800   (546,400)
                          ----------  -----------  -----------  ---------  ---------
Cash used by investing
 activities -- Purchase
 of furniture, fixtures
 and equipment..........    (237,300)    (354,300)    (827,500)  (118,600)  (197,800)
Cash flows from financ-
 ing activities:
 Net borrowings (repay-
  ments) under revolving
  line of credit........    (646,000)  (1,150,000)     (50,000)  (550,000)   800,000
 Payments under capital
  leases................    (172,100)    (143,500)     (51,900)   (18,300)   (13,000)
 Stock options exer-
  cised.................         300       23,700          --         --         --
                          ----------  -----------  -----------  ---------  ---------
   Net cash (used) pro-
    vided by financing
    activities..........    (817,800)  (1,269,800)    (101,900)  (568,300)   787,000
                          ----------  -----------  -----------  ---------  ---------
Effect of exchange rate
 changes on cash........        (500)      (5,600)      98,300     (9,400)    (4,700)
                          ----------  -----------  -----------  ---------  ---------
   Net change in cash...     272,400     (307,500)    (101,200)   (66,500)    38,100
Cash at beginning of pe-
 riod...................     177,600      450,000      142,500    142,500     41,300
                          ----------  -----------  -----------  ---------  ---------
Cash at end of period...  $  450,000  $   142,500  $    41,300  $  76,000  $  79,400
                          ==========  ===========  ===========  =========  =========
Supplemental informa-
 tion:
Cash paid for:
 Interest...............  $  291,000  $   352,200  $   278,900  $  72,400  $  65,400
 Income taxes...........         --        21,000       27,100     20,000     20,000
Non-cash investing ac-
 tivity --
 Acquisition of equip-
  ment under capital
  leases................  $  132,900  $   104,600  $       --   $     --   $  30,000
                          ==========  ===========  ===========  =========  =========

                See accompanying notes to financial statements.

                        TSI INTERNATIONAL SOFTWARE LTD.

                         NOTES TO FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 The Company

  TSI International Software Ltd. (the "Company") develops, markets, licenses, and supports computer software and related services which allow organizations to integrate their business applications within the enterprise and with outside business partners. The Company's customers are located primarily throughout the U.S. and Western Europe and represent a broad range of industries.

 (a) Revenue Recognition

  Software licensing revenues are recognized upon shipment of the product if there are no significant post-delivery obligations, or at a later date once such obligations are satisfied. Maintenance contract revenue is recognized ratably over the term of the contracts, which are generally for one year. The unrecognized portion of maintenance revenue is classified as deferred maintenance revenue in the accompanying balance sheets. Consulting and training revenues are recognized as services are performed.

  The Company licenses its KEY/MASTER product on a term-use basis for 15 to 60 month periods. The contracts provide for maintenance and generally do not have renewal or purchase options. At contract inception, the present value of the payments to be received under the contract is apportioned between software licensing revenue and maintenance revenue and recognized as described above. The present value of the payments to be received are recorded as the investment in licensing contracts receivable. License interest revenue is recognized over the term of the contract at a constant rate of return.

 (b) Product Development Costs

  Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed", requires that software development costs: (i) be expensed as incurred until technological feasibility (as defined therein) is achieved; and (ii) capitalized subsequent to achieving technological feasibility and prior to the product being available to customers. The establishment of technological feasibility of the Company's products has essentially coincided with the products' general release to customers. Accordingly, the Company expenses all software development costs as incurred.

  Purchased software with alternative future use is capitalized and amortized over its expected useful life.

 (c) Furniture, Fixtures and Equipment

  Furniture, fixtures and equipment are carried at cost less accumulated depreciation computed using the straight-line method over their estimated useful lives. Furniture, fixtures and equipment held under capital leases and leasehold improvements are amortized on a straight-line basis over the lease term.

 (d) Income Taxes

  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are provided for any portion of the deferred tax assets which are not more likely than not to be realized.

                        TSI INTERNATIONAL SOFTWARE LTD.

 (e) Net Income (Loss) Per Share

  Net income (loss) per share is usually calculated using the weighted average number of common and common equivalent shares outstanding during each period, after retroactive adjustment for stock splits (see note 6). In addition, the Securities and Exchange Commission requires that shares issued or options and warrants granted within one year of an Initial Public Offering ("IPO") at prices below the IPO price be shown as outstanding (using the Treasury Stock method) for all periods presented. Further, in connection with the IPO, all outstanding preferred stock will be converted into common stock on the basis described in note 6 and, accordingly, are shown as outstanding for all periods presented. Following are the components of common stock used to calculate net income (loss) per share:

                                                           THREE MONTHS ENDED
                               YEARS ENDED DECEMBER 31,         MARCH 31,
                             ----------------------------- -------------------
                               1994      1995      1996      1996      1997
                             --------- --------- --------- --------- ---------
                                                               (unaudited)
  Weighted average common
   shares outstanding....... 2,815,443 2,845,630 2,886,822 2,886,822 2,886,822
  Increment for shares is-
   sued within one year of
   the IPO..................   198,750   198,750   198,750   198,750   198,750
  Common shares expected to
   be issued for conversion
   of preferred stock....... 2,609,415 2,609,415 2,609,415 2,609,415 2,609,415
  Dilutive effect of stock
   options..................       --        --    289,388       --    731,086
                             --------- --------- --------- --------- ---------
  Weighted average common
   and common equivalent
   shares outstanding....... 5,623,608 5,653,795 5,984,375 5,694,987 6,426,073
                             ========= ========= ========= ========= =========

  The proposed IPO contemplates that $2,590,100 of the proceeds will be used to repay bank borrowings. Following is a calculation of supplementary net income per share for the year ended December 31, 1996 and (unaudited) the three months ended March 31, 1997 as if the IPO taken place on January 1, 1996 and these bank borrowings were repaid on that date.

                                                     YEAR ENDED    THREE MONTHS
                                                    DECEMBER 31,      ENDED
                                                        1996      MARCH 31, 1997
                                                    ------------- --------------
                                                                   (unaudited)
  Net income as reported..........................   $1,227,900     $  312,700
  Add interest expense related to borrowings ex-
   pected to be repaid from IPO proceeds, net of
   Federal tax....................................      223,600         47,700
                                                     ----------     ----------
  Supplementary net income........................   $1,451,500     $  360,400
                                                     ==========     ==========
  Weighted average common and common equivalent
   shares outstanding, as reported................    5,984,375      6,426,073
  Add shares required to be sold (at an assumed
   IPO price of $8.00) to repay $2,590,100 of bank
   borrowings.....................................      323,763        323,763
                                                     ----------     ----------
  Supplementary shares used to compute supplemen-
   tary net income per share......................    6,308,138      6,749,836
                                                     ==========     ==========
  Supplementary net income per share..............   $      .23     $      .05
                                                     ==========     ==========

 (f) Cash Equivalents

  The Company considers securities with maturities of three months or less, when purchased, to be cash equivalents.

                        TSI INTERNATIONAL SOFTWARE LTD.

 (g) Use of Estimates

  The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 (h) Accounting Changes

  During 1996, the Company adopted SFAS No. 121 -- "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires companies to review assets for possible impairment and provides guidelines for recognition of impairment losses related to long-lived assets, certain intangibles and assets to be disposed of. The impact of the adoption of SFAS No. 121 was not material.

  Also during 1996, the Company adopted SFAS No. 123 -- "Accounting for Stock-Based Compensation." In accordance with SFAS No. 123, the Company elected not to record any compensation expense for stock options granted to employees at fair value and will disclose in the notes to its financial statements the impact on net income and net income per share as if the fair value based compensation cost had been recognized (see note 6).

(2) FOREIGN OPERATIONS

  The Company's balance sheets include foreign branch assets of $1,565,100, $2,574,400, and $2,642,600 and liabilities of $258,800, $282,200, and $270,700 at December 31, 1995 and 1996, and (unaudited) March 31, 1997, respectively. The foreign net income (loss) for the years ended December 31, 1994, 1995, and 1996, and (unaudited) the three months ended March 31, 1996 and 1997, after allocation of corporate charges, was ($106,700), $133,700, $586,200, $129,600, and $(115,600) respectively.

  With the exception of direct sales activities in the United Kingdom and Canada, the Company utilizes distributors and agents to market its products outside the United States. Revenues generated through these third parties amounted to $230,400, $147,100, $288,700, $91,500, and $35,700 for the years ended December 31, 1994, 1995, and 1996, and (unaudited) for the three months ended March 31, 1996 and 1997 respectively.

(3) INVESTMENT IN LICENSING CONTRACTS

  The net investment in licensing contracts at December 31, 1996 is comprised of future minimum contract payments receivable, net of unearned interest income. The interest rate implicit in term-use licensing contracts was 9.5% for contracts entered into during the years 1995 and 1996 and (unaudited) for the first quarter of 1997. Total minimum contract payments receivable at December 31, 1996 are as follows:

     1997........................................................... $  826,200
     1998...........................................................    394,100
     1999...........................................................    147,800
     2000...........................................................     48,000
     2001...........................................................     11,800
                                                                     ----------
                                                                      1,427,900
     Less unearned interest income..................................   (134,300)
                                                                     ----------
                                                                      1,293,600
     Less current portion...........................................   (742,000)
                                                                     ----------
     Non current portion............................................ $  551,600
                                                                     ==========

                        TSI INTERNATIONAL SOFTWARE LTD.

  There were no transactions during the three months ended March 31, 1997 which would significantly alter these receivables.

(4) CAPITAL ASSETS

 (a) Furniture, Fixtures, and Equipment

  Furniture, fixtures and equipment consist of the following:

                                   DECEMBER 31,
                              ------------------------   MARCH 31,   USEFUL LIFE
                                 1995         1996         1997         RANGE
                              -----------  -----------  -----------  -----------
                                                        (unaudited)
   Computer systems.........  $ 1,778,700  $ 2,421,700  $ 2,610,000   3-7 years
   Furniture and fixtures...      465,800      545,500      553,800   3-7 years
   Office equipment.........      302,800      325,800      331,400   3-7 years
   Leasehold improvements...      287,600      328,500      326,400  3-10 years
   Automobiles..............       59,000       99,900       97,600     5 years
                              -----------  -----------  -----------
                                2,893,900    3,721,400    3,919,200
   Less accumulated depreci-
    ation and amortization..   (1,980,900)  (2,417,000)  (2,567,900)
                              -----------  -----------  -----------
                              $   913,000  $ 1,304,400  $ 1,351,300
                              ===========  ===========  ===========

  Computer systems and equipment under capital leases, included in the above totals, net of accumulated depreciation, was $203,000, $56,200, and $64,300 as of December 31, 1995 and 1996 and (unaudited) March 31, 1997, respectively.

 (b) Purchased Software

  In 1990, the Company acquired software from Foretell Corporation which was available for sale to customers at the time of purchase. The cost of $1,484,200 was amortized over a five year period which ended in 1995. Amortization expense for years 1994 and 1995 was $291,000 and $272,100, respectively.

(5) LONG-TERM DEBT

  Since August 1994, the Company has had a line of credit facility with a bank. The underlying loan agreement, as amended, which expires in November 1998 and is partially guaranteed by the Connecticut Development Authority
(CDA): (a) provides for Company borrowings equal to the lesser of $4,000,000 or the sum of: (i) 80% of eligible accounts receivable, (ii) lesser percentages of certain other receivables; and (iii) the effective dollar amount of the guarantee of the CDA (approximately $600,000); (b) requires interest on borrowings at either the bank's prime rate plus 1.0% or the LIBOR rate plus 3.0%; (c) collateralizes all assets of the Company as security for the borrowings; (d) requires the Company to maintain several financial covenants; and (e) imposes other restrictions, including (i) prohibition on losses, cash dividends and key management changes and (ii) limitations on additional debt, mergers and acquisitions, stock repurchases and sales of assets (except in the normal course of business). The Company was in compliance with all financial covenants at December 31, 1996 but (unaudited) was not in compliance with the indebtedness to EBITDA ratio covenant at March 31, 1997. The Company has received a waiver for this non-compliance. This waiver pertained only to such non-compliance as of March 31, 1997. The covenant has been amended for subsequent periods and, because management considers it probable that the Company will be in compliance with this amended covenant for the twelve month period subsequent to March 31, 1997, the indebtedness under this credit facility has been classified as long-term debt. Had the amended covenant been in effect on March 31, 1997, the Company would have been in compliance with such amended covenant.

  All repayments are due at maturity. Borrowings based on prime can be prepaid without penalty.

                        TSI INTERNATIONAL SOFTWARE LTD.

  Borrowing costs and effective interest rates under this agreement were as follows:

                                                           THREE MONTHS ENDED
                              YEARS ENDED DECEMBER 31,          MARCH 31,
                             ----------------------------  --------------------
                               1994      1995      1996      1996       1997
                             --------  --------  --------  ---------  ---------
                                                               (unaudited)
   Interest expense........  $395,400  $368,300  $250,200  $  65,600  $  60,000
   Guarantee fees to CDA...    63,500    31,500    23,600      7,900      3,100
   Commitment fees.........     8,300    20,000    11,700      5,000        --
                             --------  --------  --------  ---------  ---------
                             $467,200  $419,800  $285,500  $  78,500  $  63,100
                             ========  ========  ========  =========  =========
   Effective interest rate.     10.13%    11.41%     9.51%     11.69%      8.41%
                             ========  ========  ========  =========  =========

(6) STOCKHOLDERS' (DEFICIENCY)

 (a) Recent Developments

  On May 8, 1997, the Board of Directors approved an IPO of the Company's common stock and in connection therewith also approved at the closing of the
IPO: (i) an increase in the number of authorized shares of common stock and preferred stock to 20,000,000 shares and 5,000,000 shares, respectively; and
(ii) a three-for-one common stock split. The accompanying financial statements have been retroactively adjusted to reflect this common stock split.

  Pursuant to the Company's Certificate of Incorporation, the closing of the IPO will cause the conversion of all preferred shares into 2,759,715 shares of common stock. In addition, on May 15, 1997, three new investors acquired a total of 50,000 shares of Series E convertible preferred stock at $20 a share. At the closing of the IPO, these shares will be converted into 150,000 shares of common stock. The accompanying unaudited pro forma balance sheet at March 31, 1997 has also been retroactively adjusted for the new investment and the conversion of all outstanding Preferred Stock.

  The Board of Directors also approved the following stock-based plans:

                             SHARES               FORMS OF ISSUANCES
        TYPE OF PLAN        RESERVED              OR GRANTS AWARDED
        ------------        ---------             ------------------
   Equity Incentive         1,125,000 Options, restricted shares and awards.
    (replacing the 1993                Grants (under the 1993 Plan) of 112,500
    Stock Option Plan)                 options at exercise prices from $5.00 to
                                       $6.67 a share.
   Directors Stock Option     225,000 Grants of 60,000 options at exercise price
                                       of $6.67 a share.
   Employee Stock Purchase    750,000 No grants made.
                            ---------
                            2,100,000
                            =========

 (b) Preferred and Common Stock

  The Company's Certificate of Incorporation authorizes 1,638,166 shares of preferred stock, and 3,888,166 shares of common stock, each with a par value of $.01 a share.

                        TSI INTERNATIONAL SOFTWARE LTD.

  All of the classes of Preferred Stock (a) have the right to vote on an as-converted basis; (b) convert into common stock; and (c) have certain anti-dilution rights. The authorized shares of preferred stock have been designated as follows:

   Series A Convertible Preferred Stock ("Series A stock")............   297,405
   Series B Convertible Preferred Stock ("Series B stock")............   115,761
   Series C Convertible Preferred Stock ("Series C stock")............   725,000
   Series D Convertible Preferred Stock ("Series D stock")............   364,469
   Undesignated.......................................................   135,531
                                                                       ---------
                                                                       1,638,166
                                                                       =========

  Upon liquidation, dissolution or winding up of the Company, before any distribution in respect of the Series A stock, Series B stock or common stock, the holders of the Series C stock are entitled to receive an amount equal to $6.00 a share plus any declared and unpaid dividends. In addition, the Series C stock is entitled to receive preferential non-cumulative dividends, when declared, at an annual per share amount of $0.48 through December 31, 1997 and cumulative dividends at $0.72 a share thereafter. The Series C stock may be redeemed at the Company's option after June 30, 1997 at $6.00 a share plus all accumulated and unpaid dividends. Further, before any distribution in respect of the common stock, the holders of shares of the Series B stock and subsequently the Series A stock are entitled to receive an amount equal to $13.39 a share plus any declared and unpaid dividends. In addition, the holders of the Series B and A stock are entitled to receive preferential non-cumulative dividends, when declared, at an annual per share amount of $1.07 through December 31, 1997 and cumulative dividends at $1.61 a share thereafter. The Series B and A stock may be redeemed at the Company's option after June 30, 1997 at $13.39 a share, plus all accumulated and unpaid dividends. No dividends have been or are required to be declared on these shares.

  At December 31, 1996 the following shares of preferred stock were outstanding:

   Series A stock....................................................... 297,405
   Series B stock....................................................... 115,761
   Series C stock....................................................... 447,803
                                                                         -------
     Total outstanding.................................................. 860,969
   Series B Stock issuable to prevent dilution..........................   8,936
                                                                         -------
                                                                         869,905
                                                                         =======

  Certain owners of preferred and common stock hold an aggregate of nine warrants to purchase Series D stock at $2.00 a share. The warrants expire in 2002 and, seven of which are not expected to be exercised prior to the proposed IPO. After the IPO, the remaining warrants are exercisable for 711,771 shares of common stock.

 (c) Stock Option Plan

  The Company maintains a 1993 Stock Option Plan ("Plan") which provides that the Company may grant options for employees to purchase up to 1,558,431 shares of the Company's common stock. Options issued to date have been granted at fair market value, as determined by the Company's Board of Directors. No options may be granted for a term greater than 10 years.

                        TSI INTERNATIONAL SOFTWARE LTD.

  Transactions under the Plan are summarized below:

                                                              1995      1996
                                                            --------  ---------
   Shares under option at January 1........................  739,767    919,857
   Options exercised.......................................  (71,160)       --
   Options granted.........................................  367,500    150,000
   Options canceled........................................ (116,250)    (6,000)
                                                            --------  ---------
   Shares under option at December 31......................  919,857  1,063,857
                                                            ========  =========
   Options exercisable at December 31......................  409,107    576,357
                                                            ========  =========

  Options were granted in 1995 and prior years at an exercise price of $0.33 a share and options were granted during 1996 at exercise prices of $0.67 and $1.67 a share. Substantially all options vest ratably over a four year period from the date of grant.

  There were 422,664 shares available for grant at December 31, 1996 and (unaudited) 27,000 options were granted at $1.67 a share during the three months ended March 31, 1997.

  As discussed in Note 1, the Company adopted SFAS No. 123 during 1996 and elected not to recognize compensation expense relating to employee stock options where the exercise price of the option equaled the fair value (as estimated by the Company) of the stock on the date of grant. As a non-public entity, the Company utilized the minimum value method to determine compensation based on the fair value of the options on the date of grant in accordance with SFAS No. 123. Following are the resultant pro forma amounts of net income and net income per share:

                                                              1995      1996
                                                            -------- ----------
   Net income -- as reported............................... $822,800 $1,227,900
   Net income -- pro forma................................. $819,500 $1,216,600
   Primary net income per share -- as reported............. $    .15 $      .20
   Primary net income per share -- pro forma............... $    .15 $      .20

  The pro forma effect on net income for 1995 and 1996 is not representative of the pro forma effect on net income in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1995.

  The fair value of each option granted in 1995 and 1996 was $.21 and $.87, respectively based on estimates on the date of grant using the modified Black-Scholes option pricing model using the following weighted average assumptions:

   Risk-free interest rate................................................ 6.27%
   Expected life in years.................................................    6
   Expected volatility....................................................    0%
   Expected dividend yield................................................    0%

(7) EMPLOYEE BONUS AND SAVINGS PLANS

  The Company maintains a bonus plan for all non-executive officer employees. The bonus plan is reviewed annually by the Board of Directors and provides for payments based upon a percentage of pretax income, as defined. Bonus payments of $40,000, $100,000, and $200,000 were authorized during 1994, 1995, and
1996, respectively.

                        TSI INTERNATIONAL SOFTWARE LTD.

  On July 1, 1990, the Company established a defined contribution plan under
Section 401(k) of the Internal Revenue Code which provides for voluntary employee salary deferrals but does not require Company matching funds. The defined contribution plan covers substantially all employees. Employees are eligible to contribute to the defined contribution plan upon completion of three months of service with the Company. Contributions are subject to established limitations as determined by the Internal Revenue Service. There have been no Company contributions to the plan to date.

(8) INCOME TAXES

  The provision for income taxes is composed solely of Federal Alternative Minimum Taxes (AMT). The AMT for the Company's fiscal year ended April 30, 1995 of $13,200 was prorated to calendar 1994 ($8,800) and 1995 ($4,400). The
AMT for the period May 1 to December 31, 1995 was approximately $32,000. The AMT for the year ended December 31, 1996 was approximately $36,200.

  At December 31, 1996, the Company had: (a) federal tax net operating loss carryforwards of $8,646,000 expiring between the years 2000 and 2009; (b) research and experimentation credits of $590,000 expiring between 2003 and 2008; and (c) AMT credit carryforwards of $68,100 which have no expiration date. Section 382 of the Internal Revenue Code imposes a limitation on the amount of tax loss carryforwards which can be utilized in any year after there has been a 50% or greater ownership change of the Company. The ownership change is based on the number of shares of stock or the aggregate market value of the stock within any consecutive three year period. Future years' utilization of the Company's tax loss carryforwards could be subject to this limitation.

  At December 31, 1995 and 1996, the components of net deferred taxes (utilizing a 41.4% combined tax rate) were:

                                                             1995       1996
                                                          ---------- ----------
   Deferred tax liabilities.............................. $1,306,900 $1,024,900
   Deferred tax assets, net of valuation allowances of
    $5,798,200 and $5,294,900 in 1995 and 1996...........  1,306,900 $1,024,900
                                                          ---------- ----------
     Net deferred taxes.................................. $      --         --
                                                          ========== ==========

  Significant temporary differences which give rise to deferred tax (a) liabilities and (b) assets are: (a) investment in licensing contracts receivable and depreciation; and (b) net operating loss carryforwards and deferred maintenance revenues.

  The decrease in the valuation allowance of $503,300 in 1996 is the result of the utilization of net operating loss carryforwards.

(9) ACCRUED EXPENSES

  Included in accrued expenses as of December 31, 1995 and 1996 and (unaudited) March 31, 1997 are compensation costs (regular payroll, bonus and profit sharing) of $336,500, $548,300 and $804,200, respectively.

                        TSI INTERNATIONAL SOFTWARE LTD.

(10) COMMITMENTS AND CONTINGENCIES

  The Company rents premises and furniture, fixtures and equipment under operating leases which expire at various dates through 2010.

  Future minimum payments, by year and in the aggregate, under operating and capital leases at December 31, 1996 are:

                                                           CAPITAL   OPERATING
                                                           --------  ----------
   1997................................................... $ 82,200  $  787,300
   1998...................................................   24,100     743,700
   1999...................................................    9,000     705,900
   2000...................................................      --      708,200
   2001...................................................      --      453,900
   Thereafter.............................................      --    1,404,300
                                                           --------  ----------
     Total................................................ $115,300  $4,803,300
                                                                     ==========
   Less amount representing interest......................  (10,200)
                                                           --------
     Present value of minimum capital lease payments...... $105,100
                                                           ========

  There were no significant modifications to the Company's portfolio of leases during the three months ended March 31, 1997.

  Certain of the aforementioned leases provide for additional payments relating to taxes and other operating expenses. Rental expense for the years ended December 31, 1994, 1995, and 1996 and (unaudited) the three months ended March 31, 1996 and 1997 under all operating leases aggregated approximately $770,900, $820,900, $717,300, $201,600, and $193,100, respectively.

(11) LITIGATION SETTLEMENT

  In April 1995 the Company received cash in settlement of a lawsuit which, after payment of legal expenses, resulted in a non-operating gain of $176,900.

                        TSI INTERNATIONAL SOFTWARE LTD.

                   NOTES TO FINANCIAL STATEMENTS--CONCLUDED

(12) CONDENSED QUARTERLY INFORMATION (UNAUDITED)

  The following condensed quarterly information has been prepared by management on a basis consistent with the Company's audited financial statements. Such quarterly information may not be indicative of future results. Amounts are in thousands, except per share data.

                                                              1995
                                                 -------------------------------
                                                  FIRST  SECOND   THIRD  FOURTH
                                                 QUARTER QUARTER QUARTER QUARTER
                                                 ------- ------- ------- -------
   Total revenues..............................  $3,897  $4,027  $4,070  $4,067
   Gross profit................................   2,993   3,161   3,538   3,444
   Net income..................................      92       3     568     160
   Net income per share........................  $  .02  $  --   $  .10  $  .03
   Weighted average number of common and common
    equivalent shares outstanding..............   5,624   5,624   5,672   5,695
                                                              1996
                                                 -------------------------------
                                                  FIRST  SECOND   THIRD  FOURTH
                                                 QUARTER QUARTER QUARTER QUARTER
                                                 ------- ------- ------- -------
   Total revenues..............................  $4,089  $4,236  $5,046  $5,633
   Gross profit................................   3,564   3,681   4,413   4,845
   Net income..................................     121     186     518     403
   Net income per share........................  $  .02  $  .03  $  .08  $  .06
   Weighted average number of common and common
    equivalent shares outstanding..............   5,695   5,847   6,152   6,243

  The sum of the quarterly per share amounts for 1996 does not agree to the respective annual amount due to rounding.

The inside back cover contains a chart depicting data transformation. The left side of the graphic contains pictures of 3 computers in a vertical row with a cube, pyramid and sphere, respectively next to the computer. Each drawing has an arrow emanating from it to an oval in the center of the graphic. The oval contains a vertical row of a cube, pyramid and sphere (in a vertical column) each with two arrows emanating from it and pointing to two other three dimensional shapes on the right side of the oval. The right side of the oval has two arrows emanating from it and pointing towards the right. The top arrow points to a piece of computer equipment with a three dimensional shape next to it and the bottom arrow points to a different piece of computer equipment with a three dimensional "pie" shape next to it.


             The TSI International Data Transformation Solution
                         for Integrating Applications

 . Concurrent transformation between multiple application sources and destinations

 . Support for any application, message or file format

 . Elimination of custom written interface programs

 . No modification to the underlying applications

 . Support for multiple protocols for data transport

 . Scalability and portability across a broad range of computing platforms

 . Execution in batch mode, real-time, stand-alone, or embedded within applications

                       [LOGO OF TST SOFT APPEARS HERE]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth expenses, other than the underwriting discount and commissions, to be paid by the Registrant in connection with this offering. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market filing fee:

      Securities and Exchange Commission registration fee............. $ 12,121
      NASD filing fee.................................................    4,500
      Nasdaq National Market filing fee...............................   40,665
      Accounting fees and expenses....................................  125,000
      Legal fees and expenses.........................................  300,000
      Printing and engraving expenses.................................  135,000
      Blue sky fees and expenses......................................   15,000
      Transfer agent and registrar fees and expenses..................   12,500
      Miscellaneous...................................................   55,214
                                                                       --------
        Total......................................................... $700,000
                                                                       ========

--------
 * To be filed by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  As permitted by the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law. As permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that (i) the Registrant is required to indemnify its directors and executive officers and the directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, (ii) to the fullest extent permitted by the Delaware General Corporation Law, the Registrant is required to advance all expenses, as incurred, to its directors and executive officers in connection with a legal proceeding (subject to certain exceptions), (iii) the rights conferred in the Bylaws are not exclusive, (iv) the Registrant may, in its discretion indemnify or advance expenses to persons whom the Registrant is not obligated to indemnify or advance expenses; (v) the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents or any person serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans and
(vi) the Registrant may not retroactively amend the Bylaw provisions relating to indemnification.

  The Registrant intends to enter into indemnity agreements with each of its directors and executive officers. The indemnity agreements provide that directors and executive officers will be indemnified and held harmless to the fullest possible extent permitted by law including against all expenses (including attorneys' fees), judgments, fines and settlement amounts paid or reasonably incurred by them in any action, suit or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors, officers, employees or agents of the Registrant or as directors, officers, employees or agents of any other company or enterprise when they are serving in such capacities at the request of the Registrant. The Registrant will not be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims
(i) initiated by the indemnified party and not by way of defense, except with respect to a proceeding authorized by the Board and successful proceedings brought to enforce a right to indemnification under the indemnity agreements,
(ii) for any amounts paid in settlement of a proceeding unless the Registrant consents to such settlement; (iii) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the Registrant pursuant to the provisions of (S)16(b) of the

Securities Exchange Act of 1934 and related laws; (iv) on account of conduct by an indemnified party that is finally adjudged to have been in bad faith or conduct that the indemnified party did not reasonably believe to be in, or not opposed to, the best interests of the Registrant; (v) on account of any criminal action or proceeding arising out of conduct that the indemnified party had reasonable cause to believe was unlawful; or (vi) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

  The indemnity agreement requires a director or executive officer to reimburse the Registrant for expenses advanced only to the extent it is ultimately determined that the director or executive officer is not entitled, under Delaware law, the Bylaws, his or her indemnity agreement or otherwise to be indemnified for such expenses. The indemnity agreement provides that it is not exclusive of any rights a director or executive officer may have under the Certificate of Incorporation, Bylaws, other agreements, any majority-in-interest vote of the stockholders or vote of disinterested directors, Delaware law, or otherwise.

  The indemnification provision in the Bylaws, and the indemnity agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant's directors and executive officers for liabilities arising under the Securities Act.

  As authorized by the Registrant's Bylaws, the Registrant, with approval by the Registrants Board, is seeking, and expects to obtain, directors and officers liability insurance.

  Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

      DOCUMENT                                                    EXHIBIT NUMBER
      --------                                                    --------------
      Form of Underwriting Agreement.............................      1.01
      Registrant's Certificate of Incorporation..................      3.01
      Registrant's Bylaws........................................      3.04
      1989 Stock Purchase Agreement, as amended..................      4.03
      Form of Indemnification Agreement..........................     10.06

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  The following table sets forth information regarding all securities sold by the Registrant and its Connecticut predecessor since May 1, 1994.

                                                                         AGGREGATE
                                                                NUMBER    PURCHASE     FORM OF
  CLASS OF PURCHASERS    DATE OF SALE   TITLE OF SECURITIES    OF SHARES   PRICE    CONSIDERATION
  -------------------    ------------   -------------------    --------- ---------- -------------
Officers, directors and  05/94-05/97  Options to Purchase       772,500         --       --
employees                             Shares of Common Stock
                                      granted under the
                                      Company's 1993 Stock
                                      Option Plan (1)
Officers, directors and  05/94-05/97  Common Stock purchased     71,910  $   23,970     cash
employees                             upon exercise of stock
                                      options
Mitsui & Co., Ltd.,      May 15, 1997 Series E Convertible       50,000  $1,000,000     cash
Mitsui Knowledge                      Preferred Stock
Industry Co., Ltd. and
Nippon Venture Capital
Co., Ltd.

--------
(1) With respect to the grant of stock options, exemption from registration under the Securities Act was unnecessary in that none of such transactions involved a "sale" of securities as such term is used in Section 2(3) of the Securities Act.

  All sales of Common Stock made pursuant to the exercise of stock options granted under the Registrant's stock option plan and issuances to independent contractors were made pursuant to the exemption from the registration requirements of the Securities Act afforded by Rule 701 promulgated under the Securities Act.

  All other sales were made in reliance on Registration S promulgated under the Securities Act or Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. This sale was made to three purchasers, two of which are affiliated, in connection with a distribution arrangement without general solicitation or advertising. The purchasers were not United States residents and were sophisticated investors with access to all relevant information necessary to evaluate the investment who represented to the Registrant that the shares were being acquired for investment.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) The following exhibits are filed herewith:

   EXHIBIT
   NUMBER                              EXHIBIT TITLE
   -------                             -------------
     1.01  --Form of Underwriting Agreement.+
     3.01  --Registrant's Certificate of Incorporation.+
     3.02  --Form of Amended and Restated Certificate of Incorporation to be
             filed after the consummation of this offering.+
     3.03  --Registrant's Bylaws.+
     4.01  --Form of Specimen Certificate for Registrant's Common Stock.+
     4.02  --Stockholders Agreement dated as of June 1, 1989, as amended.+
     4.03  --1989 Stock Purchase Agreement dated as of June 1, 1989, as amended.+
     5.01  --Opinion of Fenwick & West LLP regarding legality of the securities being issued.+
    10.01  --Registrant's 1993 Stock Option Plan and related documents.+
    10.02  --Registrant's 1997 Equity Incentive Plan.+
    10.03  --Registrant's 1997 Directors Stock Option Plan.+
    10.04  --Registrant's 1997 Employee Stock Purchase Plan.+
    10.05  --Registrant's Profit Participation Plan.+
    10.06  --Form of Indemnification Agreement to be entered into by Registrant with each of its directors and executive officers.+
    10.07  --Lease Agreement dated as of January 2, 1990 between Registrant and
             Robert D. Scinto, as amended.+
    10.08  --Office Building Lease dated as of February 4, 1994 between
             Registrant and American National Bank and Trust Company of Chicago,
             not individually but solely as Trustee under Trust No. 42978, as amended.+
    10.09  --Lease Agreement dated as of July 1, 1996 between Registrant and
             Boca Corners, L.P., Ltd., as amended.+
    10.10  --Credit Agreement dated as of July 31, 1994 between Registrant and
             The Bank of New York, as amended.
    10.11  --Security Agreement dated as of July 31, 1994 between Registrant and The Bank of New York.+
    10.12  --Guarantee Agreement dated as of August 22, 1994 by and between the
             Connecticut Development Authority and The Bank of New York, as
             amended.+

   EXHIBIT
   NUMBER                              EXHIBIT TITLE
   -------                             -------------
    10.13  --Letter Agreement, between Registrant and Constance Galley.+
    10.14  --Letter Agreement dated as of December 5, 1995 between Registrant and Eric Amster.+
    10.15  --Letter Agreement dated as of October 5, 1995, between Registrant and Ira Gerard.+
    10.16  --Letter Agreement dated as of January 1, 1994 between Registrant and Edward Watson.+
    10.17  --Letter Agreement dated as of October 1, 1994, between Registrant and Saydean Zeldin.+
    10.18  --Series E Preferred Stock Purchase Agreement dated as of May 15,
             1997 between the Company and the Purchasers named therein.+
    23.01  --Consent of Fenwick & West LLP (included in Exhibit 5.01).+
    23.02  --Consent of KPMG Peat Marwick LLP, Independent Accountants.
    27.01  --Financial Data Schedule (EDGAR version only).+
    24.01  --Power of Attorney (see Page II-6 of this Registration Statement).+

--------
* To be filed by amendment.
+ Previously filed.

  (b) The following financial statement schedule is filed herewith:

    Schedule II -- Valuation and Qualifying Accounts

  Other financial statement schedules are omitted because the information called for is not required or is shown either in the Financial Statements or the Notes thereto.

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilton, State of Connecticut, on the 26th day of June, 1997.

                                          TSI INTERNATIONAL SOFTWARE LTD.


                                          By:     /s/ Constance F. Galley
                                             ---------------------------------
                                                    CONSTANCE F. GALLEY
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                          OFFICER

  In accordance with the requirements of the Securities Act, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.


                NAME                            TITLE                DATE
                ----                            -----                ----

PRINCIPAL EXECUTIVE OFFICER:

       /s/ Constance F. Galley          President, Chief        June 26, 1997
_____________________________________    Executive Officer
         CONSTANCE F. GALLEY             and a Director


PRINCIPAL FINANCIAL AND PRINCIPAL ACCOUNTING OFFICER:

          /s/ Ira A. Gerard             Vice President,         June 26, 1997
_____________________________________    Finance and
            IRA A. GERARD                Administration and
                                         Chief Financial
                                         Officer



                NAME                            TITLE                DATE
                ----                            -----                ----

DIRECTORS:

                  *                     Director                June 26, 1997
_____________________________________
         STEWART K.P. GROSS


                  *                     Director                June 26, 1997
_____________________________________
           ERNEST E. KEET


                  *                     Director                June 26, 1997
_____________________________________
           JOHN J. PENDRAY


                  *                     Director                June 26, 1997
_____________________________________
           DENNIS G. SISCO


*          /s/ Ira Gerard               Attorney-in-Fact        June 26, 1997
_____________________________________
             IRA GERARD


                    INDEPENDENT AUDITORS' REPORT ON SCHEDULE

The Board of Directors
 TSI International Software Ltd.

  The audits referred to in our report dated April 14, 1997 included the related financial statement schedule for the years ended December 31, 1994, 1995, and 1996, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion of this financial statement schedule based on our audits.

  In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

                                          KPMG Peat Marwick LLP

Stamford, Connecticut
April 14, 1997

                         TSI INTERNATIONAL SOFTWARE LTD

                          FINANCIAL STATEMENT SCHEDULE

                       VALUATION AND QUALIFYING ACCOUNTS

                                     CHARGED                            BALANCE
                          BALANCE AT TO COSTS CHARGED TO                 AT END
                          BEGINNING    AND       OTHER                     OF
      DESCRIPTION         OF PERIOD  EXPENSES ACCOUNTS(1) DEDUCTIONS(2)  PERIOD
      -----------         ---------- -------- ----------- ------------- --------
Allowance for Doubtful
 Accounts Receivable:
Year ended December 31,
 1994...................   $399,600  $99,000    $96,600     $(443,100)  $152,100
Year ended December 31,
 1995...................    152,100   65,000     65,800      (124,800)   158,100
Year ended December 31,
 1996...................    158,100  431,700      1,400      (271,300)   319,900
Three months ended March
 31, 1996...............    158,100   17,500        --        (14,100)   161,500
Three months ended March
 31, 1997...............    319,900   19,900     94,000      (145,000)   288,800

--------
(1) Recoveries of balances previously written off.
(2) Write-offs of receivables and reversals of unneeded balances.

                                 EXHIBIT INDEX

   EXHIBIT
   NUMBER                              EXHIBIT TITLE
   -------                             -------------
     1.01  --Form of Underwriting Agreement.+
     3.01  --Registrant's Certificate of Incorporation.+
     3.02  --Form of Amended and Restated Certificate of Incorporation to be
             filed after the consummation of this offering.+
     3.03  --Registrant's Bylaws.+
     4.01  --Form of Specimen Certificate for Registrant's Common Stock.+
     4.02  --Stockholders Agreement dated as of June 1, 1989, as amended.+
     4.03  --1989 Stock Purchase Agreement dated as of June 1, 1989, as amended.+
     5.01  --Opinion of Fenwick & West LLP regarding legality of the securities being issued.+
    10.01  --Registrant's 1993 Stock Option Plan and related documents.+
    10.02  --Registrant's 1997 Equity Incentive Plan.+
    10.03  --Registrant's 1997 Directors Stock Option Plan.+
    10.04  --Registrant's 1997 Employee Stock Purchase Plan.+
    10.05  --Registrant's Profit Participation Plan.+
    10.06  --Form of Indemnification Agreement to be entered into by Registrant with each of its directors and executive officers.+
    10.07  --Lease Agreement dated as of January 2, 1990 between Registrant and
             Robert D. Scinto, as amended.+
    10.08  --Office Building Lease dated as of February 4, 1994 between
             Registrant and American National Bank and Trust Company of Chicago,
             not individually but solely as Trustee under Trust No. 42978, as amended.+
    10.09  --Lease Agreement dated as of July 1, 1996 between Registrant and
             Boca Corners, L.P., Ltd., as amended.+
    10.10  --Credit Agreement dated as of July 31, 1994 between Registrant and
             The Bank of New York, as amended.
    10.11  --Security Agreement dated as of July 31, 1994 between Registrant and The Bank of New York.+
    10.12  --Guarantee Agreement dated as of August 22, 1994 by and between the
             Connecticut Development Authority and The Bank of New York, as
             amended.+
    10.13  --Letter Agreement, between Registrant and Constance Galley.+
    10.14  --Letter Agreement dated as of December 5, 1995 between Registrant and Eric Amster.+
    10.15  --Letter Agreement dated as of October 5, 1995, between Registrant and Ira Gerard.+
    10.16  --Letter Agreement dated as of January 1, 1994 between Registrant and Edward Watson.+
    10.17  --Letter Agreement dated as of October 1, 1994, between Registrant and Saydean Zeldin.+
    10.18  --Series E Preferred Stock Purchase Agreement dated as of May 15,
             1997 between the Company and the Purchasers named therein.+
    23.01  --Consent of Fenwick & West LLP (included in Exhibit 5.01).+
    23.02  --Consent of KPMG Peat Marwick LLP, Independent Accountants.
    27.01  --Financial Data Schedule (EDGAR version only).+
    24.01  --Power of Attorney (see Page II-6 of this Registration Statement).+

--------
* To be filed by amendment.
+ Previously filed.